Exhibit 2.1

Execution Version

PURCHASE AGREEMENT

among

ABM INDUSTRIES INCORPORATED,

CROWN BUILDING MAINTENANCE CO.,

CROWN ENERGY SERVICES, INC.,

PAUL BOSCHETTO,

MICHAEL BOSCHETTO,

and

PAUL BENSI

August 25, 2021

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(continued)

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(continued)

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(continued)

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ANNEXES

Annex A – Certain Definitions

SCHEDULES

Schedule 2.3(a) – Maintenance Gross Purchase Price and Energy Gross Purchase Price

Schedule 2.5(h) – Continuing Related Party Transactions

Schedule 2.8(f) – Accounting Principles

Schedule 6.1 – Conduct of Business

Schedule 6.8(h) – Restricted Executive

Schedule 6.13(a) – Restrictive Covenant Exceptions

Schedule 6.10 – Pre-Closing Transfers

Schedules 6.13, 6.13(a) and 6.13(a)(ii) – Restrictive Covenants

Schedule 11.2 – Indemnified Matters

Schedule 12.2 – Notice – Group Companies, the Sellers and the Sellers’ Representative

Schedule A (Indebtedness) – Certain Indebtedness

Schedule A (Transaction Expenses) – Certain Transaction Expenses

EXHIBITS

Exhibit A – Sample Calculation

Exhibit B – Form of Folsom Street Lease Agreement

Exhibit C – Form of Escrow Agreement

Exhibit D – Sample Deferred Tax Liability

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PURCHASE AGREEMENT

This Purchase Agreement (the “Agreement”) is made as of August 25, 2021, by and among ABM Industries Incorporated, a Delaware corporation (“Buyer”), Crown Building Maintenance Co., a California corporation (“Maintenance”), Crown Energy Services, Inc., a California corporation (“Energy” and, together with Maintenance, the “Group Companies” and, each, a “Group Company”), Paul Boschetto (“PBo” and, in his capacity as the representative of the Sellers hereunder, the “Sellers’ Representative”), Michael Boschetto (“MBo” and, together with PBo, the “Maintenance Sellers”), Paul Bensi (“PBe” and, together with PBo and MBo, the “Energy Sellers”) and, solely for the limited purposes set forth herein, the individuals listed on Schedule 6.8(h) and Schedule 6.13. The Maintenance Sellers and the Energy Sellers are collectively referred to herein as the “Sellers.” Capitalized terms used in this Agreement and not otherwise defined shall have the respective meanings given to such terms in Annex A hereto.

W I T N E S S E T H

WHEREAS, the Maintenance Sellers collectively own 100% of the issued and outstanding stock of Maintenance (the “Maintenance Shares”) and the Energy Sellers collectively own 100% of the issued and outstanding stock of Energy (the “Energy Shares” and collectively with the Maintenance Shares, the “Shares”); and

WHEREAS, Buyer desires to purchase from each Seller, and each Seller desires to sell to Buyer, all of his respective Shares so that Buyer becomes the owner of all of the issued and outstanding equity interests in each of the Group Companies, all upon the terms and subject to the conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE I
CERTAIN RULES OF CONSTRUCTION

Section 1.1            Interpretation and Rules of Construction. Except as otherwise specified to the contrary, for purposes of this Agreement, the following rules of interpretation shall apply: (a) a reference to a Section, Article, Exhibit, Annex or Schedule shall mean a Section or Article of, or Annex, Schedule or Exhibit to, this Agreement, unless another agreement is specified, (b) the words “including” and “include” shall be construed as “including without limitation” or “include without limitation,” as the case may, (c) references to a particular statute or regulation shall include all rules and regulations thereunder and any predecessor or successor statute, rules or regulations, in each case as amended or otherwise modified from time to time, (d) words in the singular or plural form shall include the plural and singular form, respectively, (e) references to gender shall include both genders, (f) words such as “herein,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires, (g) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement, (h) references to documents or other materials “provided” or “made available” to Buyer or similar phrases shall mean that such documents or other materials were present at least two Business Days prior to the date of this Agreement (and continue to be so present) in the electronic data room to which Buyer and its Representatives have access, (i) accounting terms shall have the meanings given to them by GAAP (unless otherwise specified), (j) all references to “$” shall be deemed references to United States dollars, (k) the words “or,” “any” or “either” shall not be exclusive, (l) references to any Contract shall mean as amended, supplemented or modified, (m) the word “day” shall mean a calendar day (unless otherwise specified), and (n) when calculating periods of time before which, within which or following which any act is to be done pursuant to this Agreement, the date that is the reference date in calculating that period shall be excluded, and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. Unless otherwise specified herein, (i) each representation, warranty or obligation of a Group Company set forth in this Agreement is a several, and not joint, representation, warranty or obligation of the applicable Group Company and (ii) each representation, warranty or obligation of a Seller or the Sellers set forth in this Agreement is a several, and not joint, representation, warranty or obligation of the applicable Seller.

ARTICLE II
PURCHASE AND SALE OF SHARES

Section 2.1             The Purchase and Sale.

(a)           Shares. At the Closing, on and subject to the terms and conditions of this Agreement, each of the Sellers shall, severally and not jointly, sell, transfer and deliver to Buyer (or a wholly owned direct or indirect Subsidiary thereof designated by Buyer), and Buyer (or a wholly owned direct or indirect Subsidiary thereof designated by Buyer) shall purchase and accept from each of the Sellers, all of such Seller’s Shares, free and clear of all Encumbrances other than those imposed by applicable securities Laws or created by Buyer or because of Buyer’s actions or identity.

Section 2.2            The Closing. The closing of the purchase and sale of the Shares (the “Closing”) shall take place remotely or at the offices of Morrison & Foerster LLP at 425 Market Street, San Francisco, California 94105, at 9:00 a.m. Pacific time on a date no later than three (3) Business Days following the satisfaction or waiver of the conditions set forth in Article VIII and Article IX (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing); provided, that, notwithstanding the foregoing, if the Closing would otherwise occur on a day in September 2021 that is not the last Business Day of such month, the Closing will instead occur on the last Business Day of September 2021, or such other date or time as the parties hereto may mutually agree in writing. The Closing will be deemed to occur and be effective at 12:01 a.m. Pacific time on the Closing Date.

Section 2.3            Aggregate Gross Purchase Price.

(a)          Aggregate Purchase Price. Buyer’s aggregate base purchase price for all of the Shares is $830,000,000 (the “Aggregate Gross Purchase Price”), which amount shall be allocated to (i) the Maintenance Shares (the gross amount so allocated, the “Maintenance Gross Purchase Price”) and (ii) the Energy Shares (the gross amount so allocated, the “Energy Gross Purchase Price” and each of the Maintenance Gross Purchase Price and Energy Gross Purchase Price, a “Gross Purchase Price”) as provided in Schedule 2.3(a). All such amounts shall be subject to the adjustments set forth in this Agreement.

(b)           Closing Purchase Price. With respect to the applicable Group Company, the purchase price to be paid at the Closing for the Maintenance Shares (the “Maintenance Closing Purchase Price”) and the Energy Shares (the “Energy Closing Purchase Price” and each of the Maintenance Closing Purchase Price and the Energy Closing Purchase Price, a “Closing Purchase Price”), subject to the terms of and as provided for in this Agreement, shall be equal to the following (in each case, for such Group Company only):

(i)             the Gross Purchase Price, plus

(ii)           any Closing Cash, minus

(iii)          any Closing Indebtedness, plus

(iv)          any Net Working Capital Surplus, minus

(v)           any Net Working Capital Deficit, minus

(vi)          any Transaction Expenses;

provided, that for purposes of the payments to be made at the Closing such amounts shall be as estimated or calculated by the applicable Group Company and set forth in the Closing Report pursuant to Section 2.8(a) for the applicable Group Company, and further shall be subject to adjustment after the Closing in accordance with Section 2.8. Notwithstanding anything in this Agreement to the contrary, in no event shall any amount be included in the calculation of more than one of the components of the Closing Purchase Price or Final Aggregate Purchase Price.

Each Group Company’s Closing Purchase Price shall be paid in accordance with Section 2.4 and Section 2.6.

Section 2.4            Payment. At the Closing, upon the terms and subject to the conditions of this Agreement, Buyer shall pay the following in exchange for the Maintenance Shares and the Energy Shares as applicable:

(a)           In cash to each Maintenance Seller, the Maintenance Per Share Amount for each Maintenance Share owned by such Maintenance Seller as of immediately prior to the Closing; provided, that portions of the consideration that would otherwise be payable at the Closing to each Maintenance Seller, equal to such Maintenance Seller’s Maintenance Pro Rata Share of each of (A) the Maintenance Reserve Amount, (B) the Maintenance Adjustment Escrow Amount, (C) the Special Multiemployer Plans Maintenance Escrow Amount, and (D) the Special Withdrawal Liability Maintenance Escrow Amount, shall be withheld at the Closing from the cash amount otherwise payable to such Maintenance Seller in accordance with this Section 2.4(a) and shall constitute a portion of the Maintenance Reserve Amount, the Maintenance Adjustment Escrow Amount, the Special Multiemployer Plans Maintenance Escrow Amount or the Special Withdrawal Liability Maintenance Escrow Amount, as applicable, and be delivered to the Sellers’ Representative or the Escrow Agent in accordance with Section 2.6 or Section 2.7, as the case may be, which amounts will be subject to the terms and conditions of this Agreement.

(b)           In cash to each Energy Seller, the Energy Per Share Amount for each Energy Share owned by such Energy Seller as of immediately prior to the Closing; provided, that portions of the consideration that would otherwise be payable at the Closing to each Energy Seller, equal to such Energy Seller’s Pro Rata Share of each of (A) the Energy Reserve Amount, (B) the Energy Adjustment Escrow Amount, (C) the Special Multiemployer Plans Energy Escrow Amount, and (D) the Special Withdrawal Liability Energy Escrow Amount, shall be withheld at the Closing from the cash amount otherwise payable to such Energy Seller in accordance with this Section 2.4(b) and shall constitute a portion of the Energy Reserve Amount, the Energy Adjustment Escrow Amount, the Special Multiemployer Plans Energy Escrow Amount, or the Special Withdrawal Liability Energy Escrow Amount, as applicable, and be delivered to the Sellers’ Representative or the Escrow Agent in accordance with Section 2.6 or Section 2.7, as the case may be, which amounts will be subject to the terms and conditions of this Agreement.

Section 2.5            Closing Deliveries. At the Closing, the following shall occur:

(a)           each Maintenance Seller and each Energy Seller shall deliver to Buyer certificates representing the Maintenance Shares or the Energy Shares, as applicable, duly endorsed in blank or accompanied by powers of attorney duly endorsed in blank in proper form for transfer, with appropriate transfer stamps, if any, affixed, or, if any such certificate cannot be located, the applicable Seller shall deliver to Buyer an affidavit of loss for such certificate (which shall include a customary indemnity but shall not include the requirement to post a bond);

(b)           Buyer shall deliver the Reserve Amounts to the Sellers’ Representative;

(c)           Buyer shall deliver the Aggregate Escrow Amount to the Escrow Agent;

(d)           Buyer shall deliver the cash amounts payable in accordance with Section 2.4 by wire transfer of immediately available funds to bank accounts using instructions delivered to Buyer by each Seller prior to the Closing;

(e)           Buyer shall pay, by wire transfer of immediately available funds, (i) in accordance with wire instructions provided by each payee thereof or (ii) with respect to Transaction Expenses required to be paid to employees of a Group Company or any Subsidiary of a Group Company, via the applicable payroll of such Group Company or Subsidiary, on behalf of the applicable Group Company or Subsidiary, the Transaction Expenses of each Group Company or Subsidiary of such Group Company that are due and payable at the Closing and (if not previously paid) the Prorated Portion of the annual bonus to be paid at or prior to the Closing to the Specified Persons as contemplated by Schedule 6.1 (and such amounts, to the extent not paid prior to the Closing, will constitute a Transaction Expense and will be paid pursuant to Section 2.5(e)(ii)); provided, in the case of such Prorated Portions, that the Group Companies shall have prepared a payroll run for such amounts prior to the Closing Date;

(f)            Buyer shall repay, or cause to be repaid, the Funded Indebtedness by wire transfer of immediately available funds in accordance with wire transfer instructions set forth in payoff letters with respect to the Funded Indebtedness provided to Buyer by the Sellers not fewer than three Business Days prior to the Closing Date (which such payoff letters shall (i) be in form and substance reasonably satisfactory to Buyer and (ii) include the payoff amount of such Funded Indebtedness and shall provide that Encumbrances, if any, granted in connection therewith shall, upon the payment of the amount set forth therein at the Closing, be released and terminated);

(g)           each Seller, Buyer and the Sellers’ Representative shall deliver to each other executed copies of each of the Transaction Documents and such other documents as are contemplated to be delivered by such Person pursuant to Article VIII and Article IX;

(h)           each Seller shall deliver to Buyer reasonable evidence of the termination of all Related Party Transactions to which such Seller is a party (excluding those listed on Schedule 2.5(h)) and all obligations and liabilities of the Group Companies and their Subsidiaries thereunder;

(i)            the Group Companies shall deliver to Buyer a final invoice with respect to the Engagement Letter, dated February 5, 2021, between the Group Companies and Stifel, Nicolaus & Company, Incorporated (which shall be in full satisfaction of all amounts payable thereunder, but shall not affect the Group Companies’ obligations under the indemnification provisions of such Engagement Letter); and

(j)            each Seller shall deliver to Buyer a duly executed IRS Form W-9.

Section 2.6             Reserve Amount.

(a)           At the Closing, Buyer shall withhold, in accordance with Section 2.4:

(i)            an aggregate of $200,000 (the “Maintenance Reserve Amount”) from the Maintenance Closing Purchase Price otherwise payable pursuant to Section 2.4(a); and

(ii)           an aggregate of $200,000 (the “Energy Reserve Amount” and, each, a “Reserve Amount”) from the Energy Closing Purchase Price otherwise payable pursuant to Section 2.4(b).

(b)           On the Closing Date, in accordance with Section 2.5(b), Buyer shall deposit the Maintenance Reserve Amount and the Energy Reserve Amount with the Sellers’ Representative. The Reserve Amounts shall be governed by Section 12.5(e).

Section 2.7             Escrow Amounts.

(a)           At the Closing, Buyer shall withhold, in accordance with Section 2.4:

(i)            an aggregate of $1,575,000 (the “Maintenance Adjustment Escrow Amount”) from the Maintenance Closing Purchase Price otherwise payable pursuant to Section 2.4(a); and

(ii)           an aggregate of $1,925,000 (the “Energy Adjustment Escrow Amount” and, each, an “Adjustment Escrow Amount”) from the Energy Closing Purchase Price otherwise payable pursuant to Section 2.4(b).

(b)           At the Closing, Buyer shall withhold, in accordance with Section 2.4:

(i)            an amount equal to the aggregate of the Applicable Escrow Portions for Maintenance (if any) set forth on Schedule 11.2(a) (as may be adjusted prior to Closing pursuant to Section 11.6(a)) (the “Special Multiemployer Plans Maintenance Escrow Amount”) and an amount equal to the aggregate of the Applicable Escrow Portions for Maintenance (if any) set forth on Schedule 11.2(b) (as may be adjusted prior to Closing pursuant to Section 11.6(a)) (the “Special Withdrawal Liability Maintenance Escrow Amount”) from the Maintenance Closing Purchase Price otherwise payable pursuant to Section 2.4(a); and

(ii)           an amount equal to the aggregate of the Applicable Escrow Portions for Energy (if any) set forth on Schedule 11.2(a) (as may be adjusted prior to Closing pursuant to Section 11.6(a)) (the “Special Multiemployer Plans Energy Escrow Amount” and together with the Special Multiemployer Plans Maintenance Escrow Amount, the “Special Multiemployer Plans Escrow Amount”) and an amount equal to the aggregate of the Applicable Escrow Portions for Energy (if any) set forth on Schedule 11.2(b) (as may be adjusted prior to Closing pursuant to Section 11.6(a)) (the “Special Withdrawal Liability Energy Escrow Amount” and, together with the Special Withdrawal Liability Maintenance Escrow Amount, the “Special Withdrawal Liability Escrow Amount”) from the Energy Closing Purchase Price otherwise payable pursuant to Section 2.4(b) (the Special Multiemployer Plans Escrow Amount and the Special Withdrawal Liability Escrow Amount, together with the Adjustment Escrow Amounts, collectively, the “Aggregate Escrow Amount”).

(c)           On the Closing Date, in accordance with Section 2.5(c), Buyer shall deposit each of the Maintenance Adjustment Escrow Amount, the Energy Adjustment Escrow Amount, the Special Multiemployer Plans Maintenance Escrow Amount, the Special Multiemployer Plans Energy Escrow Amount, the Special Withdrawal Liability Maintenance Escrow Amount and the Special Withdrawal Liability Energy Escrow Amount into separate escrow accounts (the “Escrow Accounts”) with the Escrow Agent pursuant to the provisions of the Escrow Agreement. The Adjustment Escrow Amounts shall be used only for purposes of any payments payable pursuant to Section 2.8, and the Special Multiemployer Plans Escrow Amount and Special Withdrawal Liability Escrow Amount shall be used only for purposes of any payments payable to Buyer pursuant to Article XI.

Section 2.8             Closing Estimates; Adjustment to Purchase Price.

(a)            No later than four (4) Business Days prior to the Closing Date, each Group Company shall prepare and deliver to Buyer estimates of the following items, in each case with respect to itself only (each, a “Closing Report”):

(i)            each of Closing Cash, Net Working Capital (and the components thereof), Net Working Capital Surplus or Net Working Capital Deficit, Closing Indebtedness, and Transaction Expenses for such Group Company;

(ii)           the Closing Purchase Price for such Group Company and the Maintenance Per Share Amount or Energy Per Share Amount, as applicable;

(iii)         each applicable Seller’s applicable Pro Rata Share (expressed in US Dollars) of the applicable Reserve Amount, the applicable Adjustment Escrow Amount, the Special Multiemployer Plans Energy Escrow Amount or the Special Multiemployer Plans Maintenance Escrow Amount, as applicable, and the Special Withdrawal Liability Energy Escrow Amount or the Special Withdrawal Liability Maintenance Escrow Amount, as applicable; and

(iv)          the amount payable at the Closing to each applicable Seller, and including each such Seller’s applicable Pro Rata Share (expressed as a percentage),

in substantially the form set forth on Exhibit A (which exhibit sets forth sample calculations for each Group Company based upon the Aggregate Gross Purchase Price before any adjustments). Prior to the Closing, Buyer shall be entitled to review each Closing Report and to submit comments thereon to the Group Companies, and the Group Companies shall consider such comments in good faith. The Group Companies and Buyer shall cooperate in good faith to resolve any differences that they may have with respect to the calculation of any of the items set forth in Sections 2.8(a)(i)-(iv); provided, that if the Group Companies and Buyer are unable to resolve any such differences, the amounts reflected in the applicable Closing Report shall be used for purposes of calculating the amounts to be paid by Buyer at the Closing pursuant to Section 2.5. Buyer’s delivery of any comments thereto (or failure to do so) shall not be deemed to constitute any waiver or release of any of Buyer’s rights under this Agreement.

(b)           As soon as practicable following the Closing Date (but in no event later than ninety (90) days thereafter), Buyer shall prepare and deliver to the Sellers’ Representative, for each Group Company, in each case as of 12:01 a.m. Pacific time on the Closing Date, (i) an unaudited balance sheet and (ii) Buyer’s calculation of such Group Company’s Net Working Capital (and the components thereof), Closing Cash, Closing Indebtedness, and Transaction Expenses (the “Adjusted Calculations”).

(c)          The Sellers’ Representative shall have sixty (60) days following receipt of the Adjusted Calculations delivered pursuant to Section 2.8(b) during which to notify Buyer of any dispute of any item contained therein with respect to the applicable Group Company, which notice (a “Dispute Notice”) shall (i) set forth in reasonable detail the basis for such dispute and (ii) include the Sellers’ Representative’s calculation of each such disputed item of the Adjusted Calculations. Buyer and the Sellers’ Representative shall cooperate in good faith to resolve any such dispute as promptly as possible, and upon such resolution, the Adjusted Calculations shall be prepared by Buyer and the Sellers’ Representative jointly (reflecting (A) for items included in the Dispute Notice, such agreed upon resolutions, and (B) for all other items, Buyer’s calculations set forth in the Adjusted Calculations delivered by Buyer to the Sellers’ Representative pursuant to Section 2.8(b)) and shall be final and binding for purposes of this Section 2.8 and shall constitute the Final Closing Calculations Schedule. During such sixty (60) day period, Buyer and the Group Companies shall, upon reasonable advance notice from the Sellers’ Representative to Buyer, provide the Sellers’ Representative with reasonable access (in a manner that does not unreasonably interfere with the normal business operations of Buyer and the Group Companies) to the books and records of Buyer, the Group Companies and their Subsidiaries relating to the calculation of the Adjusted Calculations (except that Buyer will not be required to provide access to work papers of the independent accountants of Buyer and the Group Companies unless and until the Sellers’ Representative has signed a customary confidentiality and hold harmless agreement relating to such access in form and substance reasonably satisfactory to such independent accountants), and to Buyer’s Representatives involved in the preparation of the Adjusted Calculations on behalf of Buyer, for the purpose of enabling the Sellers’ Representative to review the Adjusted Calculations. If the Sellers’ Representative does not notify Buyer of any such dispute within such sixty (60) day period or provides written acceptance to Buyer of such Adjusted Calculations within such period, in each case with respect to the applicable Group Company, then the Adjusted Calculations delivered to the Sellers’ Representative pursuant to Section 2.8(b) for such Group Company shall be final and binding upon the parties and shall constitute the Final Closing Calculations Schedule for such Group Company.

(d)           If Buyer and the Sellers’ Representative are unable to resolve any dispute regarding the Adjusted Calculations delivered pursuant to Section 2.8(b) in respect of a Group Company within sixty (60) days following Buyer’s receipt of notice of such dispute pursuant to Section 2.8(c), then such dispute shall be submitted to, and all issues having a bearing on such dispute shall be resolved by a reputable national independent accounting firm (the “Arbitrator”). The Arbitrator shall be designated by Buyer and the Sellers’ Representative by mutual agreement, provided, that if Buyer and the Sellers’ Representative fail to so mutually agree, then following demand by either Buyer or the Sellers’ Representative the Arbitrator shall be as designated by a panel of two reputable national independent accounting firms, one of which is selected by Buyer and the other of which is selected by the Sellers’ Representative. In such case Buyer and the Sellers’ Representative shall each designate an accounting firm, other than any accounting firm currently engaged by them to certify their respective financial statements, within ten (10) days after demand of Buyer or the Sellers’ Representative, and their respective designated firms shall mutually designate the Arbitrator within ten (10) days thereafter.

(e)           In resolving any such dispute in respect of a Group Company, the Arbitrator, acting in accordance with Section 2.8(f), shall consider only those items or amounts in the Adjusted Calculations as to which the Sellers’ Representative has timely delivered a Dispute Notice pursuant to Section 2.8(c). Buyer and the Sellers’ Representative shall instruct the Arbitrator to make a final determination of the matters contained in the Dispute Notice that the Sellers’ Representative and Buyer were unable to resolve pursuant to Section 2.8(c) in accordance with the guidelines and procedures set forth in Section 2.8(f). Each of the Sellers’ Representative and Buyer shall (i) have a reasonable opportunity to meet with the Arbitrator to express its views as to any disputed item, (ii) promptly provide the Arbitrator with all information as is reasonably necessary to allow the Arbitrator to resolve such disputed items, (iii) instruct the Arbitrator not to assign a value to any item in dispute greater than the greatest value for such item assigned by Buyer, on the one hand, or the Sellers’ Representative, on the other hand, or less than the smallest value for such item assigned by Buyer, on the one hand, or the Sellers’ Representative, on the other hand, and (iv) request that the Arbitrator complete its work within thirty (30) days following its engagement. The Arbitrator shall deliver its determination of the Adjusted Calculations to the Sellers’ Representative and Buyer in accordance with the foregoing, which shall be final and binding on the parties (such final and binding Adjusted Calculations, the “Final Closing Calculations Schedule”). With respect to each Group Company, the fees and expenses of the Arbitrator shall be payable by Buyer, on the one hand, and the applicable Sellers in accordance with their Pro Rata Share, on the other hand, based upon the percentage which the portion of the disputed amount not awarded to each party bears to the amount actually contested by such party, as determined by the Arbitrator.

(f)            In connection with any determination or calculation of Net Working Capital (including any component thereof), Closing Cash, Closing Indebtedness and Transaction Expenses (including any determinations or calculations to be made by the Arbitrator), the books of the Group Companies shall be closed in a manner consistent with the Group Companies’ customary practices, and the parties shall apply GAAP as in effect as of the Latest Balance Sheet Date, applied on a basis that is consistent with the accounting principles, practices, policies, procedures and methodologies used by the respective Group Companies in preparing the applicable most recent balance sheet included in the Historical Group Company Financial Statements, including the principles, practices, procedures and methodologies, and reflecting those adjustments, set forth on Schedule 2.8(f).

(g)           The Maintenance Closing Purchase Price and the Energy Closing Purchase Price, as finally determined pursuant to this Section 2.8, are referred to as the “Final Maintenance Purchase Price” and the “Final Energy Purchase Price,” respectively and together, the “Final Aggregate Purchase Price.”

(h)           Following the determination of each of the Final Maintenance Purchase Price and the Final Energy Purchase Price, as applicable:

(i)           If the Final Maintenance Purchase Price is less than the Maintenance Closing Purchase Price (such shortfall, the “Final Maintenance Purchase Price Shortfall”), then, within five Business Days after the determination of the Final Maintenance Purchase Price, (A) Buyer and the Sellers’ Representative shall jointly instruct the Escrow Agent to (1) pay to Buyer an amount in cash equal to the Final Maintenance Purchase Price Shortfall from the Maintenance Adjustment Escrow Amount held in the applicable Escrow Account (or, if the Maintenance Adjustment Escrow Amount is less than the Final Maintenance Purchase Price Shortfall, the entire Maintenance Adjustment Escrow Amount) and (2) pay to the Sellers’ Representative for distribution to each Maintenance Seller in accordance with their respective Maintenance Pro Rata Shares (as calculated by the Sellers’ Representative) the remainder of the Maintenance Adjustment Escrow Amount (if any) and (B) to the extent the Final Maintenance Purchase Price Shortfall exceeds the Maintenance Adjustment Escrow Amount, each Maintenance Seller shall pay to Buyer its Maintenance Pro Rata Share of the amount by which the Final Maintenance Purchase Price Shortfall exceeds the Maintenance Adjustment Escrow Amount by wire transfer of immediately available funds to an account designated by Buyer in writing.

(ii)           If the Final Energy Purchase Price is less than the Energy Closing Purchase Price (such shortfall, the “Final Energy Purchase Price Shortfall”), then, within five Business Days after the determination of the Final Energy Purchase Price, (A) Buyer and the Sellers’ Representative shall jointly instruct the Escrow Agent to (1) pay to Buyer an amount in cash equal to the Final Energy Purchase Price Shortfall from the Energy Adjustment Escrow Amount held in the applicable Escrow Account (or, if the Energy Adjustment Escrow Amount is less than the Final Energy Purchase Price Shortfall, the entire Energy Adjustment Escrow Amount) and (2) pay to the Sellers’ Representative for distribution to each Energy Seller in accordance with their respective Energy Pro Rata Shares (as calculated by the Sellers’ Representative) the remainder of the Energy Adjustment Escrow Amount and (B) to the extent the Final Energy Purchase Price Shortfall exceeds the Energy Adjustment Escrow Amount, each Energy Seller shall pay to Buyer its Energy Pro Rata Share of the amount by which the Final Energy Purchase Price Shortfall exceeds the Energy Adjustment Escrow Amount by wire transfer of immediately available funds to an account designated by Buyer in writing.

(iii)           If the Final Maintenance Purchase Price is greater than the Maintenance Closing Purchase Price, then, within five Business Days of such determination, (A) Buyer shall pay to the Sellers’ Representative for distribution to each Maintenance Seller in accordance with their respective Maintenance Pro Rata Shares (as calculated by the Sellers’ Representative) the difference between the Final Maintenance Purchase Price and the Maintenance Closing Purchase Price and (B) Buyer and the Sellers’ Representative shall jointly instruct the Escrow Agent to pay the Maintenance Adjustment Escrow Amount to the Sellers’ Representative for distribution to each Maintenance Seller in accordance with their respective Maintenance Pro Rata Shares (as calculated by the Sellers’ Representative) of such difference.

(iv)          If the Final Energy Purchase Price is greater than the Energy Closing Purchase Price, then, within five Business Days of such determination, (A) Buyer shall pay to the Sellers’ Representative for distribution to each Energy Seller the difference between the Final Energy Purchase Price and the Energy Closing Purchase Price in accordance with their respective Energy Pro Rata Shares (as calculated by the Sellers’ Representative) the difference between the Final Energy Purchase Price and the Energy Closing Purchase Price and (B) Buyer and the Sellers’ Representative shall jointly instruct the Escrow Agent to pay the Energy Adjustment Escrow Amount to the Sellers’ Representative for distribution to each Energy Seller in accordance with their respective Energy Pro Rata Shares (as calculated by the Sellers’ Representative) of such difference.

(i)            Buyer and the Sellers’ Representative hereby agree to deliver promptly joint written instructions to the Escrow Agent in accordance with the Escrow Agreement to deliver from the Escrow Accounts all funds to be delivered in accordance with Section 2.8(h).

(j)            Tax Treatment. For all Tax purposes, the parties agree to treat any payment or adjustment pursuant to this Section 2.8 as an adjustment to the consideration paid for the Shares, unless, and then solely to the extent, otherwise required by applicable Law.

Section 2.9            Total Payments. In no event shall Buyer be required to make any payments pursuant to this Article II, as finally adjusted pursuant to Section 2.8, which exceed, in the aggregate, the Final Aggregate Purchase Price. Buyer shall be entitled to rely on the Sellers’ Representative’s calculations of each Seller’s Pro Rata Share of all amounts to be paid to any Seller pursuant to this Agreement, and in no event shall Buyer, the Group Companies or any Subsidiary of the Group Companies be liable to any Person with respect to the allocation of amounts payable to the Sellers, it being understood and agreed that such payments shall be allocated among each Seller in accordance with the Sellers’ Representative’s instructions.

Section 2.10           Withholding. Notwithstanding anything to the contrary in this Agreement, Buyer and its Affiliates and agents shall be entitled to deduct and withhold from any payments due under this Agreement such amounts as any of Buyer and its Affiliates and agents, as applicable, are required to deduct and withhold under applicable Tax Law; provided, that Buyer shall (and shall cause its Affiliates and agents to) use commercially reasonable efforts to provide notice of any intended withholding to the affected Person at least five (5) days prior to deducting or withholding any amounts pursuant to this Section 2.10 to afford such Person a reasonable opportunity to provide any forms, certifications or other documents to reduce or eliminate such withholding Tax to the extent permitted by applicable Law (except that the foregoing proviso does not apply to any payments paid to employees in their capacity as employees). To the extent that any amounts are so withheld, they shall be treated for all purposes of this Agreement as having been delivered and paid to such Person in respect of which such deduction and withholding was made.

ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING THE GROUP COMPANIES

Except as set forth in the disclosure schedule provided by the applicable Group Company to Buyer on the date hereof (as applicable, the “Group Company Disclosure Schedule”), each section of which (i) qualifies the specifically identified Sections or subsections of this Article III to which such section relates, and shall be deemed to qualify, and be disclosed and incorporated in, each other Section and subsection of this Article III to the extent its applicability to such other Section and/or subsection is reasonably apparent on its face and (ii) shall be deemed for all purposes to be part of the representations and warranties made hereunder, each Seller (with respect only to the applicable Group Company in which it owns an equity interest) and each Group Company, severally and only with respect to itself, and not jointly, hereby represents and warrants to Buyer, on and as of the date of this Agreement and on and as of the Closing Date (or, if made as of a specified date, as of such date), as follows:

Section 3.1            Organization. Schedule 3.1 of the applicable Group Company Disclosure Schedule sets forth for such Group Company and each of its Subsidiaries, its name, its jurisdiction of organization, and each of its officers and directors. Such Group Company and each of its Subsidiaries is (a) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (b) has the power and authority to own, lease and operate its assets it purports to own, lease and operate and to carry on its business in the manner currently conducted, and (c) is duly qualified to do business in each jurisdiction in which it owns or leases real property, except, in the case of this clause (c), where the failure to so qualify would not, individually or in the aggregate, reasonably be expected to be material to such Group Company or to have a Material Adverse Effect on the ability of such Group Company to consummate the Contemplated Transactions. Such Group Company and its Subsidiaries has provided to Buyer true and complete copies of its Organizational Documents.

Section 3.2            Power and Authorization. The execution, delivery and performance by such Group Company of this Agreement and all other Transaction Documents to which such Group Company is or will be a party that are required to be executed pursuant to this Agreement, and the consummation of the Contemplated Transactions, are within the power and authority of such Group Company and have been duly authorized by all necessary entity action on the part of such Group Company. This Agreement (a) has been duly executed and delivered by such Group Company, (b) has been approved by the applicable Sellers prior to the date of this Agreement, and (c) is a legal, valid and binding obligation of such Group Company, Enforceable against such Group Company in accordance with its terms.

Section 3.3            Noncontravention. Neither the execution, delivery and performance by such Group Company of this Agreement nor the consummation by such Group Company of the Contemplated Transactions will:

(a)           other than pursuant to the HSR Act, require the taking of any action by (including any authorization, consent or approval), or in respect of, or any filing with, any Governmental Authority or, assuming receipt of any required authorizations, consents or approvals pursuant to the HSR Act, violate any Law applicable to such Group Company or its Subsidiaries;

(b)           conflict with, result in a breach or violation of, or default under (with or without notice or lapse of time or both), or give rise to any right of termination, cancellation, modification, renegotiation or acceleration of any obligation or loss pursuant to the terms thereof of any material benefit under, or require consent, approval or waiver from, or payment or notice to, any Person in accordance with any Material Contract or instrument applicable to such Group Company or any of Subsidiaries or their respective properties or assets; or

(c)           conflict with, result in a breach or violation of, or default under (with or without notice or lapse of time or both), the Organizational Documents of such Group Company or any of its Subsidiaries, except, in the case of each of the foregoing clauses (a) – (b), as would not, individually or in the aggregate, reasonably be expected to be material to such Group Company or its applicable Subsidiary or to have a material adverse effect on the ability of such Group Company to consummate the Contemplated Transactions.

Section 3.4            Capitalization of the Group Company; Subsidiaries.

(a)           Schedule 3.4 of the applicable Group Company Disclosure Schedule sets forth the authorized and outstanding Capital Interests of such Group Company and each of its Subsidiaries. All outstanding Capital Interests of each Subsidiary of such Group Company are owned by such Group Company or a wholly-owned Subsidiary of such Group Company. There are no outstanding options, warrants, profits interests, phantom equity interests, rights Contracts, calls, rights to subscribe, rights of first refusal, preemptive rights, conversion rights or other agreements or commitments to issue, acquire or sell any Capital Interests of such Group Company or the Capital Interests of such Group Company’s Subsidiaries to which such Group Company or any of its Subsidiaries is a party or which is binding upon such Group Company or any of its Subsidiaries.

(b)          All of the issued and outstanding Capital Interests of such Group Company and of each of its Subsidiaries are duly authorized, validly issued, fully paid and non-assessable, and have not been issued in violation of any preemptive or similar rights.

(c)           Such Group Company and its Subsidiaries do not own, or have the right to acquire, any Capital Interest other than in the Subsidiaries of such Group Company set forth on Schedule 3.4 of the applicable Group Company Disclosure Schedule.

Section 3.5            Title to Assets. Such Group Company or a Subsidiary of such Group Company owns, and has valid title to (other than assets subsequently sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Latest Balance Sheet Date), all tangible assets reflected as owned by it on such Group Company’s balance sheet as of June 30, 2021 (the “Latest Balance Sheet Date”). All of said assets are owned by such Group Company or the applicable Subsidiary free and clear of any Encumbrances, except for Permitted Encumbrances.

Section 3.6             Financial Statements.

(a)           Such Group Company has made available to Buyer true and complete copies of:

(i)            such Group Company’s audited consolidated balance sheets and statements of income, cash flows and changes in stockholders’ equity at and for the fiscal years ended December 31, 2019 and December 31, 2020;

(ii)           the combined Group Companies’ audited consolidated balance sheets and statements of income, cash flows and changes in stockholders’ equity at and for the fiscal years ended December 31, 2019 and December 31, 2020 (together with clause (i), the “Group Company Audited Financial Statements”); and

(iii)          unaudited consolidated balance sheet as at the Latest Balance Sheet Date, and the related statement of income for the six (6) months then ended for such Group Company (the “Group Company Interim Financial Statements” and together with the Group Company Audited Financial Statements, the “Historical Group Company Financial Statements”).

(b)          The Historical Group Company Financial Statements for such Group Company (i) have been prepared based on the information contained in the Group Companies’ books and records and in accordance with GAAP (except that the Group Company Interim Financial Statement does not have notes thereto), and (ii) present fairly in all material respects in accordance with GAAP the consolidated financial condition and results of operations and cash flows of the Group Company as of the dates, and for the periods, indicated therein (subject, in the case of the Group Company Interim Financial Statement, to normal recurring year-end audit adjustments and the absence of statements of cash flow and stockholder’s equity, and an absence of footnotes, none of which is material). Notwithstanding the foregoing in this Section 3.6, the parties acknowledge and agree that PBe does not make the representation and warranty in Section 3.6(a)(ii) or any other representation or warranty with respect to the combined Group Companies’ audited consolidated balance sheets and statements of income, cash flows and changes in stockholders’ equity.

(c)           The books and records of such Group Company and its Subsidiaries have been maintained in all material respects in the Group Company’s and its Subsidiaries’ ordinary manner, in compliance with GAAP. Such Group Company and its Subsidiaries maintain, or cause to be maintained, internal controls over financial reporting sufficient to provide reasonable assurance (i) regarding the reliability of the financial reporting of such Group Company and its Subsidiaries and the preparation of financial statements in accordance with GAAP, (ii) that receipts and expenditures of such Group Company and its Subsidiaries are being made only in accordance with the authorization of the applicable management and directors of such Group Company and its Subsidiaries, and (iii) regarding the prevention or timely detection of the unauthorized acquisition, use or disposition of the assets of such Group Company or its Subsidiaries that could have a material effect on the financial statements of the Group Company and its Subsidiaries. Since December 31, 2019, no complaints from any source regarding any material accounting, internal controls or auditing matters related to the business of such Group Company and its Subsidiaries have been received by such Group Company or its Subsidiaries or, to such Group Company’s Knowledge, by an auditor or Representative of such Group Company or its Subsidiaries.

(d)           Except as set forth on Schedule 3.6(d) of the applicable Group Company Disclosure Schedule, none of such Group Company or any of its Subsidiaries, or any of the businesses thereof, has applied for or received any loan, deferred any Taxes (including payroll Taxes), claimed any Tax credits (including payroll retention Tax credits) or availed itself of any other Tax benefits pursuant to any COVID-19 Measures.

Section 3.7            Undisclosed Liabilities. Except as set forth on Schedule 3.7 of the applicable Group Company Disclosure Schedule, none of such Group Company or any of its Subsidiaries has any obligations or liabilities of any nature, whether mature or unmatured, fixed or contingent, required to be included in financial statements prepared in accordance with GAAP, other than (i) those set forth or provided or reserved for in the Group Company’s applicable Historical Group Company Financial Statements, (ii) those incurred in the ordinary course of business consistent with past practice since the Latest Balance Sheet Date (none of which relates to a breach of a Material Contract or violation of Law), (iii) those that arose in connection with the Contemplated Transactions, (iv) those included in the final calculation of Net Working Capital, (v) executory obligations under Contracts entered into in the ordinary course of business consistent with past practice or otherwise set forth on Schedule 3.15 of the applicable Group Company Disclosure Schedule (but excluding any such obligations to the extent caused by such Group Company’s or one of its Subsidiaries’ breach of such Contract), and (vi) those which, individually or in the aggregate, have not been and would not reasonably be expected to be material to such Group Company and its Subsidiaries, taken as a whole.

Section 3.8            Absence of Certain Changes.

(a)           Since December 31, 2020, except as related to or in connection with COVID-19 Measures, such Group Company has conducted its business in all material respects in the ordinary course consistent with past practice.

(b)           Since December 31, 2020 through the date of this Agreement, there has not been a Material Adverse Effect.

(c)           Since June 30, 2021, such Group Company has not taken any action that would have been prohibited by Section 6.1 if it had been taken during the Pre-Closing Period.

Section 3.9             Real Property.

(a)           Except for the Folsom Street Property (with respect to Maintenance), such Group Company and its Subsidiaries own no real property.

(b)           Schedule 3.9(b) of the applicable Group Company Disclosure Schedule sets forth a complete and accurate list as of the date hereof of each lease, sublease, license, concession, occupancy agreement or similar agreement (showing the parties thereto and the location of the real property covered by such lease or other agreement) (the “Real Property Leases”) under which such Group Company or any of its Subsidiaries leases (or subleases), or holds or operates, any real property owned by any third Person, other than short-term (less than two months) leases of de minimis office space or pursuant to or in connection with customer Contracts for which no rental payments are due (the “Leased Real Property”). Such Group Company and its Subsidiaries’ Real Property Leases are, as of the date hereof, valid, binding, and in full force and effect. True, accurate and complete copies of all of such Real Property Leases, and all amendments, supplements, exhibits and agreements relating to such Group Company’s or its Subsidiaries’ Leased Real Property, in each case as of the date hereof, have been delivered to Buyer.

(c)           Neither such Group Company nor any of its Subsidiaries nor, to such Group Company’s Knowledge, the applicable landlord, as of the date hereof, is in material default (beyond applicable notice and cure periods) under any Group Company or Subsidiary Real Property Lease to which either is a party.

(d)           Neither such Group Company nor any of its Subsidiaries has leased, licensed or otherwise granted any person the right to use or occupy any material portion of the Leased Real Property.

Section 3.10           Intellectual Property.

(a)           Such Group Company or one of its Subsidiaries owns or has a valid right to use all Intellectual Property and IT Assets used in connection with such Group Company’s and its Subsidiaries’ business as now conducted, all of which rights will survive the Closing unchanged. Such Group Company Intellectual Property includes all Intellectual Property used in connection with the operation of such Group Company’s and its Subsidiaries’ business as now conducted. Such Group Company or one of its Subsidiaries is the exclusive owner of all right, title and interest in and to each item of Owned Intellectual Property, free and clear of all Encumbrances, except for Permitted Encumbrances. Such Group Company and each of its Subsidiaries has a valid license or right to use the Licensed Intellectual Property in connection with the operation such Group Company’s and its Subsidiaries’ business as now conducted.

(b)           Except as set forth on Schedule 3.10(b) of the applicable Group Company Disclosure Schedule, (i) there are no outstanding options, licenses or agreements of any kind granted by such Group Company or any of its Subsidiaries relating to Intellectual Property and (ii) neither such Group Company nor any of its Subsidiaries is bound by or a party to any material options, licenses or agreements of any kind with respect to the Intellectual Property of any other Person, except, in either case, for standard agreements with respect to commercially readily available Software.

(c)           Schedule 3.10(c) of the applicable Group Company Disclosure Schedule sets forth sets forth a complete and accurate list as of the date hereof of: (i) all Owned Intellectual Property that is Registered, (ii) all material unregistered Trademarks included in the Owned Intellectual Property, and (iii) all material Software that is included in the Owned Intellectual Property indicating for each such item, as applicable, the application or registration number, date and jurisdiction of filing or issuance, and the identity of the current applicant, registered owner or owner as to unregistered Trademarks.

(d)           Such Group Company, its Subsidiaries, the operation of the business of such Group Company and its Subsidiaries and the use by such Group Company and its Subsidiaries of the Group Company Intellectual Property and Group Company IT Assets in connection therewith do not, and have not in the last two years, infringed, misappropriated or otherwise violated the Intellectual Property rights of any other Person in any material respect. There is no Action or claim pending, or asserted or threatened in writing, (i) against such Group Company or any of its Subsidiaries alleging the infringement, misappropriation or other violation of the Intellectual Property rights of any other Person or (ii) concerning the ownership, validity, registerability or enforceability of any Owned Intellectual Property (other than the review of pending patent and trademark applications by applicable Governmental Authorities that has not been initiated or requested by a third party). To such Group Company’s Knowledge, no Person is engaging, or has engaged in the last two years, in any activity that infringes, misappropriates or otherwise violates any Owned Intellectual Property, and there is no Action or claim pending, or asserted or threatened in writing, by such Group Company or any of its Subsidiaries against any other Person concerning any of such infringement, misappropriation or violation.

(e)           Such Group Company and its Subsidiaries have taken commercially reasonable measures to maintain in confidence all material trade secrets and confidential information owned or used by such Group Company or its Subsidiaries in connection with the operation of their business as now conducted. To the extent that any material Owned Intellectual Property has been conceived, developed or created for such Group Company or any if its Subsidiaries by any other Person, such Group Company or Subsidiary, as applicable, (i) has executed valid and enforceable written agreements with such Person with respect thereto transferring to such Group Company or its applicable Subsidiary all right, title and interest therein and thereto or (ii) is the owner of such intellectual property.

(f)            The Group Company IT Assets are adequate for, and operate and perform in all material respects as required by such Group Company and its Subsidiaries in connection with, the operation of their business as now conducted. The Group Company’s IT Assets have not materially malfunctioned or failed within the past three years and, to such Group Company’s Knowledge, such Group Company’s IT Assets do not contain any viruses, worms, trojan horses, bugs, faults or other devices, errors, contaminants or effects that significantly disrupt or significantly adversely affect the functionality of the Group Company IT Assets or other systems. Such Group Company and its Subsidiaries have implemented reasonable backup, security and disaster recovery technology consistent with industry practices, and, in the past three years, to such Group Company’s Knowledge, no Person has gained unauthorized access to any Group Company IT Assets.

(g)           Such Group Company and its Subsidiaries (i) are, and for the past two years have been, in compliance in all material respects with all applicable privacy policies, applicable contractual use restrictions and applicable Laws pertaining to privacy, data protection, user data or personal information and (ii) have implemented and maintained commercially reasonable administrative, technical and physical safeguards to protect personal information against unauthorized access and use. In the past three years there has been no material loss, damage or unauthorized access, disclosure, use or breach of security of personal information maintained by or on behalf of such Group Company or any of its Subsidiaries.

Section 3.11           Legal Compliance.

(a)           Such Group Company and its Subsidiaries are, and during the last three years have been, in compliance in all material respects with all Laws applicable to them, their properties or other assets or their businesses or operations, and all material approvals, authorizations, certificates, filings, franchises, licenses, notices and permits of or with all Governmental Authorities (collectively, “Permits”) necessary for such Group Company and its Subsidiaries to own, lease or operate its properties and assets and to carry on such Group Company’s or its Subsidiaries’ business as presently conducted. None of such Group Company or its Subsidiaries in the past three years has received any written, or to such Group Company’s Knowledge, oral notice from a Governmental Authority alleging that such Group Company or any of its Subsidiaries is not in compliance with any applicable Law to the extent such lack of compliance would reasonably be expected to be material to such Group Company.

(b)           None of such Group Company, any of its Subsidiaries or any of their respective Representatives acting on its or their behalf has during the last three years (i) directly or indirectly given, or agreed to give, any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other Person who was, is or may be in a position to help or hinder such Group Company or any of its Subsidiaries (or assist in connection with any actual or proposed transaction) or made, or agreed to make, any illegal contribution, or reimbursed any illegal political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office or (ii) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose.

(c)          None of such Group Company or any of its Subsidiaries or, to such Group Company’s Knowledge, any of their respective Representatives or any other Person who performs services for or on behalf of such Group Company or its Subsidiaries, acting or purporting to act in such capacity in connection with the business of such Group Company or its Subsidiaries, has during the last three (3) years violated or is in violation of any applicable anti-corruption Law, including the Foreign Corrupt Practices Act of 1977.

Section 3.12           Tax Matters.

(a)           Such Group Company and its Subsidiaries have timely filed all income and other material Tax Returns required to have been filed (taking into account any applicable extensions permitted under applicable Tax Law) and all Taxes shown as payable thereon have been timely paid and all such Tax Returns were true, correct and complete in all material respects and were prepared in compliance with all applicable Laws.

(b)               All Taxes required to be paid by such Group Company or any of its Subsidiaries have been timely paid, including all Taxes required to be withheld, deducted or collected and paid over to a Governmental Authority in connection with amounts paid or owing to any employee, independent contractor, shareholder, creditor or other Person. The unpaid Taxes of such Group Company and its Subsidiaries (i) did not, as of the date of the Group Company Interim Financial Statement, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet in the Group Company Interim Financial Statement (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of such Group Company and its Subsidiaries in filing their Tax Returns.

(c)               There are no Encumbrances with respect to Taxes on any of the assets of such Group Company or any of its Subsidiaries, other than any statutory liens for property Taxes not yet due and payable.

(d)               There is no audit, examination or other Action relating to Taxes presently ongoing or pending against such Group Company or any of its Subsidiaries, and no such Action has been threatened in writing. No claim has been made by a Governmental Authority in a jurisdiction where neither such Group Company nor any of its Subsidiaries files Tax Returns that such Group Company or any such Subsidiary, as applicable, is or may be subject to taxation by that jurisdiction, including a duty to withhold, deduct or collect and pay over Taxes to a Governmental Authority in such jurisdiction.

(e)               Such Group Company and its Subsidiaries (i) are not currently the beneficiary of any extension of time to file any Tax Return (other than any automatic extension of time allowable under applicable Tax Law with respect to the filing of any income Tax Return) and (ii) have not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f)                Such Group Company and its Subsidiaries have delivered to Buyer correct and completed copies of all U.S. federal, state and local Tax Returns, examination reports, and statement of deficiencies assessed against or agreed to by such Group Company for taxable periods ending on or after December 31, 2017.

(g)               The statute of limitations for such Group Company and its Subsidiaries is closed for U.S. federal and applicable state and local income Tax purposes for all taxable years ending before January 1, 2017.

(h)               Neither such Group Company nor any of its Subsidiaries is a party to any Tax allocation, Tax sharing or similar agreement or arrangement the principal purpose of which is the allocation or sharing of Taxes or any Tax abatement, Tax reduction payment in lieu of Taxes or other similar agreement or arrangement relating to Taxes with a Governmental Authority.

(i)                 Neither such Group Company nor any of its Subsidiaries (i) has even been a member of an “affiliated group” (within the meaning of Section 1504 of the Code) filing a consolidated U.S. federal income Tax Return or any consolidated, combined, unitary or other similar group under any state, local or foreign Tax Law or (ii) is liable for Taxes of another Person (other than the Group Companies and their Subsidiaries) by Contract, as a transferee or successor of such Person or otherwise.

(j)                 Such Group Company and its Subsidiaries have not, in the two years preceding the date of this Agreement, been either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution of stock intended to qualify to be governed by Section 355 of the Code.

(k)               (i) At all times since July 1, 1995, Energy has had in effect and maintained a valid election to be classified as an “S corporation” (as defined in Section 1361(a) of the Code) for U.S. federal and applicable state and local income Tax purposes (such representations and warranties in this clause (i) being made only by Energy) and (ii) at all times since January 1, 1989, Maintenance has had in effect and maintained a valid election to be classified as an “S corporation” (as defined in Section 1361(a) of the Code) for U.S. federal and applicable state and local income Tax purposes (such representations and warranties in this clause (ii) being made only by Maintenance). Such Group Company will not be obligated to pay any Tax under Section 1374 of the Code in connection with the Contemplated Transactions.

(l)                 Able Advantage Acquisition, Inc. is, and has been at all times since May 4, 2010, a validly electing “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code (such representation and warranty being made only by Energy).

(m)             AbleServe Management Company is, and has been at all times since its formation, treated as a corporation for U.S. federal income Tax purposes, as described in Treasury Regulations Section 301.7701-2(b) (such representation and warranty being made by each of Energy and Maintenance).

(n)               (i) AES MGMT, LLC is, and has been at all times since its formation, a disregarded entity for U.S. federal income Tax purposes (such representation and warranty in this clause (i) being made only by Energy), (ii) and CBM MGMT, LLC is, and has been at all times since its formation, a disregarded entity for U.S. federal income Tax purposes (such representation and warranty in this clause (ii) being made only by Maintenance).

(o)               Neither such Group Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in, or use of an improper, method of accounting for a taxable period ending on or prior to the Closing Date (including any change in method of accounting required by virtue of the Closing, other than the change in method of accounting giving rise to the Deferred Tax Liability), (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Law) executed on or prior to the Closing Date, (iii) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax Law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received on or prior to the Closing Date, or (vi) election under Section 108(i) of the Code.

(p)           Neither such Group Company nor any of its Subsidiaries is or has been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b).

(q)           No power of attorney has been executed by or on behalf of such Group Company or any of its Subsidiaries with respect to any Tax matters that is currently in force.

(r)           Neither such Group Company nor any of its Subsidiaries (i) has ever owned stock or another equity interest in any “foreign corporation” within the meaning of Section 7701 of the Code or (ii) has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which such entity is organized.

Section 3.13           Employee Benefit Plans.

(a)           Schedule 3.13(a) of the applicable Group Company Disclosure Schedule sets forth a true and complete list of all Employee Plans of such Group Company and each Subsidiary of such Group Company, and such list designates the sponsor of each such Employee Plan. No Employee Plan is maintained outside of the United States. With respect to each Employee Plan of such Group Company or any Subsidiary or ERISA Affiliate of such Group Company, such Group Company has made available to Buyer a current, complete and accurate copy (or to the extent no copy exists, an accurate summary) of:

(i)            each plan document, including any amendments thereto,

(ii)           any trust, insurance, annuity or other funding instrument related thereto,

(iii)           any summary plan description and other material written communications (or a description of any material oral communications) provided to employees of such Group Company or any Subsidiary of such Group Company concerning the extent of the benefits provided under such Employee Plan,

(iv)          for the two most recent plan years and to the extent applicable, (A) audited financial statements, (B) actuarial or other valuation reports prepared with respect thereto (where such statements or reports are required to be prepared under applicable Law or otherwise reasonably available), and (C) Form 5500 and attached schedules, and

(v)           within the three (3) prior years, all non-routine correspondence relating to any such Employee Plan between such Group Company or any Subsidiary or ERISA Affiliate of such Group Company and any Governmental Authority or union representative.

Each Employee Plan has been maintained, funded and administered in material compliance with its terms and the terms of any applicable collective bargaining agreements, and complies in form and in operation with the applicable requirements of ERISA, the Code and other Laws in all material respects. Each Employee Plan of such Group Company or any Subsidiary or ERISA Affiliate of such Group Company that is an employee pension plan within the meaning of Section 3(2) of ERISA that is intended to be a qualified plan under Sections 401(a) and 401(k) of the Code has received a favorable determination letter or opinion letter (the most recent copy of which has been provided to Buyer) that has not been revoked and is so qualified in all respects and each trust created thereunder has been determined by the IRS to be exempt from Tax under the provisions of Section 501(a) of the Code, and nothing has occurred since the date of any such determination that could reasonably be expected to cause the loss of such qualification or exemption.

(b)           Neither such Group Company nor any Subsidiary or ERISA Affiliate of such Group Company:

(i)            except as listed on Schedule 3.13(b)(i) of the applicable Group Company Disclosure Schedule, maintains or has ever maintained, contributes or has ever contributed to or is or has ever been obligated to contribute to, any Employee Plan subject to Title IV of ERISA, any “defined benefit plan” as defined in Section 3(35) of ERISA, any pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, or any “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code (except for the Multiemployer Pension Plans listed on Schedule 3.13(f) of the applicable Group Company Disclosure Schedule); or

(ii)           except as listed on Schedule 3.13(b)(ii) of the applicable Group Company Disclosure Schedule, has any liability (including contingent liability) or obligation with respect to any such plan described in Section 3.13(b)(i).

Neither such Group Company nor any Subsidiary or ERISA Affiliate of such Group Company is or has ever been a participating employer in or obligated to make contributions under or with respect to a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code or a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.

(c)           Except as set forth on Schedule 3.13(c) of the applicable Group Company Disclosure Schedule, neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby, either alone or in conjunction with any other event, will

(i)             result in any payment or benefit (including severance, unemployment compensation, golden parachute or otherwise) becoming due to any current or former director, manager, officer, employee, consultant (who is a natural Person) or independent contractor (who is a natural Person) of such Group Company or any of its Subsidiaries from such Group Company or any of its Subsidiaries or any of their Affiliates, including under any Employee Plan of such Group Company or any of its Subsidiaries or otherwise,

(ii)           increase any benefits otherwise payable under any Employee Plan of such Group Company or any Subsidiary of such Group Company,

(iii)           result in any acceleration of the timing of payment or vesting or funding of any amount or benefit payable under any Employee Plan of such Group Company or any Subsidiary of such Group Company or otherwise to any extent,

(iv)          trigger any obligation of such Group Company or any of its Subsidiaries to fund (through a granter trust or otherwise) any compensation, equity, award or other benefit, or

(v)           require a “gross-up,” indemnification for, or other payment to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) due to the imposition of the excise Tax under Section 4999 of the Code on any payment to such disqualified individual.

(d)           Except as set forth on Schedule 3.13(d) of the applicable Group Company Disclosure Schedule, (i) neither such Group Company nor any of its Subsidiaries maintains any Employee Plan under which it would be obligated to make payments or provide benefits solely because of the consummation of the Contemplated Transactions, disregarding any termination of employment or other event or circumstance which may occur on or after the Closing, and (ii) no amount that could be received (whether in cash or property or the vesting of property) as a result of any of the Contemplated Transactions by any employee, officer or director of such Group Company or any Subsidiary or Affiliate of such Group Company who is a “disqualified individual” within the meaning of Section 280G of the Code could reasonably be expected to be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(e)           Except as set forth on Schedule 3.13(e) of the applicable Group Company Disclosure Schedule, (i) no disputed claim for benefits or delinquent contributions is pending, or to the Knowledge of such Group Company, threatened with respect to any Employee Plan or Multiemployer Plan that could reasonably be expected to result in material liability to such Group Company or any of its Subsidiaries, and (ii) no Employee Plan, nor any trust that serves as a funding medium for any such Employee Plan, is currently under examination by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Authority.

(f)            Except as set forth on Schedule 3.13(b)(ii) of the applicable Group Company Disclosure Schedule, Schedule 3.13(f) of the applicable Group Company Disclosure Schedule sets forth a true and complete list of each Multiemployer Pension Plan to which such Group Company or any Subsidiary or ERISA Affiliate of such Group Company has any obligation to contribute or otherwise has or could reasonably be expected to have any liability, and such list designates the Group Company, Subsidiary or ERISA Affiliate that is obligated to contribute to each such Multiemployer Pension Plan. All contributions required to be made to each Multiemployer Pension Plan by such Group Company or any Subsidiary or ERISA Affiliate of such Group Company have been properly accrued and timely made in all respects.

(g)           Except as set forth on Schedule 3.13(g) of the applicable Group Company Disclosure Schedule, neither such Group Company nor any Subsidiary or ERISA Affiliate of such Group Company has received notice that any Multiemployer Pension Plan is insolvent within the meaning of Sections 4245 of ERISA or has experienced a “mass withdrawal” or “partition” within the meaning of Sections 4041A(a)(2) and 4233 of ERISA. Except as set for on Schedule 3.13(g) of the applicable Group Company Disclosure Schedule, neither such Group Company nor any Subsidiary or ERISA Affiliate of such Group Company has received a notice assessing “withdrawal liability” (within the meaning of Section 4201 of ERISA), whether on account of a “complete withdrawal” (within the meaning of Section 4203 of ERISA) or a “partial withdrawal” (within the meaning of Section 4205 of ERISA), during the past three (3) years.

(h)           None of the Employee Plans provides, nor has such Group Company or any Subsidiary of such Group Company promised to provide, payments or benefits (including health benefits, life insurance benefits or other welfare benefits) to any retired Person or any current or former director, manager, officer, employee, consultant (who is a natural Person) or independent contractor (who is a natural Person) of such Group Company or any Subsidiary of such Group Company following such Person’s retirement or other termination of employment or service, except as required by Section 4980B of the Code or similar state Law for which the covered individual pays the full premium cost. With respect to each group health plan benefiting any current or former employee of such Group Company or any Subsidiary or ERISA Affiliate of such Group Company that is subject to Section 4980B of the Code, such Group Company and each Subsidiary and ERISA Affiliate of such Group Company has complied with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA. Such Group Company and each Subsidiary and ERISA Affiliate of such Group Company have offered health benefits in a manner such that they have incurred no liability under Section 4980H of the Code. All insurance premiums, expenses, contributions, benefits or other payments required under applicable Laws or the terms of each Employee Plan, collective bargaining agreement or customer Contract, in each case, of such Group Company or any Subsidiary of such Group Company, have been properly accrued and timely made in all respects.

(i)            (i)             No non-exempt “prohibited transaction,” as such term is defined in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Employee Plan of such Group Company or any Subsidiary of such Group Company and neither such Group Company nor any Subsidiary of such Group Company has any Tax liability under Section 4975 of the Code,

(ii)           no Employee Plan of such Group Company or any Subsidiary of such Group Company is or at any time was funded through a “welfare benefit fund” as defined in Section 419(e) of the Code, and no benefits under any Employee Plan of such Group Company or any Subsidiary of such Group Company are or at any time have been provided through a voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Code) or a supplemental unemployment benefit plan (within the meaning of Section 501(c)(17) of the Code),

(iii)          neither such Group Company nor any Subsidiary of such Group Company has agreed or committed to institute any plan, program, arrangement or agreement for the benefit of any current or former employees, officers, directors, managers, consultants (who are natural Persons) or independent contractors (who are natural Persons) of such Group Company or any Subsidiary of such Group Company other than the Employee Plans, or to make any amendments to any of the Employee Plans, other than as required by Law or as required by any collective bargaining agreement currently in effect,

(iv)          no Employee Plan of such Group Company or any Subsidiary of such Group Company that is a health plan, welfare plan or retirement plan provides benefits to any individual who is not a current or former employee of such Group Company or any Subsidiary of such Group Company, or the dependents or other beneficiaries of any such current or former employee, and

(v)           each Employee Plan of such Group Company or any Subsidiary of such Group Company and any other payment or arrangement for which such Group Company or any Subsidiary of such Group Company has liability that is subject to Section 409A of the Code is in documentary compliance with, and has been operated in compliance with, Section 409A of the Code, and no Person has a right to any gross-up or indemnification from such Group Company or any Subsidiary of such Group Company with respect to any such Employee Plan, payment or arrangement subject to Section 409A of the Code.

Section 3.14           Environmental Matters.

(a)           As used in this Section 3.14, the following terms shall have the following meanings:

(i)            “Hazardous Materials” means any: (A) pollutant or contaminant, or any dangerous, toxic, hazardous, infectious, or radioactive chemical, waste, material or substance that is regulated by any federal, state, local or foreign Law, statute, code, ordinance, regulation, rule or other requirement relating to the environment or human health or safety, (B) waste, material, substance, pollutant or contaminant that might subject such Group Company to the imposition of any liabilities under any Environmental Laws, (C) petroleum and petroleum products and wastes, including crude oil or any derivative or fraction thereof, or (D) asbestos fibers.

(ii)           “Environmental Laws” means all existing Laws relating to pollution, contamination or protection of public or workplace health and safety, the environment and/or natural resources.

(iii)          “Release” means the spilling, leaking, disposing, discharging, emitting, migrating, dumping, leaching, escaping or any other release of any Hazardous Material.

(b)           The operation by such Group Company and its Subsidiaries of such Group Company and its Subsidiaries’ business is, and for the last three years has been, in compliance with all applicable Environmental Laws in all material respects.

(c)          Such Group Company has obtained, is in compliance with, and maintains in full force and effect all Permits required by any Environmental Law and necessary to own or operate such Group Company and its Subsidiaries’ business as currently operated in all material respects.

(d)          Except as set forth on Schedule 3.14(d) of the applicable Group Company Disclosure Schedule, during the three-year period immediately prior to the date of this Agreement, no Hazardous Materials have been generated, stored, treated, contained, handled, located, used, manufactured, processed, buried, incinerated, deposited, or Released on, under, from or about any part of such Group Company and its Subsidiaries’ Leased Real Property in violation of any Environmental Law in any material respect.

Section 3.15           Contracts. Schedule 3.15 of the applicable Group Company Disclosure Schedule sets forth a list of the following Contracts of such Group Company as of the date hereof, other than the Contracts referenced in Section 3.15(b), which will be identified as set forth in Section 3.15(b):

(a)           any joint venture or partnership Contract which has involved, or is reasonably expected to involve, a sharing of profits or losses with any other party;

(b)           any Contract with (i) a Top Customer or (ii) a Top Supplier, copies of which Contracts have been provided in a folder labelled as “Top Customers” and “Top Suppliers,” respectively, in the electronic data room to which Buyer has access (the electronic data room index of which is attached to Schedule 3.15(b) of the applicable Group Company Disclosure Schedule);

(c)           any Contract that involves payment obligations from June 1, 2020 through May 31, 2021 in excess of $2,000,000 (each, a “Material Contract”) that prohibits, restricts or limits in any material respect (other than customer or vendor non-disclosure or other Contracts entered into the ordinary course of business consistent with past practice that contain non-solicitation obligations), (i) the geographies or businesses in which such Group Company or its Subsidiaries may conduct business, (ii) the ability of such Group Company or its Subsidiaries to engage in business with any other Person, or (iii) the ability of such Group Company or its Subsidiaries to compete with any Person anywhere in the world during any period of time (or any Contract containing any such covenant that would bind Buyer and its Affiliates after the Closing);

(d)           any Material Contract that grants to any Person a right of first refusal, first offer or similar preferential right to purchase or acquire any right, asset, property or service of such Group Company or any of its Subsidiaries, or containing a “most favored nation,” exclusivity, requirements or similar provision;

(e)           any Contract with a Governmental Authority;

(f)           any Contract for the acquisition or disposition of material assets or properties, including any option to acquire or sell any material asset of such Group Company or its Subsidiaries, other than (i) those Contracts that have been fully performed by such Group Company or its Subsidiaries and pursuant to which neither such Group Company nor any of its Subsidiaries has any continuing obligations and (ii) those Contracts solely for the purchase of goods or services or dispositions of assets or properties in the ordinary course;

(g)           any Contract for or relating to the employment or other engagement of any officer, non-union employee or consultant of such Group Company or its Subsidiaries or any other type of Contract with any officer, non-union employee or consultant of such Group Company or its Subsidiaries that provides for annual base compensation in excess of $250,000;

(h)          any indenture, mortgage, trust deed, promissory note, loan agreement, security agreement, guarantee or other agreement or commitment for the borrowing or lending of money (other than trade payables incurred in the ordinary course of business consistent with past practice);

(i)            any Contract involving the settlement, release, compromise or waiver by such Group Company or any of its Subsidiaries, during the three year period immediately prior to the date of this Agreement, of any material rights, claims, obligations, duties or liabilities valued in excess of $750,000;

(j)            any lease or other agreement under which such Group Company or its Subsidiaries is a lessee of any material personal property or real property owned by any third party (which for the avoidance of doubt does not include vehicle leases or copier or printer leases);

(k)           any collective bargaining agreement, neutrality agreement or similar Contract with, or related to the representation of such Group Company employee by, any labor union or other labor representative.

Such Group Company has made available to Buyer true and correct copies of each Contract required to be disclosed on Schedule 3.15 or Schedule 3.10(b) of the applicable Group Company Disclosure Schedule (those Contracts so disclosed or required to be so disclosed, the “Specified Material Contracts”). At the date hereof, such Group Company or its Subsidiaries is not in default in any material respect with regard to any Specified Material Contract and, to the Knowledge of such Group Company, each other party thereto is not in default in any material respect with regard thereto. At the date of this Agreement, each Specified Material Contract is Enforceable against such Group Company and, to the Knowledge of such Group Company, is Enforceable against each other party. As of the date hereof, neither such Group Company nor any of its Subsidiaries has given or received written notice of any breach or default of, or any intention to cancel or terminate or materially modify the material terms of, any Specified Material Contract.

Section 3.16           Employees.

(a)           Subject to applicable Laws pertaining to privacy, data protection, user data or personal information, a true and complete list as of August 19, 2021 has been made available to Buyer of all employees and individual independent contractors providing services to such Group Company or any of its Subsidiaries, including, with respect to each individual, as applicable, job title, work location, service date, union affiliation, active/inactive status, exempt/non-exempt status and current annual base salary or wage rate (collectively, the “Census Information”).

(b)           Such Group Company and its Subsidiaries are, and have been for the past three years, in compliance in all material respects with all Laws respecting employment and employment practices and terms and conditions of employment, including Laws related to wages and hours, meal and rest breaks, timekeeping, affirmative action, discrimination, harassment, equal employment opportunities, health and safety, immigration, classification of employees as exempt/non-exempt, classification of service providers as contractors or employees, collective bargaining, workers’ compensation, employee leave, employment terminations, layoffs and plant closings, background checks and employment record retention.

(c)           Except as set forth on Schedule 3.16(c) of the applicable Group Company Disclosure Schedule, as of the date hereof there are no, and for the past year there have been no, material Labor and Employment Disputes or Union Grievances.

(d)           Except as set forth on Schedule 3.16(d) of the applicable Group Company Disclosure Schedule, neither such Group Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, neutrality agreement or other Contract with a labor union or other labor representative.

(e)           In the past three years, no such Group Company or any of its Subsidiaries has received written notice from any Governmental Authority of any investigation regarding noncompliance with applicable immigration Laws, including U.S. Social Security Administration “No-Match” letters.

(f)            Except as set forth on Schedule 3.16(f) of the applicable Group Company Disclosure Schedule, no such Group Company or any of its Subsidiaries is party to a settlement agreement with a current or former employee or officer of such Group Company or any of its Subsidiaries entered into in the past three years, that involves allegations relating to sexual harassment by either an officer or employee of a Group Company or any of its Subsidiaries. None of such Group Company or its Subsidiaries in the past three years has received any written, or to such Group Company’s Knowledge, oral allegations of sexual harassment against any officer or employee of such Group Company or any of its Subsidiaries.

Section 3.17          Litigation. Except as set forth on Schedule 3.17 of the applicable Group Company Disclosure Schedule, there is no Action pending or, to the Knowledge of such Group Company threatened, against such Group Company or any of its Subsidiaries or their directors or officers (in their capacities as such) that (a) if decided adversely, would reasonably be expected to be material to such Group Company and its Subsidiaries, taken as a whole or (b) would reasonably be expected to affect the ability of such Group Company to consummate the Contemplated Transactions. In the last three years prior to the date hereof, there has been no material Action pending or, to the Knowledge of such Group Company threatened, against such Group Company or any of its Subsidiaries. None of such Group Company, its Subsidiaries or their respective assets or properties is or are subject to any Government Order (including with respect to labor or employment matters) except as would not reasonably be expected to be material to such Group Company and its Subsidiaries.

Section 3.18          Brokers and Other Advisors. Except for the fees and expenses set forth on Schedule 3.18 of the applicable Group Company Disclosure Schedule, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Contemplated Transactions based upon arrangements made by or on behalf of such Group Company or its Subsidiaries, or for which such Group Company or its Subsidiaries have any liability.

Section 3.19          Insurance. Schedule 3.19 of the applicable Group Company Disclosure Schedule sets forth a list of all material insurance policies maintained by or on behalf of such Group Company and/or any of its Subsidiaries on the date of this Agreement (the “Group Companies Policies”). Except as set forth on such Schedule 3.19 of the applicable Group Company Disclosure Schedule, with respect to each Group Companies Policy covering such Group Company or its Subsidiaries, to such Group Company’s Knowledge, as of the date hereof: (a) such Group Companies Policy is in full force and effect and no notice of cancellation or termination has been received with respect to any such policy or binder; (b) there is no material pending claim under any such policy as to which coverage has been denied by the underwriters or issuers thereof; and (c) neither such Group Company nor any of its Subsidiaries is in material breach or default under any such policy or binder, and to the Knowledge of such Group Company, no event has occurred which, with notice or the lapse of time or both, would constitute such a material breach or default.

Section 3.20           Customers and Suppliers.

(a)           Schedule 3.20 of the applicable Group Company Disclosure Schedule sets forth a complete and accurate list of: (i) the top 20 customers of such Group Company and its Subsidiaries measured by aggregate billings by such Group Company and its Subsidiaries (“Top Customers”) during the 12-month period ended May 31, 2021, and the approximate amount of revenue derived by such Group Company and its Subsidiaries from each Top Customer for each such period, and (ii) the top 10 suppliers of such Group Company and its Subsidiaries measured by aggregate billings to such Group Company and its Subsidiaries (“Top Suppliers”) during each of the 12-month period ended May 31, 2021, and the approximate amount paid to each such Top Supplier by such Group Company and its Subsidiaries for each such period.

(b)           None of the Top Customers or Top Suppliers has during the 12 months preceding the date of this Agreement cancelled, terminated, materially and adversely changed the terms under, or materially reduced the volume of business transacted under, or notified such Group Company or any of its Subsidiaries in writing of any intention to cancel, terminate, materially and adversely change the terms under, or materially reduce the volume of business transacted under, its Contracts with such Group Company or its Subsidiaries.

Section 3.21          Related Party Transactions. No officer, director or stockholder, or any Affiliate (other than such Group Company or its Subsidiaries) of any officer, director or stockholder, of such Group Company or any of its Subsidiaries or, to such Group Company’s Knowledge, any member of any such Person’s immediate family, (a) has any material interest in any material asset, real or personal, owned or leased by such Group Company or any of its Subsidiaries or used in connection with the operation of their business, (b) provides any material service, property, asset or loan to such Group Company or any of its Subsidiaries, or (c) is a party to any material Contract with such Group Company or any of its Subsidiaries (other than payments made to, and other compensation provided to, employees, officers and directors (or equivalent) in the ordinary course of business consistent with past practice) (any such arrangements, collectively, “Related Party Transactions”).

Section 3.22          Disclaimer. Except as expressly set forth in this Article III, such Group Company is not making, nor is any other Person on behalf of such Group Company making, any representation or warranty, express or implied, relating to such Group Company or any of its Subsidiaries or any other matter, including any representation or warranty as to workmanship, profitability, future performance, fitness for a particular purpose or non-infringement or any representation or warranty, express or implied, as to the accuracy or completeness of any information, documents or material transmitted, provided or made available to Buyer or its representatives in any physical or online “data rooms” or delivered to Buyer or its representatives in any other form in connection with or in expectation of the Contemplated Transactions, including any management presentation, projection, forecast or other forward-looking information (except to the extent any such information or document is the subject of a representation or warranty set forth in this Article III). All of such additional representations and warranties are hereby disclaimed, and such Group Company expressly disclaims any and all liability relating to or resulting from the use of any information, documents or material described in the previous sentence, including any market analysis and financial projections that may be contained therein, or for any errors therein or omissions therefrom.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller, severally and only with respect to himself, and not jointly, hereby represents and warrants to Buyer, on and as of the date of this Agreement and on and as of the Closing Date (or, if made as of a specified date, as of such date), as follows:

Section 4.1            Noncontravention. Neither the execution, delivery and performance by such Seller of this Agreement nor the consummation of the Contemplated Transactions will: (a) assuming receipt of any required authorizations, consents or approvals pursuant to the HSR Act, violate any Law applicable to such Seller; (b) result in the creation of an Encumbrance on any properties or assets of such Seller (including the applicable Group Companies and their Subsidiaries); or (c) conflict with, result in a breach or violation of, or default under (with or without notice or lapse of time or both), or give rise to any right to termination, cancellation, modification, renegotiation or acceleration of any obligation or loss of any material benefit under, or require approval, consent, approval or waiver from, or payment or notice to, any Person in accordance with any material Contract or instrument applicable to such Seller or any of his or her respective properties or assets.

Section 4.2           Power and Authorization. The execution, delivery and performance by such Seller of this Agreement and the other Transaction Documents to which it is or will be a party and the consummation of the Contemplated Transactions are within the power and authority of such Seller and have been duly authorized by all necessary action on the part of such Seller. Each of this Agreement and each other Transaction Document to which such Seller is or is will be a party (a) has been (or will have been in the case of Transaction Documents to be executed after the date of this Agreement) duly executed and delivered by such Seller and (b) is (or will be, in the case of Transaction Documents to be executed after the date of this Agreement) a legal, valid and binding obligation of such Seller, Enforceable against such Seller in accordance with its terms.

Section 4.3            Governmental Authorizations. Except for Governmental Authorizations required under the HSR Act, no action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by such Seller of the Transaction Documents or (b) the consummation of the Contemplated Transactions by such Seller.

Section 4.4            Ownership of Shares. Such Seller holds of record the Shares set forth next to his name on Section 3.4 of the applicable Group Company Disclosure Schedule, free and clear of any restrictions on transfer (other than as may be imposed by federal and state securities Laws) that will not be released at or prior to the Closing. At the Closing, Buyer (or a wholly owned direct or indirect Subsidiary thereof designated by Buyer) will receive good and valid title to such Shares, free and clear of all Encumbrances (other than as may be imposed by federal and state securities laws or created by Buyer or arising because of Buyer’s actions or identity). Such Seller is not a party to any option, warrant, purchase right or other Contract or commitment that would require such Seller to sell, transfer or otherwise dispose of any of his Shares. Notwithstanding the foregoing, the parties hereto acknowledge and agree that PBe does not make any representation or warranty pursuant to this Section 4.4 with respect to Maintenance or the Maintenance Shares.

Section 4.5            Litigation. As of the date hereof, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay, materially impair or materially impede the performance by such Seller of its obligation under the Transaction Documents or the ability of such Seller to consummate the Contemplated Transactions, there is no Action pending or, to the Knowledge of such Seller, threatened against such Seller or any of its Subsidiaries and neither such Seller not any of its Subsidiaries is subject to any outstanding Government Order.

Section 4.6            Disclaimer. Except as expressly set forth in Article III or this Article IV, such Seller is not making, nor is any other Person on behalf of such Seller making, any representation or warranty, express or implied, relating to such Seller or any Group Company or any Subsidiary of any Group Company or any other matter, including any representation or warranty as to workmanship, profitability, future performance, fitness for a particular purpose or non-infringement or any representation or warranty, express or implied, as to the accuracy or completeness of any information, documents or material transmitted, provided or made available to Buyer or its representatives in any physical or online “data rooms” or delivered to Buyer or its representatives in any other form in connection with or in expectation of the Contemplated Transactions, including any management presentation, projection, forecast or other forward-looking information (except to the extent any such information or document is the subject of a representation or warranty set forth in Article III or this Article IV). All of such additional representations and warranties are hereby disclaimed, and such Seller expressly disclaims any and all liability relating to or resulting from the use of any information, documents or material described in the previous sentence, including any market analysis and financial projections that may be contained therein, or for any errors therein or omissions therefrom.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Group Companies and the Sellers, on and as of the date of this Agreement and as of the Closing Date, as follows:

Section 5.1            Organization. Buyer is (a) duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and (b) is duly qualified to do business and in good standing in each jurisdiction in which it owns or leases real property and in each other jurisdiction in which the failure to so qualify would have, or is reasonably likely to have, a Buyer Material Adverse Effect.

Section 5.2             Power and Authorization.

(a)           The execution, delivery and performance by Buyer of this Agreement and all other Transaction Documents to which Buyer is or will be a party and the consummation of the Contemplated Transactions are within the power and authority of Buyer and have been duly authorized by all necessary action on the part of Buyer. Each of this Agreement and each other Transaction Document to which Buyer is or is will be a party (i) has been (or will have been in the case of Transaction Documents to be executed after the date of this Agreement) duly executed and delivered by Buyer and (ii) is (or will be, in the case of Transaction Documents to be executed after the date of this Agreement) a legal, valid and binding obligation of Buyer, Enforceable against Buyer in accordance with its terms.

(b)           No consent, approval or authorization of, or designation, declaration or filing with any Governmental Authority is required on the part of Buyer with respect to Buyer’s execution or delivery of this Agreement or the consummation of the Contemplated Transactions, except for applicable requirements of the HSR Act or as would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

Section 5.3            Noncontravention. Neither the execution, delivery and performance by Buyer of this Agreement nor the consummation of the Contemplated Transactions will:

(a)           assuming compliance with all actions (including any filings or notices) required by the HSR Act, breach, violate or result in a default under any provision of, or, assuming receipt of any required authorizations, consents or approvals pursuant to the HSR Act, constitute an event that, after notice or a lapse of time or both would result in a breach, violation or default under any Government Order or Law applicable to Buyer;

(b)           result in a breach or violation of, or default under, any material Contract of Buyer; or

(c)           result in a breach or violation of, or default under, Buyer’s Organizational Documents, except, with respect to each of the foregoing clauses (a) – (b), as would not be reasonably likely to have a Buyer Material Adverse Effect.

Section 5.4            Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Buyer for which the Sellers could have liability.

Section 5.5            Litigation. There is no Action pending or, to the knowledge of Buyer, threatened to which Buyer or any of its Affiliates is a party (either as plaintiff or defendant) that has had or would reasonably be expected to have a Buyer Material Adverse Effect. Buyer is not subject to any outstanding Government Order that prohibits or otherwise restricts the ability of Buyer to consummate the Contemplated Transactions.

Section 5.6            Investment Intent. Buyer acknowledges that the Shares have not been registered under the Securities Act and that the Shares may not be resold absent such registration or unless an exemption therefrom is available. Buyer is an “accredited investor” within the meaning of Rule 501(a) of Regulation D of the Securities Act, as amended, and is acquiring the Shares for its own account, for investment purposes only and not with a view toward distribution thereof. Buyer acknowledges that it may not sell or otherwise dispose of any of the Shares except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities Laws.

Section 5.7             Financing.

(a)           Buyer affirms that it is not a condition to the Closing or to any of its other obligations under this Agreement that Buyer obtains financing for or related to any of the Contemplated Transactions. Buyer has, and at the Closing shall have, cash or rights under existing borrowing facilities that together are sufficient to enable it to pay the Aggregate Gross Purchase Price and to consummate the Contemplated Transactions and otherwise to perform all of its obligations hereunder.

(b)           Buyer is not entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors. Immediately after giving effect to all of the Contemplated Transactions, including the payment of the Aggregate Gross Purchase Price and any repayment or refinancing of debt that may be contemplated, and payment of all related fees and expenses, assuming the accuracy of the Sellers’ and the Group Companies’ representations and warranties contained in this Agreement, Buyer and its Subsidiaries, taken as a whole, will be Solvent at and immediately after the Closing.

Section 5.8            Disclosure of Information; No Other Representations; No Reliance. Buyer acknowledges that it and its Representatives have reviewed the properties and assets of the Group Companies made available to Buyer and that it and its Representatives have had an opportunity to meet with the Group Companies to discuss the Group Companies’ respective businesses.  Buyer acknowledges and agrees that, except as expressly provided in Article III and Article IV: (a) none of the Group Companies, their Affiliates, the Sellers, or any of their respective Representatives or any other Person has made, and none of Buyer or any of its Affiliates or any of its or their respective Representatives has relied on or is or will be entitled to rely on, any representation or warranty, express or implied, as to the Shares, the Group Companies, the Group Companies’ business, the Sellers or any other matter, including as to the accuracy or completeness of any documents or information provided or made available by any Person in connection with or in expectation of this Agreement or the Contemplated Transactions, and (b) none of the Sellers, any of the Group Companies, any of their Affiliates, their respective Representatives or any other Person will have or be subject to any liability to Buyer, its Affiliates or any other Person resulting from the distribution to Buyer or any other Person, or Buyer’s or any other Person’s use of, any information, including any information, documents or material made available in any physical or online “data rooms,” management presentations or in any other form in contemplation of any of the Contemplated Transactions (except to the extent any such information, documents or materials are the subject of a representation or warranty set forth in Article III or Article IV).

ARTICLE VI
COVENANTS

Section 6.1             Conduct of Business.

(a)           From the date hereof until the earlier of the Closing and the termination of this Agreement in accordance with Section 10.1 (the “Pre-Closing Period”), except as set forth in Schedule 6.1, as required by Law, as required to comply with COVID-19 Measures or for commercially reasonable acts that the applicable Group Company reasonably determines are necessary to take in connection with COVID-19 or any COVID-19 Measures, including the expiration, termination, relaxation or modification of any COVID-19 Measures (provided, that, prior to taking any such action, the Group Companies will consult Buyer and consider Buyer’s recommendations in good faith), or as otherwise expressly provided in this Agreement, unless Buyer otherwise consents in writing, which consent shall not be unreasonably withheld, delayed or conditioned, each Group Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to conduct its and their business in the ordinary course, and use its and their commercially reasonable efforts to preserve intact its and their business organization, goodwill, properties and assets and to maintain its and their current relationships with customers, employees, suppliers and others having business dealings with it and them.

(b)          Without limiting the generality of the foregoing, and except as set forth in Schedule 6.1, as required by Law or as expressly contemplated by this Agreement or, with respect to clauses (xiii) – (xv) only, as required to comply with COVID-19 Measures, including the expiration, termination, relaxation or modification of any COVID-19 Measures (provided, that, prior to taking any such action, the Group Companies will consult Buyer and consider Buyer’s recommendations in good faith), during the Pre-Closing Period, each Group Company shall not, and each Group Company shall not permit any of its Subsidiaries to, take any of the following actions without the prior written consent of Buyer, which consent shall not be unreasonably withheld, delayed or conditioned (except for clauses (i), (iii), (iv), (v), (vii), (viii), (ix), (xi), (xiv), (xv) and (xvi) below and, with respect to the foregoing, clause (xviii) below in respect of which Buyer may withhold its consent in its sole and absolute discretion):

(i)             issue or grant any Capital Interests in the Group Company or any of its Subsidiaries, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any Capital Interests in the Group Company or any of its Subsidiaries, or any rights, warrants or options to purchase any Capital Interests in the Group Company or any of its Subsidiaries;

(ii)           amend the Organizational Documents of the applicable Group Company or its Subsidiaries;

(iii)           liquidate or dissolve;

(iv)          merge, consolidate or reorganize with, acquire, or enter into any other business combination with, any Person (other than Buyer), including by way of asset acquisition;

(v)           sell, assign, transfer, convey, license or sublicense, lease, grant a right to or otherwise dispose of any properties or assets material to the Group Companies (except for nonexclusive licenses of Intellectual Property granted to customers and service providers in the ordinary course of business);

(vi)          make any loans or advances to, or any investments in or capital contributions to, any Person, or forgive or discharge in whole or in part any outstanding loans or advances, except in the ordinary course of business consistent with past practice not in excess of $50,000;

(vii)         except as may be required as a result of a change in Law or in GAAP, change any of the accounting principles, practices or methods used by them;

(viii)       settle or compromise any Action against the Group Company or its Subsidiaries or any of their respective directors or officers, except any such settlement or compromise that (A) involves only a payment of money and which would not result in liability to Buyer or the Group Company or its Subsidiaries following the Closing in excess of $500,000 individually or $2,000,000 in the aggregate, in each case, in excess of applicable insurance limits or the amounts provided for in any reserves on the applicable Historical Group Company Financial Statements with respect to any such Action, (B) does not impose any material restrictions on the business or operations of the Group Companies and their Subsidiaries, and (C) does not contemplate or involve any admission or wrongdoing by the Group Companies or any of their Subsidiaries;

(ix)          cancel or terminate any Group Companies Policy naming it as a beneficiary or a loss payable payee without obtaining comparable substitute insurance coverage;

(x)           enter into, amend, modify, extend, terminate, cancel or fail to renew, or give any consent with respect to, any Specified Material Contract or any Contract that would have been required to be disclosed had it been entered into prior to this Agreement, on Schedule 3.15 or Schedule 3.10(b) of either of the Group Company Disclosure Schedules, except in the ordinary course of business consistent with past practice;

(xi)             take or fail to take any action that could cause such Group Company or its Subsidiary to no longer continue to be treated as an “S corporation” or a “qualified subchapter S subsidiary”, as applicable, make, change or revoke any entity classification election for U.S. federal, state or local income Tax purposes (including with respect to the status of either Group Company as an “S corporation”) or any other material Tax election, adopt or change any Tax accounting period or Tax method of accounting, enter into any Tax allocation agreement, Tax sharing agreement, or Tax indemnity agreement, enter into any Tax closing agreement or Tax ruling, settle or compromise any Tax claim or assessment, file any amended Tax Return, relinquish any claims for Tax refunds or change any material Tax practice or procedure (including as to the deferral of the recognition of income for Tax purposes);

(xii)          adopt, establish, enter into, amend, terminate or increase the benefits under any Employee Plan of any Group Company or any Subsidiary of any Group Company or other employee benefit, plan, practice, program, policy or Contract that would be an Employee Plan if in effect on the date of this Agreement, in any case other than as is required by the terms of an Employee Plan listed on Schedule 3.13(a) of the applicable Group Company Disclosure Schedule in effect as of the date hereof, a collective bargaining agreement or as is required by applicable Law or in connection with the renewal of any collective bargaining agreement scheduled to expire prior to or within the 90-day period immediately following the Closing Date;

(xiii)        increase the compensation or benefits of any current or former director, officer, employee or consultant making more than $100,000 per year of such Group Company or any Subsidiary of such Group Company, other than (x) as required by any Employee Plan listed on Schedule 3.13(a) of the applicable Group Company Disclosure Schedule in effect as of the date hereof, (y) as required by any Contract listed on Schedule 3.15(k) in effect as of the date hereof or entered after the date hereof in compliance with clause (xvi) below, and (z) if Closing has not occurred by February 28, 2022, ordinary course annual increases in compensation and benefits consistent with the Group Company’s past practice based on annual budget forecasting that occurs in March of each calendar year;

(xiv)         hire, promote, demote or terminate (other than demotions or terminations for good cause) any officer or employee of the Group Company or any Subsidiary of such Group Company, who prior to or after such action has an annual compensation of $150,000 or more;

(xv)           implement any mass layoffs, facility closures or the discontinuance of any business unit, except in connection with loss of any customer Contract or site of which the applicable Group Company notifies Buyer at the time of such loss;

(xvi)         except in each case pursuant to the existing terms of an Employee Plan disclosed on Schedule 3.13(a) of the applicable Group Company Disclosure Schedule or collective bargaining agreement disclosed on Schedule 3.15(k) of the applicable Group Company Disclosure Schedule, as required by Law or in connection with the renewal of any collective bargaining agreement disclosed on Schedule 3.15(k) of the applicable Group Company Disclosure Schedule that is scheduled to expire prior to or within the 90-day period immediately following the Closing Date, adopt, terminate, renew or amend, in any respect, any collective bargaining agreement or other Contract with any labor organization, union or association;

(xvii)       abandon, disclaim, dedicate to the public, sell, assign or grant any Encumbrance on any material Group Company Intellectual Property, or grant to any third party any license with respect to any material Group Company Intellectual Property, except for non-exclusive license in the ordinary course of business consistent with past practice; or

(xviii)      authorize any of, or commit or agree to take or enter into any Contract to take any of the foregoing actions.

Section 6.2             Regulatory Cooperation.

(a)           Subject to the terms and conditions of this Agreement, Buyer and each Group Company shall use their respective reasonable best efforts to consummate and make effective the Contemplated Transactions as promptly as practicable, including by using their respective reasonable best efforts to (i) make any necessary filings, notices, petitions, statements, registrations, or submissions, including under the HSR Act, provided that the parties shall make any filings required under the HSR Act within one (1) Business Day after the date of this Agreement; (ii) comply to the extent necessary with any request for information by any Governmental Authority, including any request for additional information and documentary material under the HSR Act; (iii) resolve questions or objections, if any, as may be asserted by any Governmental Authority; and (iv) obtain any Governmental Authorizations required or advisable from any Governmental Authorities, provided, that none of the Group Companies, Subsidiaries of the Group Companies or Buyer shall be required to waive or forfeit any rights or incur any additional liabilities or material expenses, other than counsel fees and similar out-of-pocket expenses. Buyer shall be responsible for paying all applicable HSR Act filing fees.

(b)           To the extent not prohibited by applicable Law, each of Buyer and each Group Company shall cooperate and consult with each other in connection with obtaining any Governmental Authorizations from any Governmental Authority required to consummate the Contemplated Transactions, and shall, unless prohibited by Law, (i) promptly inform the other party of any substantive communication from any Governmental Authority; (ii) consult and cooperate with, and consider in good faith the views of, one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings under the antitrust Laws of any Governmental Authority; (iii) promptly provide each other with copies of all substantive written communications to or from any Governmental Authority with respect to the Contemplated Transactions; (iv) use good faith efforts to give each other reasonable advance notice of all meetings with any Governmental Authority with respect to the Contemplated Transactions; and (v) not participate independently in any meeting with a Governmental Authority with respect to the Contemplated Transactions without providing to the other party reasonable advance notice and, to the extent practicable, an opportunity to attend and participate in such meeting. In addition, any party may, as it deems advisable and necessary, reasonably designate any confidential and competitively sensitive material provided to the other parties as “Outside Counsel Only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials.

(c)               Without limiting any other obligations of the parties hereunder, each of the Group Companies and Buyer shall use their respective reasonable best efforts to (x) respond to and resolve any objections asserted by any Governmental Authority with respect to the Contemplated Transactions promptly to allow the Closing to occur prior to the Outside Date, (y) defend any Action by or before any Governmental Authority, whether judicial or administrative, whether brought by private parties or Governmental Authorities or officials, challenging this Agreement or the consummation of the Contemplated Transactions, and (z) take any and all other actions to avoid or eliminate impediments under any Law that may be asserted by any Governmental Authority or any other Person so as to enable the parties to close the Contemplated Transactions promptly and prior to the Outside Date, including actions necessary to ensure that no Governmental Authority enters any order, decision, judgment, decree, ruling, or injunction (preliminary or permanent), establishes any Law, rule, or regulation or takes any other action preliminarily or permanently restraining, enjoining or prohibiting the consummation of the Contemplated Transactions and to ensure that no Governmental Authority with the authority to clear, authorize or otherwise approve the consummation of the Contemplated Transactions fails to do so by the date necessary to allow the Closing to occur by the Outside Date; provided, however, that, notwithstanding the foregoing, in no event will either of the Group Companies or Buyer or any of their respective Affiliates be obligated to: (i) propose, negotiate, commit to or effect, by consent decree, hold separate orders or otherwise, the sale, divestiture, licensing or disposition of any of its assets, properties or businesses or of the assets, properties or businesses to be acquired by it pursuant to this Agreement; or (ii) accept any operational restrictions or otherwise take or commit to take actions that limit its freedom of action with respect to, or its ability to retain, any of its assets, properties, licenses, rights, product lines, operations or businesses.

(d)               During the Pre-Closing Period, Buyer shall not, and shall cause its Affiliates not to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity interests in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets or rights, if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger, consolidation or purchase would reasonably be expected to (i) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining in time to allow the Closing to occur prior to the Outside Date, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the Contemplated Transactions or the expiration or termination of any applicable waiting period, (ii) materially increase the risk of any Governmental Authority entering any Government Order prohibiting or impeding the consummation of the Contemplated Transactions, or (iii) otherwise materially delay the consummation of the Contemplated Transactions to a date later than the Outside Date.

Section 6.3             Access to Information.

(a)            During the Pre-Closing Period, subject to the Confidentiality Agreement described in Section 6.4, each Group Company shall afford to Buyer and Buyer’s Representatives reasonable access during normal business hours and after reasonable prior notice to such Group Company’s properties, books, Contracts, records and personnel, and each Group Company shall furnish promptly to Buyer information concerning such Group Company’s business and assets as Buyer may reasonably request; provided, that no Group Company shall be obligated to provide such access to information which such Group Company determines, based on the reasonable advice of legal counsel, (i) is required to be kept confidential by applicable Law or Contract, (ii) is subject to an obligation of confidentiality owing to a third-party, (iii) is subject to an attorney-client or other privilege, or (iv) is competitively sensitive; provided, that, Buyer and its Representatives shall not, directly or indirectly, contact any employee, supplier or customer of, or any other third party having a business relationship with, either Group Company regarding this Agreement, the Group Companies or their Subsidiaries or the Contemplated Transactions without the express prior consent of such Group Company (unless Buyer or its Subsidiaries have an active or potential commercial arrangement with a customer of a Group Company, in which case Buyer or its Subsidiary may (A) contact such customer regarding such active or potential commercial arrangement and (B) respond to inquiries from such customer regarding this Agreement or the Contemplated Transactions; provided, however, that in contacting or responding to such customer, Buyer or its Subsidiary shall not disparage or discuss the operations of the Group Company, its Subsidiaries, any of its Representatives, any of the Sellers or any of their respective Affiliates, and shall not disclose any non-public information regarding this Agreement or the Contemplated Transactions); provided, further, that in the event information is not provided to Buyer or its Representatives pursuant to the foregoing clauses (i) – (iv), the applicable Group Company shall use commercially reasonable efforts to provide a summary of such information that does not violate its legal privilege, applicable Law or its contractual obligations, as the case may be, or provide such competitively sensitive information.

(b)           Without limiting the generality of the foregoing sub-section (a), (A) in the event the Closing has not occurred prior to the end of any fiscal quarter of the Group Companies and their Subsidiaries ending after June 30, 2021, the Group Companies will deliver to Buyer unaudited consolidated balance sheets of the Group Companies as of the end date for such fiscal quarter and the related unaudited consolidated statements of income, cash flows and changes in stockholders’ equity for such fiscal quarter no later 45 days after the end of such fiscal quarter and (B) in the event the Closing has not occurred prior to the end of any fiscal year of the Group Companies and their Subsidiaries ending after December 31, 2021, the Group Companies will deliver to Buyer audited consolidated balance sheets of the Group Companies as of the end date for such fiscal year and the related audited consolidated statements of income, cash flows and changes in stockholders’ equity for such fiscal year no later than 120 days after the end of such fiscal year. The foregoing financial statements will be prepared in accordance with GAAP.

Section 6.4             Confidentiality.

(a)           Buyer shall, and shall cause Buyer’s representatives to, hold in confidence in accordance with the provisions of the confidentiality agreement, dated April 8, 2021 (the “Confidentiality Agreement”), between Buyer and AbleServe Management Company, a California corporation, and to not use except as expressly permitted by the terms of the Confidentiality Agreement, any information regarding the Group Companies and their Subsidiaries and their businesses that is received or obtained in connection with this Agreement and the Contemplated Transactions, including during any due diligence. At the Closing, without any further action by any party, the Confidentiality Agreement shall terminate automatically.

(b)           From and after the Closing Date until the fourth anniversary of the Closing Date, each Seller agrees not to, and agrees to cause its controlled Affiliates and its and their respective Representatives, in each case that have received Confidential Information from or on behalf of such Seller or, prior to the Closing Date, a Group Company, not to, disclose, reveal, divulge or communicate to any Person, other than to such Seller’s Representatives who are subject to or have agreed to comply with the restrictions of this Section 6.4(b) or similar restrictions and to officers, directors and employees of Buyer and its Affiliates (including the Group Companies and its Subsidiaries), any such Confidential Information; provided, however, the restriction above shall not apply to (i) any disclosure to the extent reasonably necessary in connection with Actions or disputes arising under or to enforce such Seller’s or other Person’s rights under this Agreement or any other Transaction Document or (ii) any disclosure required by applicable Law or Governmental Authority so long as the applicable Seller attempts in good faith to give Buyer prior written notice of such disclosure and, if requested by Buyer, uses good faith efforts to cooperate with Buyer to obtain a protective order or other confidential treatment at Buyer’s cost; provided further that such Seller shall furnish, or cause to be furnished, only that portion of such information which such Seller is advised by counsel is legally required to be disclosed.

(c)           “Confidential Information” means any information with respect to the business of the Group Companies and their Subsidiaries, including methods of operation, customers, customer lists, services, prices, fees, costs, intellectual property, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters. Confidential Information does not include information that (i) is generally available to the public on the date of this Agreement, (ii) becomes generally available to the public other than as a result of a disclosure prohibited by this Section 6.4, (iii) becomes available to the Sellers and/or their Affiliates or Representatives after the Closing from a Person other than Buyer and its Affiliates (including the Group Companies and their Subsidiaries) who is not, to the Sellers’ knowledge, subject to any legally binding obligation to keep such information confidential, or (iv) is independently developed by the Sellers and/or their Affiliates or Representatives after the Closing without violating its obligations under this Agreement.

Section 6.5            Press Releases. The initial press release with respect to the Contemplated Transactions will be in a form mutually agreed by the Sellers’ Representative and Buyer. No other public filing, release or announcement concerning this Agreement or the Contemplated Transactions shall be issued by any party or its Representatives or Affiliates without the prior written consent of the Sellers’ Representative, in the case of any such public filing, release or announcement by Buyer or any of its Representatives or Affiliates, or Buyer, in the case of any such public filing, release or announcement by the Sellers or any of their Representatives or Affiliates (which consent shall not be unreasonably withheld, delayed or conditioned), unless such disclosure is required by any Government Order or by Law (based on the reasonable advice of counsel) or the rules and regulations of an applicable securities exchange, in which case the party intending to make such release shall use commercially reasonable efforts (to the extent not prohibited by Government Order or Law) to consult with the other parties and provide the other parties the opportunity to review such public filing, release or announcement prior to making such disclosure; provided, that no party shall be required to obtain the prior written consent of, consult with or provide an opportunity to review to, any other party to the extent such public filing, release or announcement consists solely of information that has previously been made public without breach of the obligations of this Section 6.5 or Section 6.4. The parties understand and agree that Buyer intends to publicly disclose the existence of this Agreement and the Contemplated Transactions subsequent to the execution of this Agreement as required pursuant to the rules of the New York Stock Exchange; provided that such initial disclosure shall require the joint approval of the Sellers’ Representative and Buyer (which approval shall not be unreasonably withheld, delayed or conditioned).

Section 6.6             Further Assurances.

(a)           From and after the Closing Date, the Sellers shall, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by Buyer, and at Buyer’s cost, to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the Contemplated Transactions.

(b)           From and after the Closing, Buyer, at no cost to any Seller, shall, and shall cause its Affiliates, including the Group Companies, to, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by the Sellers, to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the Contemplated Transactions.

Section 6.7             Indemnification and Insurance. Buyer agrees that, for a period of six years after the Closing Date, all rights to indemnification, exoneration and advancement of expenses for acts or omissions occurring prior to the Closing Date existing as of the Closing Date in favor of the former and present directors and officers of the Group Companies (the “D&O Indemnitees”) provided in the Group Companies’ Organizational Documents, provided to Buyer prior to the date of this Agreement shall survive the Closing and continue in full force and effect, that the former officers and directors of the Group Companies shall have the rights to indemnity, exoneration and advancement of expenses as provided in the Group Companies’ Organizational Documents, provided to Buyer prior to the date of this Agreement with respect to each D&O Indemnitee’s activities in such capacity prior to the Closing and that the Group Companies will honor and perform, and that Buyer shall cause the Group Companies to honor and perform, all such rights and obligations. The Group Companies shall purchase, prior to the Closing, a fully paid up, irrevocable “tail” insurance policy with a claims period of at least six years from the Closing Date with respect to directors’ and officers’ liability in an amount and scope at least as favorable as the Group Companies’ existing policies with respect to matters existing or occurring at or prior to the Closing Date. Buyer shall take, and shall cause the Group Companies to take, all necessary actions to maintain such insurance policies in full force and effect and fulfill their obligations thereunder throughout such six-year period following the Closing Date. Buyer shall not, and shall cause the Group Companies not to, cancel or change such insurance policies in any respect. This Section 6.7 is intended to be for the benefit of, and shall be enforceable by, the D&O Indemnitees, their heirs and personal representatives, and shall be binding upon Buyer, its successors or assigns.

Section 6.8             Employees of Group Companies.

(a)           Buyer shall be solely responsible for any and all notice, pay in lieu of notice, or other costs, liabilities, and obligations under the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101-2109, and the regulations issued thereunder by the United States Department of Labor, 29 C.F.R. § 639, or under any similar state Law, arising out of or related to the termination of employment after the Closing of any Person currently employed by any Group Company or Group Company Subsidiary; provided, however, that Buyer shall not be responsible for any such liabilities to the extent they arise in whole or in part from any employment actions taken by Seller at any time prior to Closing which were not disclosed to Buyer prior to the Closing.

(b)          During the Pre-Closing Period, (i) Buyer shall not, without the prior written consent of the applicable Group Company, make any disclosures to or have any discussions, whether oral or written, with any employees of any Group Company or Subsidiary of a Group Company or with any representative or employee of any union or labor organization representing employees of any Group Company or any Subsidiary of a Group Company (provided, however, that nothing in this Section 6.8(b) shall limit Buyer’s ability to discuss the effect of the Contemplated Transactions on Buyer’s employees with any union or labor organization representing Buyer employees) and (ii) the Sellers and the Group Companies shall keep Buyer informed in a timely manner of any requests for, and the status of, any effects bargaining, bargaining with respect to an expiring collective bargaining agreement and any union information requests related to the Contemplated Transactions and shall provide Buyer with the opportunity to review and provide comments to the Sellers’ responses to any such information requests. Prior to the Closing, the Sellers or the Group Companies may not materially increase Buyer’s costs through any effects bargaining agreements (which shall not prohibit actions required by collective bargaining agreements existing as of the date hereof or as permitted by Section 6.1(b)(xvi)).

(c)           Buyer will cooperate with the Group Companies to inform the employees of the Group Companies of this Agreement and the Contemplated Transactions as close to concurrently as reasonably possible with any initial public announcement of the Contemplated Transactions and Buyer shall have the right to review and provide comments to any such employee communications. Thereafter each Group Company shall give Buyer reasonable prior notice of all communications intended to be made by such Group Company or any of its Subsidiaries regarding this Agreement or the Contemplated Transactions to any employees of such Group Company or its Subsidiaries, and Buyer shall have a reasonable opportunity to review and comment thereon prior to such Group Company or such Subsidiary making such communications to its employees.

(d)           Each Group Company shall provide to Buyer updated Census Information no later than five Business Days prior to the Closing Date.

(e)           At least two Business Days prior to the Closing Date, each Group Company shall submit to a stockholder vote, in a manner that satisfies the stockholder approval requirements under Section 280G(b)(5)(B) of the Code and regulations promulgated thereunder (a “Stockholder Vote”), the right of any “disqualified individual” (as defined in Section 280G(c) of the Code) to receive any and all payments (or other benefits) contingent on the consummation of the transactions contemplated by this Agreement (within the meaning of Section 280G(b)(2)(A)(i) of the Code) to the extent necessary so that no payment received by, or benefit provided to, such “disqualified individual” would be a “parachute payment” under Section 280G(b) of the Code. In connection with the foregoing, at least ten Business Days prior to the Closing Date, Buyer shall provide each Group Company with information necessary to allow each Group Company to determine whether any payments made or to be made or benefits granted or to be granted pursuant to any agreement, arrangement or contract entered into or negotiated by Buyer, together with any payments or benefits under any Employee Plan or any other compensatory plan or arrangement of any Affiliate of such Group Company, could reasonably be considered to be “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and Buyer shall further provide updates to such information as is necessary prior to the Closing Date. Each Group Company shall (i) at least five Business Days prior to providing (A) the applicable disqualified individuals with any required waivers, consents or agreements and (B) the applicable stockholders with any materials necessary to comply with the Stockholder Vote, provide a draft of the applicable materials (including the underlying calculations) to Buyer and shall incorporate into such materials any reasonable comments that are timely provided by Buyer and (ii) obtain any required waivers, consents or agreements from each disqualified individual at least one Business Day prior to conducting the Stockholder Vote. Prior to the Closing, each Group Company shall provide Buyer and its counsel with copies of all documents executed by the stockholders and disqualified individuals in connection with the Stockholder Vote.

(f)            Buyer shall pay, or shall cause to be paid, the annual bonus amounts as described on Schedule A (Indebtedness)(l), in accordance with the following:

(i)             if the Closing Date occurs on or prior to December 31, 2021, then on or after February 28, 2022 and no later than March 31, 2022, to each then current employee, director, manager, consultant or independent contractor (or if not then current, any employee, director, manager, consultant or independent contractor terminated without cause by the applicable Group Company or affiliate of a Group Company after the Closing Date), other than the Specified Persons, a bonus in an amount equal to the applicable amount of the annual bonus for 2021 included as Closing Indebtedness (as finally determined pursuant to Section 2.8) in respect of the annual bonus payable to such Person;

(ii)            if the Closing Date occurs after December 31, 2021, then to each then current employee, director, manager, consultant or independent contractor (or if not then current, any employee, director, manager, consultant or independent contractor terminated without cause by the applicable Group Company or affiliate of a Group Company after the Closing Date), other than the Specified Persons, (1) on or after February 28, 2022 and no later than March 31, 2022, a bonus in an amount equal to the applicable amount of the annual bonus for 2021 included as Closing Indebtedness (as finally determined pursuant to Section 2.8) in respect of the annual bonus payable to such Person, unless previously paid by the applicable Group Company, and (2) on or after February 28, 2023 and no later than March 31, 2023, a bonus in an amount equal to the applicable amount of the annual bonus for 2022 included as Indebtedness (as finally determined pursuant to Section 2.8) in respect of the annual bonus payable to such Person; and

(iii)           following the payments contemplated by clauses (i) and (ii), as applicable, but not later than April 15 of the applicable year, to the Sellers’ Representative (for distribution to the Sellers in accordance with their respective Pro Rata Shares) any amounts of such annual bonus for 2021 or 2022, as applicable, included as Indebtedness (as finally determined pursuant to Section 2.8) and not required to be paid to a current or former employee, director, manager, consultant or independent contractor pursuant to the foregoing clauses (i) or (ii).

(g)          Without limitation of the rights of the Sellers and the Sellers’ Representative to enforce the provisions of this Section 6.8, no provision in this Section 6.8, whether express or implied, shall (i) create any third-party beneficiary or other rights in any employee or former employee of any Group Company or any Subsidiary of such Group Company (including any beneficiary or dependent thereof), any other participant in any Employee Plan or any other Person, (ii) create any rights to continued employment with any Group Company or any Subsidiary or Affiliate of such Group Company, or (iii) constitute or be deemed to constitute an amendment to any Employee Plan or any employee benefit plan, program, practice, policy, agreement or arrangement sponsored or maintained by Buyer or any of its Affiliates.

(h)           The Restricted Person identified on Schedule 6.8(h) (the “Restricted Executive”) agrees that, for 12 months following the Closing, he will, for no additional compensation, make himself reasonably available to consult and cooperate with other reasonable requests from the Group Companies on an as-needed basis; provided that in no event will such consultation or cooperation require the Restricted Executive to travel.

(i)            If requested by an executive or director of a Group Company whose engagement or employment by a Group Company is terminated after the Closing, Buyer, for six months following the Closing, shall cause to be provided, upon receipt of any e-mail at such executive’s or director’s former Group Company e-mail address, a response informing the sender that the executive or director is no longer with the Group Company but can be reached at an address as specified by such executive or director.

Section 6.9            Escrow Agreement. At the Closing, each of the Sellers’ Representative and Buyer shall duly execute and deliver to the other, and each of the Group Companies and Buyer shall use their reasonable best effort to cause the Escrow Agent to duly execute and deliver to Buyer and the Sellers’ Representative, the Escrow Agreement. The escrow amounts will be released in accordance with Section 2.8(h) or Article XI, as applicable.

Section 6.10           Pre-Closing Transfers. Notwithstanding anything contained in this Agreement to the contrary, the Sellers may, prior to the Closing, cause the Group Companies to transfer to one or more designees of the Sellers under common control with Maintenance, for no consideration, the right, title and interest in and to the assets and rights set forth on Schedule 6.10 in each case free and clear of any Encumbrances other than Permitted Encumbrances (but subject to Section 6.16 and the Restrictive Covenants), pursuant to documentation reasonably acceptable to Buyer (collectively, the “Pre-Closing Transfers”); provided, that in no event will Buyer be obligated to approve any such documentation which imposes any indemnity or other post-Closing obligations on the applicable Group Companies with respect to such Pre-Closing Transfers; provided, further, that all Pre-Closing Transfers shall be structured in a manner that would not cause any Group Company’s status as an “S corporation” to be terminated. To the extent that the Pre-Closing Transfers with respect to vehicles driven by certain executives do not occur prior to the Closing, after the Closing the Group Companies, at the request and at the cost of the Sellers, shall (and Buyer shall cause the Group Companies to) use their reasonable best efforts to cause such Pre-Closing Transfers to occur as promptly as practicable (for clarity, the Sellers will be responsible for any Taxes, including Taxes of Buyer and its Affiliates, payable as a result of any such transfer). Consistent with the foregoing, in connection with the transfer of the real property at 868 Folsom St., San Francisco, CA 94107 (the “Folsom Street Property”) to a designee of the Sellers, such designee shall enter into a Lease Agreement in substantially the form set forth in Exhibit B (the “Folsom Street Lease”). Prior to the Closing, the Group Companies also may transfer to the executives of the Group Companies, at no cost to the executives, the mobile phones being used by such executives and the phone numbers associated therewith; provided, that prior to such transfer the Group Companies shall have performed a reset of such mobile phones to remove any information related to the business of the Group Companies.

Section 6.11          Post-Closing Access to Information. For a period of seven years from and after the Closing, Buyer shall provide, and shall cause its Subsidiaries (including after the Closing the Group Companies and their Subsidiaries) to provide, the Sellers’ Representative and each Seller and their respective Representatives reasonable access, during normal business hours, upon reasonable notice, to the books and records and personnel of each Group Company and the Subsidiaries of each Group Company (and shall permit such Persons to examine and copy such books and records), and shall furnish information reasonably requested by the Sellers’ Representative or any Seller or any of their Representatives, in each case only to the extent such access is reasonably requested in connection with any Tax, accounting or legal filing or other purpose; provided, that Buyer shall not be obligated to provide such access to information which Buyer determines, based on the reasonable advice of legal counsel, (i) is required to be kept confidential by applicable Law or Contract, (ii) is subject to an obligation of confidentiality owing to a third-party, or (iii) is subject to an attorney-client or other privilege; provided, further that, in the event information is not provided to the Sellers’ Representative, any Seller or their respective Representatives pursuant to the foregoing clauses (i) – (iii), Buyer shall so inform such Seller and use commercially reasonable efforts to provide a summary of such information that does not violate its legal privilege, applicable Law or its contractual obligations, as the case may be. For a period of seven (7) years following the Closing, or such longer period as may be required by Law or to the extent the applicable statute of limitations is longer, Buyer shall, and shall cause the Group Companies and their Subsidiaries to, maintain all books and records of the Group Companies (other than Tax Returns, which shall be governed by Section 7.4) and shall not destroy or dispose of any such books and records without first advising the Sellers’ Representative in writing and giving the Sellers’ Representative a reasonable opportunity to obtain possession thereof, subject to the same limitations set forth in clauses (i) – (iii) above, and provided that such possession is reasonably requested in connection with any Tax, account or legal filing or requirement.

Section 6.12          Exclusivity. Each Seller and each Group Company during the Pre-Closing Period shall not, the Group Companies shall cause their respective Subsidiaries not to, and each Seller and each Group Company shall direct its respective Representatives actively engaged by them in connection with the Contemplated Transactions (it being understood that each Seller and each Group Company will be responsible for any breach of this Section 6.12 by its respective Representatives to the extent such Representative was acting at such Seller or Group Company’s direction or on such Seller or Group Company’s behalf) not to, directly or indirectly, solicit, initiate, knowingly facilitate, recommend or knowingly encourage proposals, offers or inquiries from any third party with respect to, or enter into any agreement, engage in any negotiations or accept any offer, regarding the terms of, or in connection with, any direct or indirect sale of, any of the Capital Interests or any material portion of the assets of any Group Company (including any sale structured as a merger, consolidation or similar business combination or disposition) (an “Acquisition Transaction”) with any Person, in any case other than Buyer, its Affiliates and their respective Representatives. The Group Companies shall notify Buyer promptly (but in no event later than two Business Days) after receipt by the Sellers of the Group Companies or to their Knowledge any of its Representatives of any proposal, offer or inquiry from any Person other than Buyer to effect an Acquisition Transaction, including the material terms thereof.

Section 6.13        Non-Solicitation; Non-Competition; Non-Disparagement. As part of the inducement to Buyer to consummate the Contemplated Transactions and enter into this Agreement, each person listed on Schedule 6.13 and each Seller (each, a “Restricted Person”) is willing to agree to abide by the following restrictions:

(a)           Except as disclosed on Schedule 6.13(a), and to the maximum extent permitted by applicable law, for the Restricted Period, such Restricted Person shall not, and such Restricted Person shall cause its controlled Affiliates not to, engage in any of the following activities, either directly or indirectly (individually, or through or on behalf of another Person, or in any other capacity):

(i)            hire, solicit or engage in any activity to induce any Employee to terminate his or her employment with any Group Company or any of its Subsidiaries, or to become employed by or to enter into a business relationship with such Restricted Person to perform material services other than for the benefit of Buyer, the Group Company or any of its Subsidiaries, except that the foregoing restriction shall not include (A) the hiring or engagement of Employees who apply for employment or engagement with a Restricted Person of their own initiative without direct or indirect inducement or encouragement by such Restricted Person (provided that, with respect to any such Employee who terminated employment with the applicable Group Company at his or her own choice, at least six months shall have elapsed since his or her termination of such employment or engagement prior to such hiring or engagement) or (B) general, non-targeted solicitations of employment of Persons responding to general solicitations of employment or engagement not specifically directed towards Employees.

For purposes of this Section 6.13(a)(i), the term “Employee” includes any individual who the applicable Restricted Person knows is an employee, agent of or consultant to any Group Company or any of their Subsidiaries during the three-month period prior to the Closing Date, but excludes any individual whose employment has been involuntarily terminated by Buyer or any of its Affiliates, including the Group Companies;

(ii)           except as disclosed on Schedule 6.13(a)(ii), establish, engage, own, manage, operate, join or control, or participate in the establishment, ownership, management, operation or control of, or be a Representative of, or be a consultant to, any Person that competes with the businesses of the Group Companies as of the Closing in the United States, except that the foregoing restriction shall not include:

(A)       investing in or holding not more than 5% of the outstanding securities of any class of any publicly-traded securities of a company that competes with the businesses of the Group Companies in the United States; or

(B)       undertaking, participating or carrying on or being engaged or having any interest in, or in any other manner advising or assisting, a Person that owns, manages or operates both (1) a business that competes with the business of the Group Companies in the United States as of the Closing and (2) one or more other businesses (or portions thereof) that do not so compete, provided that such Restricted Person’s and its controlled Affiliates’ activities are performed solely with respect to such one or more non-competing businesses or non-competing portions; or

(iii)          request, induce or attempt to limit or knowingly influence any customer, Employee, supplier or other business entity to limit or curtail, cancel or terminate, any business it transacts with, or services it provides to or receives from, the Group Companies, their Subsidiaries or Buyer.

(b)           (i)            Each Restricted Person shall not, and shall use commercially reasonable efforts to cause each of his controlled Affiliates not to, at any time, knowingly disparage Buyer, the Group Companies, any Affiliate thereof, any of its or their respective businesses, officers, managers, members, or directors, or the reputation of any of the foregoing Persons, in connection with the business of the Group Companies; provided, that such restriction shall not prohibit any Restricted Person from (A) making any truthful statement to the extent required by Law or by any Governmental Authority with jurisdiction to order such Person to disclose or make accessible such information or (B) exercising or enforcing any of its rights under this Agreement, any other Transaction Document or any other agreement with any of Buyer, the Group Companies or their Subsidiaries; and

(ii)           Buyer shall not, and shall use commercially reasonable efforts to cause each of its controlled Affiliates not to, at any time, knowingly disparage any Restricted Person, any of their respective Affiliates or any of their respective businesses, officers, managers, equity holders, or directors, or the reputation of any of the foregoing Persons, in connection with their prior ownership and operation of the Group Companies; provided, that such restriction shall not prohibit Buyer from (A) making any truthful statement to the extent required by Law or by any Governmental Authority with jurisdiction to order Buyer to disclose or make accessible such information or (B) exercising or enforcing any of its rights under this Agreement, any other Transaction Document or any other agreement with any of the Restricted Person or any of their respective Affiliates.

(c)           If, at the time of enforcement of the covenants contained in this Section 6.13 (the “Restrictive Covenants”), a court of competent jurisdiction holds that the duration, scope or area restrictions stated herein are unreasonable under the circumstances then existing, Buyer and the Restricted Persons agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by applicable Law. Each of the Restricted Persons and Buyer has consulted with legal counsel regarding the Restrictive Covenants and based on such consultation has determined and hereby acknowledges that the Restrictive Covenants are reasonable in terms of duration, scope and areas restrictions and are necessary to protect the goodwill of the Group Companies and their businesses and the substantial investment in such businesses and the Group Companies made by Buyer pursuant to this Agreement. Each of the Restricted Persons and Buyer further agrees that it shall not challenge the reasonableness of the duration, scope and area restrictions in any Action with respect to the Restrictive Covenants.

Section 6.14           Release.

(a)           Effective upon the Closing, each Seller, on behalf of himself and his successors and permitted assigns (collectively, the “Seller Releasing Persons”), hereby fully, unconditionally and irrevocably waives, releases, acquits and discharges each Group Company or any of such Group Company’s Subsidiaries, or any of their respective Representatives and Affiliates, and each of their respective successors and assigns (collectively, the “Group Company Released Persons”), to the fullest extent permitted by applicable Law, from any Actions, debts, accounts, covenants, Contracts, arrangements, promises, obligations, losses, damages or liabilities of any kind or nature, in law or equity, whether known or unknown, suspected or unsuspected, or now or hereafter existing, arising out of or resulting from an action, event, circumstance or fact, occurring or existing prior to the Closing, that any Seller Releasing Person now has, at any time previously had or shall or may have in the future against any Group Company Released Person, in each case, directly or indirectly arising out of or resulting from either Group Company or any of their respective Subsidiaries or the ownership, properties, liabilities, operations or activities thereof at or prior to the Closing (collectively, the “Seller Released Claims”). Notwithstanding the foregoing, the Seller Released Claims shall not include (i) any claims arising under this Agreement or any other Transaction Document, (ii) any claims arising under any of the Group Companies’ Organizational Documents provided to Buyer prior to the date of this Agreement, and (iii) any right of any Seller Releasing Person that is a natural person to salary, bonus, expense reimbursement, severance, or other ordinary compensation earned following the Closing in the capacity as a director, officer or employee of the Group Company. Subject to the preceding sentence, the Seller Releasing Persons shall refrain from directly or indirectly asserting any Action of any kind against any Group Company Released Person based upon the Seller Released Claims.

(b)           Each Seller, on behalf of itself and each applicable Seller Releasing Person, acknowledges and intends that this Section 6.14 shall be effective as a bar to each and every one of the Seller Released Claims. Each Seller, on behalf of itself and each applicable Seller Releasing Person, expressly consents that this Section 6.14 shall be given full force and effect according to each and all of its express terms and provisions. Each Seller has read Section 1542 of the Civil Code of the State of California (“Section 1542”), which provides as follows: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” Each Seller understands that Section 1542, or a comparable statute, rule, regulation or order of another jurisdiction, gives him the right not to release existing claims of which he is not aware, unless he voluntarily chooses to waive this right. Each Seller nevertheless hereby voluntarily elects to and does waive the rights described in Section 1542, or such other comparable statute, rule, regulation or order, and elects to assume all risks for the Seller Released Claims.

Section 6.15          Closing Date Actions. After 12:01 a.m. Pacific time on the Closing Date and prior to the Closing, the Sellers and the Group Companies will not, and will cause the Subsidiaries of the Group Companies not to, (a) incur any Indebtedness, (b) distribute or dividend any Closing Cash, or (c) incur any Transaction Expenses.

Section 6.16          License. Effective as of the Closing, each of PBo and MBo agrees to grant and hereby grants, and shall cause any other Person to whom the Boschetto Family Story is transferred prior to Closing pursuant to Section 6.10 to agree to grant and hereby grant, to Buyer and its Affiliates a non-exclusive, irrevocable, perpetual, royalty-free, sublicensable and transferable license to reproduce, transmit, display, perform, modify and otherwise use and exploit the Boschetto family name as it relates to the Boschetto Family Story, alone or in combination with the Group Companies’ names or any other Trademarks, in connection with the publicity, advertising and marketing of the business of the Group Companies, as such businesses exist as of the Closing and however such businesses may thereafter exist or evolve. Each PBo and MBo will cause any Person to whom the Boschetto Family Story is transferred to comply with the provisions of this Section 6.16.

ARTICLE VII
TAX MATTERS

Section 7.1             Tax Returns.

(a)           The Sellers’ Representative, at the Sellers’ cost and expense, shall prepare or cause to be prepared and file or cause to be filed all IRS Forms 1120-S and corresponding Schedules K-1 for the Group Companies (and any analogous Tax Returns for a Group Company for state or local income tax purposes for which such Group Company is treated as an “S corporation” or other fiscally transparent entity (excluding, for the avoidance of doubt, any Tax Return that could show any amount of Taxes due and payable by such Group Company)), which income tax period shall be deemed to end the day before the Closing Date, regardless of whether such Tax Returns are required to be filed prior to, on or after the Closing Date (each, a “Pre-Closing Pass-Through Tax Return”). All Pre-Closing Pass-Through Tax Returns shall be prepared in a manner consistent with past practice, including with respect to Tax methods of accounting, except as otherwise required by paragraph (b) below, applicable Law or this Agreement. No later than thirty (30) days prior to the earlier of the due date, including any applicable extensions to file, or proposed filing date of any Pre-Closing Pass-Through Tax Return, the Sellers’ Representative shall submit a draft of such Pre-Closing Pass-Through Tax Return to Buyer for its review and comment, and the Sellers’ Representative shall consider in good faith any reasonable revisions submitted in writing by Buyer to the extent Buyer provides written notification of its proposed revisions within twenty (20) days of receiving such draft Pre-Closing Pass-Through Tax Return.

(b)           Transaction Tax Deductions shall be allocated to the Pre-Closing Tax Period ending on the day prior to the Closing Date and reported on Pre-Closing Pass-Through Tax Returns to the greatest extent permitted by applicable Law at a “more likely than not” or higher level of confidence. The parties shall apply the safe harbor election set forth in IRS Revenue Procedure 2011-29 to determine the amount of any success-based fees for purposes of determining the amount of deductions available in a Pre-Closing Tax Period for Transaction Expenses.

Section 7.2           Amendments of Tax Returns; Elections. Buyer and its Affiliates (including on and after the Closing Date, the Group Companies and their Subsidiaries) shall not (1) file, or cause to be filed, any restatement or amendment of, or modification to, any Pre-Closing Pass-Through Tax Return or (2) make any election under Code Section 336 or 338 in connection with the purchase and sale of the Shares pursuant to this Agreement or make or change any other income Tax election in respect of the Group Companies with retroactive effect to any Pre-Closing Tax Period, in each case, without the prior written consent of the Sellers’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 7.3           Transfer Taxes and Fees. Notwithstanding anything to the contrary herein (but subject to Section 6.10), all transfer (including real property or personal property transfer), sales, use, excise, stamp, conveyance, registration, documentary, recording and other such non-income Taxes (including any penalties and interest) incurred as a result of the purchase and sale of the Shares pursuant to this Agreement shall be paid by Buyer when due, and Buyer shall, at its own cost and expense, file all necessary Tax Returns and other documentation with respect to, and the payment of, all such Taxes, fees and charges. The Sellers shall cooperate fully, as and to the extent reasonably requested by Buyer, in connection with the preparation of such Tax Returns and the payment of such Taxes and, if required by applicable Law, the Sellers shall join in the execution of any such Tax Returns and other documentation. The parties hereto shall use commercially reasonable efforts to minimize the amount of any such Taxes.

Section 7.4            Cooperation. The Sellers, the Sellers’ Representative, the Group Companies and Buyer shall cooperate, and shall cause their respective Affiliates and Representatives to cooperate, fully with each other, as and to the extent reasonably requested, in connection with the preparation and filing of any Tax Return, claim for refund, or any audit, litigation or other Action with respect to Taxes and Tax Returns of the Group Companies. Such cooperation shall include the retention, and (upon the other party’s request) the provision, of records and information which are in such party’s possession and reasonably relevant to such Tax Return, claim for refund, audit, litigation or other Action. Notwithstanding the preceding sentence, each party will retain all Tax Returns of the Group Companies for taxable periods ending on or before (or including) the Closing Date until six (6) years following the Closing Date or, if shorter, six years following the expiration of the applicable statute of limitations.

Section 7.5             Tax Contests.

(a)           Buyer shall notify the Sellers’ Representative in writing within fifteen (15) days from receipt of written notice by Buyer or its Affiliates (including on and after the Closing Date, the Group Companies and their Subsidiaries) from a taxing authority of any pending or threatened audit, examination or other Action by or before such taxing authority relating to any Pre-Closing Pass-Through Tax Return (each, a “Pre-Closing Pass-Through Tax Contest”). Such notice shall be accompanied by copies of any notice or other documents received from any Governmental Authority with respect to the Pre-Closing Pass-Through Tax Contest for which such notice is provided.

(b)           The Sellers’ Representative shall, at the Sellers’ cost and expense, control any Pre-Closing Pass-Through Tax Contest (other than any Pre-Closing Pass-Through Tax Contest in which the IRS or other applicable taxing authority challenges, questions or otherwise inquires as to any Group Company’s qualification as an “S corporation”), including settlement or other disposition thereof, provided, that, if the Sellers’ Representative desires not to control any such Pre-Closing Pass-Through Tax Contest, the Sellers’ Representative shall notify Buyer in writing of its decision not to control such Pre-Closing Pass-Through Tax Contest within fifteen (15) days of receiving notice of such Pre-Closing Pass-Through Tax Contest from Buyer; provided, further, that, with respect to any Pre-Closing Pass-Through Tax Contest that the Sellers’ Representative controls pursuant to this Section 7.5(b), (i) Buyer shall have the right to participate, on a reasonable basis, in such Pre-Closing Pass-Through Tax Contest at Buyer’s own cost and expense, (ii) the Sellers’ Representative shall keep Buyer reasonably informed of the status of such Pre-Closing Pass-Through Tax Contest (including providing Buyer with copies of all written correspondence regarding such matter), and (iii) the Sellers’ Representative shall not settle such Pre-Closing Pass-Through Tax Contest without Buyer’s written consent (which consent shall not be unreasonably withheld, conditioned or delayed). In the case of any such Pre-Closing Pass-Through Tax Contest that the Sellers’ Representative timely elects not to control pursuant to this Section 7.5(b) or any Pre-Closing Pass-Through Tax Contest in which the IRS or other applicable taxing authority challenges, questions or otherwise inquires as to any Group Company’s qualification as an “S corporation,” Buyer shall control such Pre-Closing Pass-Through Tax Contest; provided that (x) the Sellers’ Representative shall have the right to participate, on a reasonable basis, in any such Pre-Closing Pass-Through Tax Contest at the Sellers’ own cost and expense, (y) Buyer shall keep the Sellers’ Representative reasonably informed of the status of any such Pre-Closing Pass-Through Tax Contest (including providing the Sellers’ Representative with copies of all written correspondence regarding such matter), and (z) Buyer shall not settle any such Pre-Closing Pass-Through Tax Contest without the Sellers’ Representative’s written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(c)           The Sellers or the Sellers’ Representative shall notify Buyer in writing within fifteen (15) days from receipt of written notice by any Seller or the Sellers’ Representative from a taxing authority of any pending or threatened audit, examination or other Action relating to any Group Company’s qualification as an “S corporation” for U.S. federal (or applicable state and local) income Tax purpose that arises in any personal income Tax matters of any Seller. Such notice shall be accompanied by copies of any notice or other documents (or relevant portions thereof) received from any Governmental Authority with respect to the Action for which such notice is provided, and (i) Buyer shall have the right to participate, on a reasonable basis, in any such Action at Buyer’s own cost and expense, (ii) the Sellers’ Representative shall keep Buyer reasonably informed of the status of such Action (including providing Buyer with copies of all written correspondence regarding such matter), and (iii) the Sellers’ Representative shall not settle any such Action without Buyer’s written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 7.6            Straddle Periods. For purposes of this Agreement, Taxes of the Group Companies and their Subsidiaries for any Straddle Period shall be allocated between the portion of such Straddle Period ending on the Closing Date, on the one hand, and the portion of such Straddle Period beginning after the Closing Date, on the other hand, as follows: (a) in the case of income Taxes, sales and use Taxes, payroll and employment Taxes, withholding Taxes, and other similar Taxes based on or measured by income, gain or receipts, on an interim closing of the books basis as if such Straddle Period ended on the Closing Date; provided, however, that, exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions, other than with respect to property placed in service after the Closing) shall be allocated in accordance with clause (b) of this Section 7.6); and (b) in the case of other Taxes (including property Taxes), on a per diem basis based on the number of days in the portion of such Straddle Period ending on or beginning after the Closing Date, as applicable, as compared to the total number of days in such Straddle Period.

Section 7.7            Employee Retention Credit Liability Reimbursement. In the event that that IRS or any state or local taxing authority disallows in whole or in part any Employee Retention Credit claimed or applied for prior to the Closing by any Group Company or any Subsidiary of any Group Company, the Sellers shall, within five Business Days after written demand therefor from Buyer (or, if later, the conclusion of the Sellers’ efforts to dispute any such disallowance as described below), reimburse Buyer and its Affiliates for any Taxes and other Losses attributable to such disallowance. Buyer shall, and shall cause its Affiliates (including the Group Companies) to, promptly notify the Sellers’ Representative of its receipt of notice of any such disallowance or any communications with Tax authorities regarding the validity of any such allowance, and shall reasonably cooperate with and assist the Sellers, at the Sellers’ expense, for up to one year following notice to the Sellers’ Representative, in disputing any such disallowance. The Sellers’ Representative shall keep Buyer reasonably informed as to the status of any such dispute. If the Sellers reimburse Buyer or its Affiliates in connection with any such disallowance and such disallowance is reversed then Buyer shall return the reimbursement to the Sellers.

ARTICLE VIII
CONDITIONS TO BUYER’S OBLIGATIONS AT THE CLOSING

The obligations of Buyer to consummate the Contemplated Transactions at the Closing are subject to the fulfillment of each of the following conditions (unless waived by Buyer):

Section 8.1            Representations and Warranties of the Group Companies. Each of the representations and warranties of the Group Companies contained in Article III (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” or other materiality qualifiers set forth therein), other than the Group Company Fundamental Representations and the representation contained in Section 3.8(b), shall be true and correct as of the date of this Agreement and as of the Closing Date (or, if made as of a specified date, as of such date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, constitute or reasonably be expected to result in a Material Adverse Effect. Each of (a) the Group Company Fundamental Representations other than the representations contained in Section 3.4(a) and Section 3.4(b) (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” or other materiality qualifiers set forth therein) shall be true and correct in all material respects and (b) the representations contained in Section 3.4(a) and Section 3.4(b) (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” or other materiality qualifiers set forth therein) shall be true and correct in all respects (other than de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date (or, if made as of a specified date, as of such date). The representation contained in Section 3.8(b) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date.

Section 8.2            Representations and Warranties of the Sellers . Each of the representations and warranties of the Sellers contained in Article IV (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” or other materiality qualifiers set forth therein), other than the Seller Fundamental Representations, shall be true and correct as of the date of this Agreement and as of the Closing Date (or, if made as of a specified date, as of such date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, constitute or reasonably be expected to result in a Material Adverse Effect. Each of the Seller Fundamental Representations (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” or other materiality qualifiers set forth therein) shall be true and correct in all respects (other than de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date (or, if made as of a specified date, as of such date).

Section 8.3            Performance. (a) Each of the Group Companies shall have complied in all material respects with the agreements, obligations and covenants contained in this Agreement that are required to be performed or complied with by them at or prior to the Closing and (b) each of the Sellers shall have complied in all material respects with the agreements, obligations and covenants contained in this Agreement that are required to be performed or complied with by them at or prior to the Closing.

Section 8.4            Officer’s Certificate. Buyer shall have received a certificate signed (a) on behalf of each Group Company by an executive officer of such Group Company, certifying that the conditions set forth in Section 8.1, Section 8.3 and Section 8.9 as to such Group Company have been satisfied and (b) by each Seller, certifying that the conditions set forth in Section 8.1, Section 8.2 and Section 8.3 as to such Seller have been satisfied.

Section 8.5            Required Consents and Approvals. All terminations or expirations of waiting periods imposed under the HSR Act that are necessary for the consummation of the Contemplated Transactions shall have occurred.

Section 8.6            No Injunctive Law or Order. No Law shall be in effect and no Government Order shall be in existence (in each case of any Governmental Authority in the United States with sufficient jurisdiction) that would have the effect of (a) prohibiting, enjoining or restraining the consummation of the Closing or (b) declaring unlawful the Contemplated Transactions, and no such Action commenced by any Governmental Authority for the purpose of obtaining any such Government Order shall be pending.

Section 8.7            868 Folsom Transfer. If the Sellers transfer their interest in the real property at 868 Folsom St., San Francisco, CA 94107 pursuant to Section 6.10, the owner of such property and Maintenance or Buyer’s designee shall have entered into the Folsom Street Lease in substantially the form set forth in Exhibit B.

Section 8.8            Closing Deliveries. All deliveries required to be made at Closing by the Sellers’ Representative, any Seller or Group Company pursuant to Section 2.5 and Section 6.9 shall have been made.

Section 8.9            No Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect shall have occurred.

ARTICLE IX
CONDITIONS TO THE SELLERS’ AND THE GROUP COMPANIES’ OBLIGATIONS AT THE CLOSING

The obligations of the Sellers and the Group Companies to consummate the Contemplated Transactions at the Closing are subject to the fulfillment of each of the following conditions (unless waived by the Group Companies and the Sellers):

Section 9.1            Representations and Warranties. Each representation and warranty contained in Article V (disregarding all qualifications or limitations as to “materiality,” “Buyer Material Adverse Effect” or other materiality qualifiers set forth therein) shall be true and correct, as of the date of this Agreement and as of the Closing Date (or, if made as of a specified date, as of such date) except where the failure of such representations and warranties to be so true and correct, would not, individually or in the aggregate, constitute a Buyer Material Adverse Effect.

Section 9.2            Performance. Buyer shall have complied with, in all material respects, all agreements, obligations and covenants contained in this Agreement that are required to be performed or complied with by Buyer at or prior to the Closing.

Section 9.3            Officer’s Certificate. The Group Companies shall have received a certificate signed on behalf of Buyer by an executive officer of Buyer certifying that the conditions set forth in Section 9.1 and Section 9.2 as to Buyer have been satisfied.

Section 9.4            Approvals. All terminations or expirations of waiting periods imposed under the HSR Act that are necessary for the consummation of the Contemplated Transactions shall have occurred.

Section 9.5            No Injunctive Law or Order. No Law shall be in effect and no Government Order shall be in existence (in each case of any Governmental Authority with sufficient jurisdiction) that would have the effect of (a) prohibiting, enjoining or restraining the consummation of the Closing or (b) declaring unlawful the Contemplated Transactions, and no such Action commenced by any Governmental Authority for the purpose of obtaining any such Government Order shall be pending.

Section 9.6            Closing Deliveries. All deliveries required to be made at Closing by Buyer pursuant to Section 2.5 and Section 6.9 shall have been made.

ARTICLE X
TERMINATION

Section 10.1           Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:

(a)            by mutual written consent of Buyer and the Sellers’ Representative;

(b)           by either Buyer or the Sellers’ Representative if a final, nonappealable Government Order permanently enjoining, restraining or otherwise prohibiting the Closing has been issued by a Governmental Authority in the United States; provided, that the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to any party if a breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement shall have been the cause of, or resulted in, the issuance or maintenance of such Government Order;

(c)           by either Buyer or the Sellers’ Representative if the Closing shall not have occurred on or before the date that is nine months after the execution of this Agreement (as it may be extended below, the “Outside Date”); provided, that if either of the conditions set forth in Section 8.5 or Section 8.6 (where the relevant Government Order arises from or relates to the HSR Act) has not been satisfied or waived by the date that is nine months after the execution of this Agreement (but all other conditions to Closing have been satisfied or waived other than conditions that by their nature are to be satisfied at the Closing, but subject to the ability of such conditions to be satisfied or waived on such date), then either Buyer or the Sellers’ Representative may, in its sole discretion, extend the Outside Date to the date that is 12 months after the execution of this Agreement (in which case, such later date will be deemed the “Outside Date”); provided, further, that the right to terminate this Agreement or extend the Outside Date pursuant to this Section 10.1(c) shall not be available to any party if a breach by such party of its covenants and agreements set forth in this Agreement shall have been the cause of, or resulted in, the failure of the Closing to occur by the Outside Date;

(d)           by Buyer if (i) there is a breach of or inaccuracy in any representation or warranty of any Group Company or Seller contained in this Agreement that would give rise to a failure of a condition set forth in Section 8.1 or Section 8.2 to be satisfied or (ii) the Group Companies, the Sellers shall have breached or violated in any material respect any of their respective covenants and agreements contained in this Agreement, which breach, inaccuracy or violation would give rise, or could reasonably be expected to give rise, to a failure of a condition set forth in Article VIII to be satisfied, and such breach, inaccuracy or violation cannot be or has not been cured on or before the earlier of (A) thirty (30) days after Buyer notifies the Group Companies of such breach, inaccuracy or violation and (B) two (2) Business Days prior to the Outside Date; provided, however that Buyer shall not be entitled to terminate this Agreement pursuant to this Section 10.1(d) at any time during which Buyer is in breach of this Agreement such that the conditions set forth in Section 9.1 or Section 9.2 would not be capable of being satisfied by the Outside Date;

(e)           by any Group Company if (i) there is a breach of or inaccuracy in any representation or warranty of Buyer contained in this Agreement that would give rise to a failure of a condition set forth in Section 9.1 or Section 9.2 to be satisfied or (ii) Buyer shall have breached or violated in any material respect any of its representations, warranties, covenants or agreements contained in this Agreement, which breach, inaccuracy or violation would give rise, or could reasonably be expected to give rise, to a failure of a condition set forth in Article IX to be satisfied, and such breach, inaccuracy or violation cannot be or has not been cured on or before the earlier of (A) thirty (30) days after the Group Companies notify Buyer of such breach, inaccuracy or violation and (B) two (2) Business Days prior to the Outside Date; provided, however that the Group Companies shall not be entitled to terminate this Agreement pursuant to this Section 10.1(e) at any time during which any Group Company or Seller is in breach of this Agreement such that the conditions set forth in Section 8.1 or Section 8.2 would not be capable of being satisfied by the Outside Date; or

(f)            by any Group Company if (1) all of the conditions set forth in Article VIII (other than those conditions that by their terms are to be satisfied at the Closing but subject to their being capable of being satisfied if the Closing were to occur on the date of termination) have been satisfied or, to the extent permitted by applicable Law, waived, (2) the Group Companies have indicated in writing to Buyer that the Group Companies are ready and able to consummate the Closing, and (3) Buyer shall have failed to consummate the Closing on the date that is two (2) Business Days following the day the Closing is required to occur under Section 2.2.

Section 10.2          Effect of Termination. In the event of termination by Buyer or by the Sellers’ Representative or any Group Company pursuant to Section 10.1, written notice thereof shall forthwith be given to the other parties and the Contemplated Transactions shall be terminated without further action by the parties hereto. If this Agreement is terminated as provided herein, no party hereto shall have any obligation to consummate the Contemplated Transactions, and this Agreement (other than the provisions of this Article X, Section 6.4, Section 6.5, and Article XII, as well as any defined terms used in such sections, each of which shall survive such termination) shall be null and void and of no further force and effect. If this Agreement is terminated pursuant to Section 10.1:

(a)           Each party, if requested by any other party, will return or at its option, destroy, all documents, work papers and other material of any other party relating to the Contemplated Transactions, whether so obtained before or after the execution hereof, to the party furnishing the same;

(b)           The Confidentiality Agreement will remain in full force and effect and survive the termination of this Agreement; and

(c)           No such termination shall relieve any party hereto from liability for any material breach or failure to perform prior to such termination that was the consequence of an act or omission by a party that knew that the taking of such act or failing to take such act would or would be reasonably likely to cause a breach of this Agreement.

Section 10.3           Fees and Expenses. Except as otherwise set forth in this Agreement:

(a)           The Group Companies shall pay all of the fees, costs and expenses incurred by the Sellers (to the extent paid prior to Closing or, if unpaid at Closing, to the extent included in the calculation of Transaction Expenses) and the Group Companies incident to or in connection with the negotiation, preparation, execution, delivery and performance of this Agreement, the other Transaction Documents and the consummation of the Contemplated Transactions; and

(b)           Buyer shall pay all of the fees, costs and expenses incurred by it incident to or in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions, whether or not the Contemplated Transactions are consummated.

ARTICLE XI
No Survival OF REPRESENTATIONS

Section 11.1           Survivability of Representations and Covenants. The representations, warranties, covenants and agreements of the Group Companies, the Sellers and Buyer contained in this Agreement shall terminate at, and shall not survive, the Closing, and from and after the Closing there shall be no liability in respect thereof, whether such liability has accrued prior to or after the Closing, on the part of any such party, its Affiliates or any of their respective officers, directors, agents or other Representatives, except:

(a)           for any claim based on intentional and deliberate fraud committed by such Person in connection with the representations and warranties of such Person contained in this Agreement (“Fraud”); or

(b)           as set forth in Section 12.1;

provided, that Section 4.2 (Power and Authorization) and Section 4.4 (Ownership of Shares) shall survive until and shall expire upon the termination or expiration of any period or statute of limitations applicable thereto (the foregoing provisions shall be collectively referred to as the “Specified Representations”); provided, further, that the liability for any Seller for damages arising from claims under (or as described in) Section 11.1(b) (including the proviso thereto), shall not exceed the amount of proceeds such Seller actually receives in respect of the sale of such Seller’s Shares pursuant to this Agreement. Notwithstanding the foregoing (but subject to the immediately preceding proviso) the covenants and agreements (other than the pre-Closing covenants and agreements) contained in this Agreement shall survive the Closing Date and shall continue until all obligations with respect thereto shall have been performed or satisfied or shall have been terminated in accordance with their terms.

Section 11.2          Indemnification of Buyer. Subject to the limitations set forth in this Article XI, from and after the Closing, the Sellers shall defend, indemnify and hold harmless Buyer, its Affiliates and each of their respective directors, officers, employees, agents, representatives, successors and assigns (collectively, the “Buyer Indemnitees”) from and against all Losses resulting from or arising out of:

(a)           potential claims for failure to make contributions to Multiemployer Plans as set forth on Schedule 11.2(a) (each such matter being a “Multiemployer Plans Indemnified Matter”); and

(b)           potential claims for withdrawal liability under Section 4201 of ERISA triggered by a complete or partial withdrawal of such Group Company prior to the date hereof as set forth on Schedule 11.2(b) (each such matter being a “Withdrawal Liability Indemnified Matter” and together with the Multiemployer Plans Indemnified Matters, the “Indemnified Matters”).

Section 11.3         Limitations on Indemnification. The portion of (i) the Special Multiemployer Plans Escrow Amount allocated to each applicable Multiemployer Plans Indemnified Matter as set forth on Schedule 11.2(a) and (ii) the Special Withdrawal Liability Escrow Amount allocated to each applicable Withdrawal Liability Indemnified Matter set forth on Schedule 11.2(b) (each such portion of the Special Multiemployer Plans Escrow Amount or the Special Withdrawal Liability Escrow Amount, as applicable, an “Applicable Escrow Portion”) shall be the sole recourse, directly or indirectly, of the Buyer Indemnitees from the Sellers or their Affiliates for indemnification pursuant to Section 11.2 with respect to such Indemnified Matters.

Section 11.4           Indemnification Procedures.

(a)           The Sellers’ Representative on behalf of the Sellers shall have the right to defend any Indemnified Matter and to take any action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Indemnified Matter, including in the name of, and on behalf of, the applicable Group Company or Subsidiary thereof; provided, however, that the Sellers’ Representative shall not settle or compromise any Indemnified Matter without the prior written consent of Buyer, which shall not be unreasonably withheld, delayed or conditioned. Buyer shall be entitled to participate in (but not to control) the defense of any Indemnified Matter with its own counsel and at its sole cost and expense.

(b)          Buyer shall reasonably cooperate with the Sellers’ Representative in connection with the defense of any Indemnified Matter, including making itself and applicable personnel available to the Sellers’ Representative as may be reasonably necessary for the resolution of such Indemnified Matters.

Section 11.5          Tax Treatment. For all Tax purposes, the parties agree to treat any indemnity payment made under this Agreement as an adjustment to the consideration paid for the Shares, unless, and then solely to the extent, otherwise required by applicable Law.

Section 11.6           Special Multiemployer Plans Escrow Amount and Special Withdrawal Liability Escrow Amount.

(a)           The Special Multiemployer Plans Escrow Amount and Special Withdrawal Liability Escrow Amount shall be managed and released by the Escrow Agent in accordance with the terms of the Escrow Agreement and the terms of this Agreement. If, prior to Closing, an Indemnified Matter is settled or finally resolved (and such settled or finally resolved amount, if any, to the extent requiring payment, has been paid prior to 12:01 am Pacific time on the Closing Date), or the Sellers’ Representative and Buyer otherwise agree, then Schedule 11.2(a) or 11.2(b), as applicable, shall be revised to eliminate the settled or resolved Indemnified Matter, and no amount for or with respect to such resolved or settled Indemnified Matter (where such settled or finally resolved amount, if any, to the extent requiring payment, has been paid prior to 12:01 am Pacific time on the Closing Date) shall be withheld by Buyer or otherwise placed into escrow pursuant to Section 2.7 or otherwise. Notwithstanding anything in this Agreement to the contrary, any accounts payable accrued by a Group Company in respect of an Indemnified Matter and reflected in an Applicable Escrow Portion will not be included in Closing Date Current Liabilities.

(b)          If, following Closing, (i) Buyer and the Sellers’ Representative agree that an amount is due and payable with respect to an Indemnified Matter pursuant to Section 11.2, (ii) a Governmental Authority of competent jurisdiction issues a final, non-appealable judgment determining that an amount is due and payable with respect to an Indemnified Matter pursuant to Section 11.2, or (iii) an Indemnified Matter is otherwise settled or finally resolved, the Sellers’ Representative and Buyer shall promptly instruct the Escrow Agent to pay to (1) Buyer (or its designee), from the Special Multiemployer Plans Escrow Amount or Special Withdrawal Liability Escrow Amount, as applicable, the lesser of (A) such amount that is due and payable in respect of such Indemnified Matter and (B) the amount of the Applicable Escrow Portion associated with such Indemnified Matter and (2) the Sellers’ Representative, for further distribution to the Sellers, any then-remaining amount of the Applicable Escrow Portion associated with such Indemnified Matter.

(c)           If, on the date that is 12 months after the Closing Date, an Indemnified Matter has not been settled or finally resolved, (i) the Applicable Escrow Portion associated with such Indemnified Matter shall be released to Buyer, and (ii) Buyer shall have the right to take over the defense of any such Indemnified Matter.

Section 11.7          R&W Insurance Policy. On or prior to the Closing Date, Buyer may, at its sole cost and expense, obtain a buyer-side representations and warranties insurance policy (the “R&W Insurance Policy”). All premiums and fees due in connection with the R&W Insurance Policy shall be paid by Buyer. Buyer shall cause the R&W Insurance Policy to expressly provide that the insurers thereunder shall not have the right to, and will not, pursue any subrogation rights or contribution rights against any of the Group Companies, any Seller or any of their respective Affiliates in connection with any claim made by Buyer or any of its Affiliates thereunder; provided, that the insurers thereunder shall be entitled to subrogate against any Seller only in the case of Fraud in connection with the representations and warranties in Articles III or IV of this Agreement by such Seller or a Group Company in which such Seller held any interests; provided, further, that Buyer shall not amend the subrogation provisions of the R&W Insurance Policy in any manner adverse to the Sellers or any of their respective Affiliates without the consent of the Sellers’ Representative. Notwithstanding anything to the contrary in this Agreement, except for claims for breaches of the Specified Representations, indemnification pursuant to Section 11.2, or in the case of Fraud in connection with the representations and warranties in Articles III or IV of this Agreement as provided in the preceding sentence, after the Closing, the R&W Insurance Policy (whether or not it is obtained by Buyer) shall be the sole and exclusive remedy of Buyer for any and all damages pursuant to and in connection with this Agreement and the Contemplated Transactions. The parties hereto agree that the provisions in this Agreement relating to R&W Insurance Policy, and the limits imposed on Buyer’s rights and remedies with respect to this Agreement and the Contemplated Transactions (including Section 11.1), were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to the Sellers hereunder.

ARTICLE XII
MISCELLANEOUS

Section 12.1          Survival. Without limiting the provisions of Article XI, this Article XII and the covenants and agreements of the parties contained in Section 6.4, Section 6.5, Section 6.6, Section 6.7, Section 6.8, Section 6.9, Section 6.10, Section 6.11, Section 6.13, Section 6.14, Section 6.16, Article VII and Section 10.3 of this Agreement shall survive the Closing of this Agreement.

Section 12.2          Notices. All notices, requests, demands, claims and other communications required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered, given or otherwise provided:

(a)            by hand (in which case, it will be effective upon delivery);

(b)           by e-mail (in which case, it will be effective when delivered); or

(c)            by overnight delivery by a nationally recognized courier service (in which case, it will be effective on the second (2nd) Business Day after being deposited with such courier service);

in each case, to the address (or e-mail address) listed below:

If to Buyer or the Group Companies (after the Closing), to them at:

ABM Industries Incorporated
One Liberty Plaza, 7th Floor
New York, NY 10006
Attention: General Counsel; Chief Financial Officer
e-mail: andrea.newborn@abm.com; earl.ellis@abm.com

with a copy to:

Jones Day
250 Vesey Street
New York, NY 10281
Telephone: (212) 326-8319

Attention: Andrew Levine; Ann Bomberger

e-mail: amlevine@jonesday.com; ambomberger@jonesday.com

If to the Group Companies (prior to the Closing), the Sellers or the Sellers’ Representative, to them or him at the notice information listed on Schedule 12.2.

Each of the parties to this Agreement may specify different address or facsimile number or e-mail address by giving notice in accordance with this Section 12.2 to each of the other parties hereto.

Section 12.3          Succession and Assignment; No Third-Party Beneficiary. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, each of which such successors and permitted assigns shall be deemed to be a party hereto for all purposes hereof. Notwithstanding the foregoing, no party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties, provided, that:

(a)           each Seller may transfer all or any part of its rights, interests and obligations hereunder (i) on one or more occasions to a Person controlled by such Seller that agrees to be bound by this Agreement or (ii) if such Seller or the transferee remains or becomes obligated hereunder, otherwise for estate planning purposes (provided that no such assignment in clause (i) or (ii) shall relieve a Seller of any of its obligations under this Agreement), and

(b)           Buyer may assign this Agreement or any or all of its rights under this Agreement to one or more Affiliates without the prior written consent of the Sellers, provided that such assignment does not delay any requisite Governmental Authorizations, and provided further that no such assignment shall relieve Buyer of any of its obligations under this Agreement.

Except as expressly provided herein (including in Section 6.7 with respect to the D&O Indemnitees, each of whom is intended to be, and is, a third party beneficiary, with full rights of enforcement), this Agreement is for the sole benefit of the parties and their successors and permitted assignees and nothing herein expressed or implied shall give or be construed to give any Person, other than the parties and such successors and permitted assignees, any legal or equitable rights hereunder.

Section 12.4          Direct Damages. Notwithstanding anything to the contrary contained in this Agreement, no party shall be liable to the other party for any punitive or exemplary loss or damage arising out of this Agreement; provided, that this Section 12.4 shall not preclude the recovery of punitive or exemplary damages by a party hereto if punitive or exemplary damages are awarded to a third party in a third-party claim.

Section 12.5           Sellers’ Representative.

(a)               Each Seller hereby appoints PBo (and each successor appointed in accordance with Section 12.5(c)) as the Sellers’ Representative hereunder and as the exclusive agent, proxy and attorney in fact for such Seller for all purposes of this Agreement, to perform all such acts as the Sellers’ Representative is authorized to take under this Agreement, which shall include the power and authority to (i) execute and deliver all documents that the Sellers’ Representative is authorized to execute and deliver under this Agreement and the other Transaction Documents; (ii) receive payments under or pursuant to this Agreement and disbursement thereof to each Seller and others, as contemplated by this Agreement; (iii) authorize payments to Buyer pursuant to Section 2.8(h) (if any) and Section 11.6 (if any); (iv) receive and, if applicable, forward notices and communications pursuant to this Agreement and the other Transaction Documents; (v) give or agree to give, on behalf of all or any of the Sellers, any and all consents, waivers, amendments or modifications deemed by the Sellers’ Representative, in its sole and absolute discretion, to be necessary or appropriate under this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (vi) amend, modify or supplement this Agreement or any of the instruments to be delivered to Buyer pursuant to this Agreement or other Transaction Documents; (vii) with respect to Section 2.8, exclusively (A) dispute or refrain from disputing, on behalf of each applicable Seller relative to any amounts to be received by such Seller thereunder, (B) negotiate and compromise, on behalf of each such Seller, any dispute that may arise thereunder, and exercise or refrain from exercising any remedies available thereunder, (C) execute, on behalf of each such Seller, any settlement agreement, release or other document with respect to such dispute or remedy, and (D) make any payments or adjustments among any Persons referenced in Article II; (viii) engage attorneys, accountants, agents or consultants in connection with this Agreement or any other agreement contemplated hereby and paying any fees related thereto; (ix) make all other elections or decisions that the Sellers’ Representative is authorized to make under this Agreement and the other Transaction Documents; and (x) perform each such act and thing whatsoever that the Sellers’ Representative may be or is required to do, or which the Sellers’ Representative in its sole good faith discretion determines is desirable to do, pursuant to or to carry out the intent of this Agreement and the other Transaction Documents.

(b)               The grant of authority provided for in this Section 12.5 is coupled with an interest and is being granted, in part, as an inducement to the parties to enter into this Agreement and will be irrevocable and survive the death, incompetency, bankruptcy, merger, change of control or liquidation of any Seller and will be binding on any successor thereto and, subject to this Section 12.5, may be exercised by the Sellers’ Representative acting by signing as the Sellers’ Representative of any Seller.

(c)               If the Sellers’ Representative is or becomes unavailable or unwilling to perform as the Sellers’ Representative hereunder, then, within three (3) Business Days of notice of such advice, a person designated by the Sellers’ Representative, or, if the Sellers’ Representative does not appoint any such person, David Scatena, of Polly, Scatena, Vasheresse & Sater, will become the Sellers’ Representative. If such alternative Sellers’ Representative is unavailable or unwilling to perform its duties hereunder, an alternative Sellers’ Representative will be appointed by the initial Sellers’ Representative or his successors or assigns. No bond shall be required of the Sellers’ Representative. Any references in this Agreement to the Sellers’ Representative shall be deemed to include any duly appointed successor Sellers’ Representative.

(d)               All acts, decisions or consents of the Sellers’ Representative hereunder in its capacity as such shall be binding and conclusive upon each of the Sellers and shall be deemed to be acts, decisions or consents on behalf of the Sellers and not of the Sellers’ Representative individually. The Sellers’ Representative shall not be liable to any Seller, in his capacity as the Sellers’ Representative, for any liability of any Seller or any Group Company or otherwise, or for anything which he or it may do or refrain from doing in connection with this Agreement or the Contemplated Transactions, or for any mistake in fact or Law, or for anything which it may do or refrain from doing in connection with this Agreement, except in the case of the Sellers’ Representative’s gross negligence or willful misconduct as determined in a final and non-appealable judgment of a court of competent jurisdiction. The Sellers’ Representative may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or its duties or rights hereunder, and it shall incur no liability in its capacity as the Sellers’ Representative to any Seller and shall be fully protected with respect to any action taken, omitted or suffered by it in good faith in accordance with the advice of such counsel. The Sellers’ Representative shall not by reason of this Agreement have a fiduciary relationship in respect of any Seller, except in respect of amounts received on behalf of a Seller, if any.

(e)               The Sellers’ Representative is hereby authorized to establish an account for the purposes of holding the Reserve Amount (the “Reserve Account”). The Sellers’ Representative shall use the Reserve Amount in its sole discretion to pay any fees, costs, expenses or other obligations incurred by the Sellers’ Representative acting in its capacity as such. Without limiting the foregoing, each Seller, as applicable, shall, on a several basis, only to the extent of such holder’s Maintenance Pro Rata Share or Energy Pro Rata Share thereof, as applicable, indemnify and defend the Sellers’ Representative and hold the Sellers’ Representative harmless against any damages actually incurred and arising out of or in connection with the acceptance, performance or administration of the Sellers’ Representative’s duties under this Agreement in connection with Maintenance and Energy, respectively, except only in the case of, and only to the extent of, gross negligence or willful misconduct by the Sellers’ Representative (as determined in a final and non-appealable judgment of a court of competent jurisdiction).

(f)                Any expenses or taxable income incurred by the Sellers’ Representative in connection with the performance of its duties under this Agreement shall not be the obligation of the Sellers’ Representative but shall be payable by and attributable to the applicable Sellers based on each such Seller’s Maintenance Pro Rata Share or Energy Pro Rata Share, as applicable. Notwithstanding anything to the contrary in this Agreement, the Sellers’ Representative shall be entitled and is hereby granted the right to set off and deduct any unpaid or non-reimbursed expenses and unsatisfied liabilities incurred by the Sellers’ Representative in connection with the performance of his duties hereunder from amounts actually delivered to the Sellers’ Representative pursuant to this Agreement. Additionally, in connection with any unpaid or non-reimbursed expenses and unsatisfied liabilities incurred by the Sellers’ Representative in connection with the performance of his duties hereunder, the Sellers’ Representative shall be entitled and is hereby granted the right to direct any funds that would otherwise be actually payable to the Sellers from the Reserve Account to itself no earlier than the date such payments are actually made. The Sellers’ Representative may also from time to time submit invoices to the Sellers covering such expenses and liabilities, which shall be paid by the Sellers promptly following the receipt thereof in based on the allocations set forth in Section 12.5(e). The Reserve Amount shall be retained in whole or in part by the Sellers’ Representative for such time as the Sellers’ Representative shall determine in its sole discretion. If the Sellers’ Representative shall determine in its sole discretion to return all or any portion of the Reserve Amount to the Sellers, such amount shall be distributed to the Sellers in accordance with Section 2.5(d). All amounts deposited to the Reserve Account shall be treated for U.S. federal income and other applicable Tax purposes as having been received by the Sellers and voluntarily set aside as of the Closing Date.

Section 12.6          Amendments and Waivers. No amendment or waiver of any provision of this Agreement shall be valid and binding unless it is in writing and signed, in the case of an amendment, by each of the parties hereto (which in the case of the Sellers may be provided by the Sellers’ Representative as provided in Section 12.5), or in the case of a waiver, by the party against whom the waiver is to be effective (which in the case of the Sellers may be provided by the Sellers’ Representative as provided in Section 12.5). No waiver by any party of any breach, violation or default of or inaccuracy in, any representation, warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent breach, violation, default of, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No delay or omission on the part of any party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof.

Section 12.7         Entire Agreement. This Agreement, together with the Confidentiality Agreement and all other Transaction Documents, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings, representations, warranties and agreements, whether written or oral, with respect thereto.

Section 12.8          Counterparts. This Agreement may be executed in any number of counterparts, including by facsimile, each of which shall be deemed an original, but all of which together will constitute but one and the same instrument. This Agreement shall become effective when duly executed by each party hereto.

Section 12.9          Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable Law, be invalid or unenforceable in any respect, each party hereto intends that such provision shall be construed by modifying or limiting it so as to be valid and Enforceable to the maximum extent compatible with, and possible under, applicable Law.

Section 12.10        Headings. The headings contained in this Agreement are for convenience purposes only and shall not in any way affect the meaning or interpretation hereof.

Section 12.11         Governing Law. This Agreement, the rights of the parties and all Actions arising in whole or in part under or in connection herewith, shall be governed by and construed in accordance with the domestic substantive Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the Laws of any other jurisdiction.

Section 12.12         Jurisdiction; Venue; Service of Process.

(a)           Subject to the provisions of Section 2.8(d), each party to this Agreement, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or lacks jurisdiction over a particular matter, any federal court sitting in the State of Delaware or if such federal court lacks jurisdiction, any state court of the State of Delaware) for the purpose of any Action (whether in tort, contract or otherwise) between the parties arising under or in connection with this Agreement or the Contemplated Transactions, (ii) hereby waives, to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other Action in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (iii) hereby agrees not to commence any such Action other than before one of the above-named courts. Notwithstanding the previous sentence, a party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts. Each party further waives any claim, and shall not assert, that venue should properly lie in any other location within the selected jurisdiction.

(b)           Each party hereby (i) consents to service of process in any Action between the parties arising in whole or in part under or in connection with this Agreement in any manner permitted by Delaware Law, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 12.2, will constitute good and valid service of process in any such Action and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

Section 12.13        Specific Performance. Each of the parties (and, with respect to Section 6.13 only, the other Restricted Persons listed on Schedule 6.13) hereby acknowledges and agrees that irreparable injury would occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, and that any breach of this Agreement could not adequately be compensated in all cases by monetary damages alone. Accordingly, the parties (and, with respect to Section 6.13 only, the other Restricted Persons listed on Schedule 6.13) acknowledge and agree that, prior to a valid termination of this Agreement pursuant to Section 10.1, the parties will be entitled, without posting a bond or similar indemnity, to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court as specified in Section 12.12 and to thereafter cause the Contemplated Transactions to be consummated on the terms and subject to the conditions thereto set forth in this Agreement, in addition to any other remedy to which they are entitled at law or in equity.

Section 12.14         Waiver of Conflicts; Retention of Privilege.

(a)           Buyer acknowledges that (i) the Group Companies, the Sellers and the Sellers’ Representative have retained Morrison & Foerster LLP (“MoFo”) to act as their counsel in connection with this Agreement and the Contemplated Transactions (the “Representation”), (ii) MoFo has not acted as counsel for any other Person in connection with the Contemplated Transactions, and (iii) no other Person in connection with the Contemplated Transactions has the status of a client of MoFo for conflict of interest or any other purposes as a result thereof.

(b)           Buyer hereby (i) waives, on behalf of itself and its Affiliates any claim they have or may have that MoFo has a conflict of interest in connection with or is otherwise prohibited from engaging in the Representation and (ii) agrees that, in the event that a dispute arises after the Closing between Buyer or any of its Affiliates (including the Group Companies) and any Seller or the Sellers’ Representative or any of their respective Affiliates in connection with the matter covered by the Representation, MoFo may represent such Sellers or the Sellers’ Representative in such dispute even though the interest of any such parties may be directly adverse to Buyer or any of its Affiliates (including the Group Companies) and even though MoFo may have represented the Group Companies in a matter substantially related to such dispute.

(c)           Buyer, for itself and its Affiliates (including, as applicable, the Group Companies and their Subsidiaries after Closing), agrees that (i) as to all pre-Closing communications between or among MoFo, any Group Company, any Seller and/or the Sellers’ Representative that relate in any way to this Agreement, the Representation or the Contemplated Transactions or any potential sale of any of the Group Companies (“Deal Communications”), the attorney-client privilege and all other rights to any evidentiary privilege belong to the Sellers’ Representative and shall be controlled by the Sellers’ Representative and shall not pass to or be claimed by Buyer or the Group Companies, and that Buyer and its Affiliates (including the Group Companies and their Subsidiaries after the Closing) shall not use or rely on any of such communications in any Action against or involving any Seller; provided, that to the extent any such communications contain both Deal Communication and unrelated information, the Sellers’ Representative shall provide appropriate redacted versions of such communications to Buyer or its Affiliates, including the Group Companies and (ii) to the extent Buyer or any of its Affiliates (including the Group Companies and their Subsidiaries after the Closing) should discover in its possession after the Closing any protected communications of any Seller or any of their Affiliates, it will take reasonable steps to preserve the confidentiality thereof and will not by reason thereof assert any waiver or loss of confidentiality or privilege protection.

[Signatures on Following Page]

IN WITNESS WHEREOF, each of the undersigned has executed this Purchase Agreement as an agreement as of the date first above written.

ABM INDUSTRIES INCORPORATED

By:	/s/ Scott Salmirs
	Name:	Scott Salmirs
	Title:	President and Chief Executive Officer

CROWN BUILDING MAINTENANCE CO., dba ABLE BUILDING MAINTENANCE

By:	/s/ J. Paul Saccone
	Name:	J. Paul Saccone
	Title:	President and Chief Executive Officer

CROWN ENERGY SERVICES, INC., dba ABLE ENGINEERING SERVICES

By:	/s/ J. Paul Saccone
	Name:	J. Paul Saccone
	Title:	President and Chief Executive Officer

SELLERS:

/s/ Paul Boschetto
Paul Boschetto

/s/ Michael Boschetto
Michael Boschetto

/s/ Paul Bensi
Paul Bensi

Signature Page to Purchase Agreement

SELLERS’ REPRESENTATIVE:

/s/ Paul Boschetto
Paul Boschetto

SOLELY FOR THE PURPOSES OF SECTION 6.13 AND SECTION 12.13:

/s/ Mark Kelly
Mark Kelly

SOLELY FOR THE PURPOSES OF SECTION 6.8(H), SECTION 6.13 AND SECTION 12.13:

/s/ J. Paul Saccone
J. Paul Saccone

Signature Page to Purchase Agreement

aNNEX a

certain dEFINITIONS

For the purposes of this Agreement the following capitalized terms shall have the meanings set forth below (which shall apply equally to both the singular and plural forms of such terms):

“Acquisition Transaction” shall have the meaning set forth in Section 6.12.

“Action” shall mean any action, suit, litigation, dispute, arbitration, investigation, hearing, claim, charge, complaint, demand, notice or proceeding (whether at law or in equity, whether civil or criminal) to, from, by or before any Governmental Authority.

“Adjusted Calculations” shall have the meaning set forth in Section 2.8(b).

“Adjustment Escrow Amount” shall have the meaning set forth in Section 2.7(a)(ii).

“Affiliate” shall mean, when used with reference to a specified Person, (a) any Person that directly or indirectly controls or is controlled by or under common control with the specified Person, where “control” means the power, directly or indirectly, to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities, by contract or otherwise, (b) any Person who directly or indirectly beneficially owns at least fifty percent (50%) of any class of the Capital Interests of such specified Person or (c) any Person in which such specified Person or Affiliate (as defined in clauses (a) and (b)) directly or indirectly beneficially owns at least fifty percent (50%) of any class of the Capital Interests at such time.

“Aggregate Escrow Amount” shall have the meaning set forth in Section 2.7(b)(ii).

“Aggregate Gross Purchase Price” shall have the meaning set forth in Section 2.3(a).

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Applicable Escrow Portion” shall have the meaning set forth in Section 11.3.

“Arbitrator” shall have the meaning set forth in Section 2.8(d).

“Boschetto Family Story” means the history of the founding, formation and operation of building services and janitorial services businesses by the Boschetto family up to the time of Closing, including (i) all Intellectual Property rights in the name “Angelo Boschetto” and the family name “Boschetto” and (ii) the right to use the Group Companies’ names as part of such history, but excluding the right to use (A) any Group Company name in connection with any business that competes with the businesses of the Group Companies as such businesses exist as of the Closing and however such businesses may thereafter exist or evolve, (B) any Group Company name in connection with the publicity, advertising or marketing of any business, or (C) any other Trademarks included in the Group Company Intellectual Property.

“Business Day” shall mean any day except Saturday, Sunday or any day on which banks in New York, New York, are authorized or required to be closed.

“Buyer” shall have the meaning set forth in the preamble to this Agreement.

“Buyer Indemnitees” shall have the meaning set forth in Section 11.2.

“Buyer Material Adverse Effect” means any event, change, condition, circumstance, occurrence or effect that individually or in the aggregate would prevent, materially delay, materially impair or materially impede the performance by Buyer of its obligations under this Agreement or the ability of Buyer to consummate the Contemplated Transactions prior to the Outside Date.

“Capital Interests” shall mean: (i) any shares of the capital stock of a corporation; and (ii) any ownership interests in a Person other than a corporation, including membership interests or units in a limited liability company.

“Census Information” shall have the meaning set forth in Section 3.16(a).

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Cash” of a Group Company shall mean the aggregate amount of cash and cash equivalents (but excluding restricted cash to the extent included in the Closing Date Current Assets) of such Group Company and its Subsidiaries (including any marketable securities, any checks, drafts or money orders received by a Group Company or any of its Subsidiaries but not yet deposited and inbound wires in transit, and net obligations owed to such Group Company or its Subsidiaries under hedging arrangements or swap arrangements (only to the extent such amounts would be owed to such Group Company or Subsidiaries if settled at such time and only to the extent such assets are not taken into consideration in the calculation of Indebtedness or Net Working Capital), and net of any checks written, or wires sent, by a Group Company or any of its Subsidiaries but not yet cleared) as of 12:01 a.m. Pacific time on the Closing Date.

“Closing Date” shall mean the date on which the Closing actually occurs.

“Closing Date Current Assets” of the Group Companies shall mean the aggregate amount of current assets (excluding Closing Cash and current or deferred Tax assets) of the Group Companies and their Subsidiaries (taken together) as of 12:01 a.m. Pacific time on the Closing Date determined in accordance with Section 2.8(f).

“Closing Date Current Liabilities” of the Group Companies shall mean the aggregate amount of current liabilities as adjusted, if applicable, pursuant to Section 11.6(a) (excluding Closing Indebtedness, Transaction Expenses, and current or deferred Tax liabilities other than sales Tax liabilities) of the Group Companies and their Subsidiaries (taken together) as of 12:01 a.m. Pacific time on the Closing Date determined in accordance with Section 2.8(f).

“Closing Indebtedness” of a Group Company shall mean the Indebtedness of such Group Company and its Subsidiaries as of 12:01 a.m. Pacific time on the Closing Date (except that the Deferred Tax Liability portion of Closing Indebtedness shall be calculated as of the time and in the manner set forth in Exhibit D).

“Closing Purchase Price” shall have the meaning set forth in Section 2.3(b).

“Closing Report” shall have the meaning set forth in Section 2.8(a).

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall have the meaning set forth in Section 6.4(a).

“Contemplated Transactions” shall mean, collectively, the transactions contemplated by the Transaction Documents and the other agreements and documents referred to herein, including (a) the sale and purchase of the Shares and (b) the execution, delivery and performance of this Agreement.

“Contract” of any Person shall mean any contract, agreement, lease, license, commitment, note or other commitment, whether oral or written, to which such Person is a party or otherwise bound.

“COVID-19” shall mean the COVID-19 pandemic, including the SARS-CoV-2 virus (and any mutation, evolution or variation thereof) and any other or further epidemics or pandemics relating thereto or arising therefrom.

“COVID-19 Measures” shall mean, as applicable to any Person, any actions taken solely in accordance with quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar order, directive, guideline, recommendation or Law, or any other applicable Laws, directives, guidelines or recommendations by any Governmental Authority.

“Deal Communications” shall have the meaning set forth in Section 12.14(c).

“Deferred Tax Liability” means an amount intended to represent all U.S. federal, state and local income Taxes estimated to become payable by a Group Company or any of its Affiliates, including Taxes payable or incurred by Buyer and its Subsidiaries in taxable periods ending after Closing (determined without regard to any net operating loss, tax credit or other similar Tax attribute of Buyer and its Subsidiaries), arising in connection with any Group Company’s change to an accrual method of accounting for income Tax purposes in connection with the Contemplated Transactions, including under Section 481 of the Code or any similar provisions of applicable Law, which amount shall be estimated (on an undiscounted basis) in accordance with Code Section 481, the Treasury Regulations thereunder and all other applicable Laws and prepared in a form and manner consistent with the “Sample Deferred Tax Liability” set forth on Exhibit D, as updated to reflect amounts as of the Closing, and computed at the assumed combined tax rate set forth on Exhibit D.

“Dispute Notice” shall have the meaning set forth in Section 2.8(c).

“D&O Indemnitees” shall have the meaning set forth in Section 6.7.

“Employee Plan” shall mean each employment, bonus, retirement, pension, profit sharing, equity compensation, equity-based compensation, incentive, deferred compensation, stock purchase, stock option, medical, dental, vision, life, disability, fringe benefit, employee loan, salary continuation, change in control, transaction-related, retention or severance plan, policy, program, agreement, contract, fund or arrangement, including, any “employee benefit plan” as that term is defined in Section 3(3) of ERISA (except for any Multiemployer Plan), and each trust, escrow, or similar agreement related to the foregoing, in each case (a) that is sponsored, maintained, contributed to or required to be maintained or contributed to by a Group Company or any Subsidiary of such Group Company for the benefit of any current or former employee, director, manager, consultant (who is a natural Person) or independent contractor (who is a natural Person) of such Group Company or any Subsidiary of such Group Company or (b) with respect to which a Group Company or any Subsidiary of such Group Company has or could reasonably be expected to have any liability or obligation (including, but not limited to, on account of any of its Subsidiaries or any of its ERISA Affiliates).

“Employee Retention Credit” means any employee retention credit provided for by the Coronavirus Aid, Relief, and Economic Security Act (including as amended by the Consolidated Appropriations Act, 2021 and the American Rescue Plan Act of 2021) and any similar credit under state or local Law.

“Encumbrance” shall mean any charge, claim, mortgage, lien, pledge, right of first refusal, easement, encroachment or other security interest.

“Energy” shall have the meaning set forth in the preamble to this Agreement.

“Energy Adjustment Escrow Amount” shall have the meaning set forth in Section 2.7(a)(ii).

“Energy Closing Purchase Price” shall have the meaning set forth in Section 2.3(b).

“Energy Gross Purchase Price” shall have the meaning set forth in Section 2.3(a)(ii).

“Energy Per Share Amount” shall mean the amount determined by dividing (i) the Energy Closing Purchase Price by (ii) the number of Energy Shares held by all Energy Sellers immediately prior to the Closing.

“Energy Pro Rata Share” shall mean with respect to any Energy Seller, the quotient obtained by dividing the number of Energy Shares owned by such Energy Seller immediately prior to the Closing by the number of Energy Shares owned by all Energy Sellers immediately prior to the Closing.

“Energy Reserve Amount” shall have the meaning set forth in Section 2.6(a)(ii).

“Energy Sellers” shall have the meaning set forth in the preamble to this Agreement.

“Energy Shares” shall have the meaning set forth in the Recitals.

“Enforceable” shall mean, with respect to any Contract stated to be enforceable by or against any Person, that such Contract is a legal, valid and binding obligation of such Person enforceable by or against such Person in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar Laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

“Environmental Laws” shall have the meaning set forth in Section 3.14(a)(ii).

“ERISA” shall mean the federal Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any trade or business whether or not incorporated (a) that together with a Group Company or any Subsidiary of such Group Company would be deemed a “single employer” within the meaning of Section 4001 of ERISA or (b) that is affiliated with a Group Company or any Subsidiary of such Group Company within the meaning of Section 414(b), (c), (m), (o), or (t) of the Code.

“Escrow Accounts” shall have the meaning set forth in Section 2.7(c).

“Escrow Agent” shall mean U.S. Bank National Association.

“Escrow Agreement” shall mean the Escrow Agreement substantially in the form attached hereto as Exhibit C.

“Final Aggregate Purchase Price” shall have the meaning set forth in Section 2.8(g).

“Final Closing Calculations Schedule” shall have the meaning set forth in Section 2.8(e).

“Final Energy Purchase Price” shall have the meaning set forth in Section 2.8(g).

“Final Energy Purchase Price Shortfall” shall have the meaning set forth in Section 2.8(h)(ii).

“Final Maintenance Purchase Price” shall have the meaning set forth in Section 2.8(g).

“Final Maintenance Purchase Price Shortfall” shall have the meaning set forth in Section 2.8(h)(i).

“Folsom Street Lease” shall have the meaning set forth in Section 6.10.

“Folsom Street Property” shall have the meaning set forth in Section 6.10.

“Fraud” shall have the meaning set forth in Section 11.1(a).

“Funded Indebtedness” shall mean Indebtedness of the Group Companies and their Subsidiaries of the type described in clause (a) and, as it relates thereto, clause (g) of the definition of “Indebtedness.”

“GAAP” shall mean generally accepted accounting principles in the United States, as in effect from time to time, consistently applied.

“Government Order” shall mean any order, writ, decision, judgment, injunction, decree, ruling, determination or award entered by any Governmental Authority.

“Governmental Authority” shall mean any federal, state or local government, or political subdivision thereof, or any multinational organization or authority (including any governmental department, agency, commission, instrumentality, official, organization, regulatory body, or other entity and any court, arbitrator, or other tribunal) or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body.

“Governmental Authorization” shall mean any approval, authorization, consent, license, permission, registration, ratification or confirmation issued or granted by any Governmental Authority or pursuant to any Law, or the lapse or termination of any waiting period (including any extension thereof).

“Gross Purchase Price” shall have the meaning set forth in Section 2.3(a).

“Group Companies” shall have the meaning set forth in the Preamble.

“Group Companies Policies” shall have the meaning set forth in Section 3.19.

“Group Company” shall have the meaning set forth in the Preamble.

“Group Company Audited Financial Statements” shall have the meaning set forth in Section 3.6(a)(ii).

“Group Company Disclosure Schedule” shall have the meaning set forth in the preamble to Article III.

“Group Company Fundamental Representations” shall mean the representations and warranties contained in Section 3.1(a) and (b), Section 3.2, Section 3.3(c), Section 3.4(a) and (b) and Section 3.18.

“Group Company Intellectual Property” shall mean the Owned Intellectual Property and the Licensed Intellectual Property.

“Group Company Interim Financial Statements” shall have the meaning set forth in Section 3.6(a)(iii).

“Group Company IT Assets” shall mean any and all IT Assets used or held for use in connection with the operation of the business of any Group Company or its Subsidiaries.

“Group Company Released Persons” shall have the meaning set forth in Section 6.14(a).

“Hazardous Materials” shall have the meaning set forth in Section 3.14(a)(i).

“Historical Group Company Financial Statements” shall have the meaning set forth in Section 3.6(a)(iii).

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” shall mean, as to a particular Group Company:

(a)           all obligations of such Group Company and its Subsidiaries for borrowed money (including in respect of principal and accrued and unpaid interest, breakage costs, penalties, fees and premiums);

(b)           all obligations of such Group Company and its Subsidiaries for the deferred purchase price of property or services (excluding all accounts payable and accruals arising in the ordinary course of business consistent with past practice);

(c)           all obligations of such Group Company and its Subsidiaries evidenced by notes, bonds, debentures, net obligations of such Group Company and its Subsidiaries under hedging arrangements or swap arrangements (only to the extent such amounts would be owed by such Group Company or Subsidiaries if settled at such time and only to the extent such assets are not taken into consideration in the calculation of Closing Cash or Net Working Capital) or similar instruments;

(d)           all obligations of such Group Company and its Subsidiaries in respect of letters of credit if and to the extent drawn;

(e)           all capitalized lease obligations;

(f)            the direct or indirect guaranty by such Group Company or any of its Subsidiaries of any obligation of another Person of the type referred to in clauses (a) through (e);

(g)           any fees, prepayment premiums or termination penalties in respect of the foregoing as a result of the repayment thereof, if and to the extent paid or payable by Buyer at or in connection with the Closing pursuant to this Agreement;

(h)           to the extent not reflected in the Net Working Capital and not otherwise relating to the types of liabilities covered by the reserves included in subsection (n) below, all outstanding payment obligations of such Group Company and its Subsidiaries (net of insurance that the applicable insurer has paid or has agreed in writing to pay) under any settlement agreement or any judgment of a court of competent jurisdiction (including any jury verdict), including any related awards of attorneys’ costs and fees in respect thereof (estimated as agreed by the parties in good faith in accordance with GAAP to the extent the final amount of such costs and fees has not been determined at the applicable time) (provided, that (i) from and after the Closing, Buyer and the Group Companies, in reasonable consultation with the Sellers’ Representative, shall use commercially reasonable efforts to seek available coverage under the Group Companies’ third-party insurance policies with respect to such amounts, which such efforts shall not include litigation, mediation or arbitration, and (ii) if, after the Closing, the Group Companies receive payment under any such insurance policy for any amount included as Closing Indebtedness pursuant to this clause (h) (as finally determined pursuant to Section 2.8) and not otherwise netted as provided above, Buyer shall promptly pay to the Sellers’ Representative, for distribution to the Sellers in accordance with their Pro Rata Shares, such amount);

(i)            any Taxes the payment or deposit of which are being deferred pursuant to the Coronavirus Aid, Relief, and Economic Security Act or IRS Notice 2020-65;

(j)            all unpaid Taxes (other than sales Taxes) of such Group Company and its Subsidiaries for any Pre-Closing Tax Period and the portion of any Straddle Period ending on the Closing Date, including the Deferred Tax Liability, and including any transfer or other Taxes payable as a result of the transfer of the Folsom Street Property and other Pre-Closing Transfers;

(k)           all deferred compensation amounts (which such obligations arise from arrangements existing prior to or as of the Closing) that are or may become payable or due to any current or former employee, director, manager, consultant (who is a natural Person) or independent contractor (who is a natural Person) of such Group Company or any Subsidiary of such Group Company on or following the Closing pursuant to any plans (including the Able Engineering Services 2009 Incentive Award Plan, the Able Engineering Services 2016 Incentive Award Plan and the Able Services 2021 Incentive Award Plan), arrangements (including the “retirement” benefits payable to the individuals set forth on Schedule A (Indebtedness)(k)(1) or obligations that are in effect on or prior to the Closing, including interest and the employer portion of any employment, payroll, social security, unemployment or other similar Taxes payable in connection with the amounts described in this clause); for the avoidance of doubt, such deferred compensation amounts shall not include (i) any incentive compensation amounts that have not vested or been finally earned as of the Closing or (ii) any payments under the arrangements set forth on Schedule A (Transaction Expenses)(ii)(1)(A)-(C), which are addressed in the definition of Transaction Expenses;

(l)            to the extent not already included in clause (k), all bonus or other incentive compensation amounts that have been or should have been accrued in the manner described on Schedule A (Indebtedness)(l) or paid as of or prior to the Closing with respect to, or have been earned as of the Closing but are unpaid or are payable to, any current or former employee, director, manager, consultant (who is a natural Person) or independent contractor (who is a natural Person) of such Group Company or any Subsidiary of such Group Company (including all bonus amounts or other incentive compensation amounts in respect of services performed by such individuals for the period of time beginning on January 1st of the year in which the Closing occurs and ending on the Closing Date) (and the employer portion of any employment, payroll, social security, unemployment or other similar Taxes payable in connection with the amounts described in this clause (l));

(m)          all liabilities of such Group Company or any Subsidiary of such Group Company with respect to any Multiemployer Plan relating to any action or inaction of such Group Company or any Subsidiary of such Group Company on or prior to the date hereof and actually due and owing prior to the date hereof (including any withdrawal liability under Section 4201 of ERISA triggered by a complete or partial withdrawal occurring prior to the date hereof or any failure to make required contributions in the ordinary course) with respect to which prior to the date hereof the Group Company has irrevocably settled or agreed to pay or has received a final written non-appealable decision establishing such liability and the amount thereof;

(n)           any long-term loss reserves for workers’ compensation and general liability established by the Group Companies and their Subsidiaries (calculated as of the Closing Date in a manner consistent with the accounting principles and procedures applied in determining such loss reserves pursuant to the Historical Group Company Financial Statements); and

(o)           all obligations of such Group Company and its Subsidiaries with respect to credits issued to customers that are aged more than 365 days.

“Indebtedness” as to a particular Group Company shall not include any obligations under any operating leases (as determined in accordance with GAAP as applied by the applicable Group Company as of the date of this Agreement) or undrawn letters of credit, any inter-company liabilities between such Group Company and the other Group Company or any Subsidiary of either Group Company or between any Subsidiaries of either Group Company, or any amounts included as Transaction Expenses or otherwise included in the calculation of Closing Cash or Net Working Capital.

“Indemnified Matters” shall have the meaning set forth in Section 11.2(b).

“Intellectual Property” shall mean all intellectual property and proprietary rights existing anywhere in the world, including (a) trademarks, service marks, corporate names, trade names, internet domain names, social media accounts and identifiers and other identifiers of source, origin or goodwill, together with the goodwill associated with or symbolized by any of the foregoing (“Trademarks”), (b) patents, patent applications, invention disclosures, industrial designs, mask works and statutory invention registrations, (c) published and unpublished works of authorship, whether copyrightable or not (including Software), copyrights therein and thereto, (d) confidential and proprietary information, including know how, trade secrets and invention, (e) rights of privacy and publicity, and (f) all registrations and applications for, renewals and extensions of, and any and all rights associated with, any of the foregoing.

“IRS” shall mean the Internal Revenue Service.

“IT Assets” shall mean computers, servers, hardware, firmware, middleware, Software, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation.

“Knowledge” shall mean (i) with respect to each Seller, the actual knowledge of such Seller (after reasonable inquiry) and (ii) with respect to each of the Group Companies, the actual knowledge (after inquiry of direct reports that is deemed reasonable by such Person) of PBo, PS, JW and CP and, in the case of Energy only, PBe.

“Labor and Employment Disputes” shall mean any Action brought by a current or former employee or independent contractor who provided services to a Group Company or any of its Subsidiaries, or applicant for employment of a Group Company or any of its Subsidiaries against a Group Company or any of its Subsidiaries and any strikes, slowdowns or other work stoppages involving employees of a Group Company or any of its Subsidiaries.

“Latest Balance Sheet Date” shall have the meaning set forth in Section 3.5.

“Laws” shall mean all federal, state, local, municipal, or foreign statutes, rules, regulations, ordinances, acts, codes, legislation, treaties, conventions and similar laws and legal requirements and Government Orders as in effect from time to time.

“Leased Real Property” shall have the meaning set forth in Section 3.9(b).

“Licensed Intellectual Property” shall mean all Intellectual Property that any Group Company or any of their Subsidiaries is licensed or otherwise permitted to use by any other Person.

“Losses” shall mean any liabilities, losses, damages, and expenses, including interest, penalties and reasonable attorneys’ fees and expenses actually suffered or incurred, net of insurance and any Tax benefits, but shall exclude any punitive or exemplary damages (except to the extent payable to a third party).

“Maintenance” shall have the meaning set forth in the preamble to this Agreement.

“Maintenance Adjustment Escrow Amount” shall have the meaning set forth in Section 2.7(a)(i).

“Maintenance Closing Purchase Price” shall have the meaning set forth in Section 2.3(b).

“Maintenance Gross Purchase Price” shall have the meaning set forth in Section 2.3(a)(i).

“Maintenance Per Share Amount” shall mean the quotient obtained by dividing (i) the Maintenance Closing Purchase Price by (ii) the number of Maintenance Shares held by all Maintenance Sellers immediately prior to the Closing.

“Maintenance Pro Rata Share” shall mean with respect to any Maintenance Seller, the quotient obtained by dividing the number of Maintenance Shares owned by such Maintenance Seller immediately prior to the Closing by the number of Maintenance Shares owned by all Maintenance Sellers immediately prior to the Closing.

“Maintenance Reserve Amount” shall have the meaning set forth in Section 2.6(a)(i).

“Maintenance Sellers” shall have the meaning set forth in the preamble to this Agreement.

“Maintenance Shares” shall have the meaning set forth in the recitals.

“Material Adverse Effect” shall mean any event, change, condition, circumstance, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business or condition (financial or otherwise) or results of operations of all of the Group Companies and all of their respective Subsidiaries, taken together as a whole or (ii) the ability of the Group Companies, the Sellers to consummate the Contemplated Transactions prior to the Outside Date; provided, that, solely with respect to the foregoing clause (i), “Material Adverse Effect” shall not include, nor shall there be taken into account in determining whether any “Material Adverse Effect” has occurred, any event, condition, circumstance, change, occurrence or effect to the extent arising out of or resulting from any of the following: (a) general political, economic or business conditions globally or in the United States or any country in which any of the Group Companies or any of their Subsidiaries does business or any changes therein, (b) general financial, debt, credit or capital market conditions, including interest rates or exchange rates, or any changes therein, (c) general legal, tax or regulatory conditions in the United States or any other countries in which any of the Group Companies or any of their Subsidiaries does business, or any changes therein, (d) changes in GAAP or authoritative interpretations thereof, and changes in applicable Laws and related rules or regulations, (e) acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or other international or national calamity or any material worsening of such conditions threatened or existing as of the date of this Agreement, (f) any change or effect generally affecting the industries or business segments in which any of the Group Companies or any of their Subsidiaries operates, (g) any hurricane, earthquake, flood, or other weather or environmental conditions or natural disasters, acts of God, health emergencies, including epidemics and pandemics (including COVID-19), or other calamities, including the escalation of any of the foregoing, and any governmental or industry or other responses thereto, including any COVID-19 Measures, (h) the execution, announcement or pendency of this Agreement or the Contemplated Transactions or the public or other disclosure of any of the foregoing, or the impact of any of the foregoing on relationships, contractual or otherwise, with customers, lenders, employees, unions or other Persons with business relationships with the Group Companies or any of their Subsidiaries, (i) any failure by any Group Company to meet any internal or published projections, forecasts or revenue or earnings projections (provided, however, that events, changes, conditions, circumstances, occurrences, or effects giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (j) any action or omission by any Seller or any Group Company at the express written request or direction of Buyer, (k) any action or omission by any Seller or any Group Company, or which any Seller or any Group Company causes to be taken (or omitted to be taken) by any of their respective Subsidiaries, in each case which is required by the express terms of this Agreement, or (l) any actions taken by Buyer or its Affiliates or representatives; provided, that, in the foregoing clauses (a) – (f), any such event, change, condition, circumstance, occurrence, development or effect shall be taken into account in determining whether a Material Adverse Effect has or would reasonably be expected to occur to the extent impacting the Group Companies and their Subsidiaries, taken as a whole, in a disproportionate manner relative to the other similarly situated participants in the industry in which they operate.

“Material Contract” has the meaning set forth in Section 3.15(c).

“MoFo” shall have the meaning set forth in Section 12.14(a).

“Multiemployer Plans Indemnified Matter” shall have the meaning set forth in Section 11.2(a).

“Multiemployer Pension Plan” shall mean any Multiemployer Plan that is a “defined benefit plan” as defined in Section 3(35) of ERISA or that is subject to Title IV of ERISA.

“Multiemployer Plan” means any “multiemployer plan” (as defined in Section 3(37) of ERISA or Section 414(f) of the Code) to which a Group Company or any Subsidiary or ERISA Affiliate of such Group Company contributes or has an obligation to contribute or otherwise has or could reasonably be expected to have any liability or obligation.

“Net Working Capital” of the Group Companies shall mean the Closing Date Current Assets minus the Closing Date Current Liabilities of the Group Companies (and any reference to “Net Working Capital” of (a) Maintenance, means 45% of such amount and (b) Energy, means 55% of such amount).

“Net Working Capital Deficit” of a Group Company shall mean, in the case of Maintenance, 45%, and, in the case of Energy, 55%, of the amount, if any, by which the aggregate Net Working Capital of the Group Companies (taken together) is less than the Target Working Capital.

“Net Working Capital Surplus” of a Group Company shall mean in the case of Maintenance, 45%, and, in the case of Energy, 55%, of the amount, if any, by which the aggregate Net Working Capital of the Group Companies (taken together) is greater than the Target Working Capital.

“Organizational Documents” shall mean, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation or organization of, and any joint venture, limited liability company, operating or partnership agreement of, and other similar documents adopted, approved, agreed or filed in connection with the creation, formation, organization, governance or Capital Interests of, such Person and (b) all bylaws, voting agreements and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Outside Date” shall have the meaning set forth in Section 10.1(c).

“Owned Intellectual Property” shall mean all Intellectual Property owned or purported to be owned by any Group Company or any of their Subsidiaries.

“Permits” shall have the meaning set forth in Section 3.11(a).

“Permitted Encumbrance” shall mean

(a)           statutory liens for Taxes, special assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established therefor,

(b)           mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar liens arising or incurred in the ordinary course of business consistent with past practice that are not material to the Group Companies and their Subsidiaries, taken as a whole,

(c)           restrictions on the transfer of Capital Interests arising under or required to comply with federal and state securities laws;

(d)           all easements, covenants, conditions, restrictions, rights of way and all other matters of record that would not, individually or in the aggregate, reasonably be expected to materially detract from the current value of, or materially interfere with any current or continued use of, the Leased Real Property or any assets of the Group Companies and their Subsidiaries;

(e)           non-exclusive licenses, leases and subleases of assets and property in the ordinary course of business consistent with past practice;

(f)            liens arising in connection with worker’s compensation, unemployment insurance, old age pensions and other types of social security benefits, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government Contracts, performance and return of money bonds and similar obligations, for which adequate reserves have been established;

(g)           liens arising by operation of law on insurance policies and proceeds thereof to secure premiums thereunder that are not material to the Group Companies and their Subsidiaries, taken as a whole;

(h)           zoning, building, or similar restrictions relating to or affecting property which are not violated by the current use of the Leased Real Property; and

(i)            Encumbrances arising under conditional sales Contracts (covering personalty and equipment) and equipment leases entered into in the ordinary course of business consistent with past practice that are not material to the Group Companies and their Subsidiaries, taken as a whole.

“Person” shall mean any individual or corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, Governmental Authority or other entity of any kind.

“Pre-Closing Pass-Through Tax Contest” shall have the meaning set forth in Section 7.5(a).

“Pre-Closing Pass-Through Tax Return” shall have the meaning set forth in Section 7.1.

“Pre-Closing Period” shall have the meaning set forth in Section 6.1(a).

“Pre-Closing Tax Period” shall mean any taxable period ending on or before the Closing Date.

“Pre-Closing Transfers” shall have the meaning set forth in Section 6.10.

“Pro Rata Share” shall mean the Maintenance Pro Rata Share or Energy Pro Rata Share, as the case may be.

“Prorated Portion” shall have the meaning set forth on Schedule A (Indebtedness)(l).

“Real Property Leases” shall have the meaning set forth in Section 3.9(b).

“Registered” shall mean issued by, registered with, renewed by or the subject of a pending application before any Governmental Authority or internet domain name registrar.

“Related Party Transactions” shall have the meaning set forth in Section 3.21.

“Release” shall have the meaning set forth in Section 3.14(a)(iii).

“Representation” shall have the meaning set forth in Section 12.14(a).

“Representative” means, with respect to any Person, any director, officer, employee, equity holder, agent, manager, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Reserve Account” shall have the meaning set forth in Section 12.5(e).

“Reserve Amount” shall have the meaning set forth in Section 2.6(a)(ii).

“Restricted Executive” shall have the meaning set forth in Section 6.8(h).

“Restricted Period” means, with respect to the applicable Restricted Person, the period of time from and after the Closing identified on Schedule 6.13.

“Restricted Person” shall have the meaning set forth in Section 6.13.

“Restrictive Covenants” shall have the meaning set forth in Section 6.13(c).

“Retention Bonus Cap” shall mean $750,000.

“R&W Insurance Policy” shall have the meaning set forth in Section 11.7.

“Section 1542” shall have the meaning set forth in Section 6.14(b).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Seller Fundamental Representations” shall mean the representations and warranties contained in Section 4.2 and Section 4.4.

“Seller Released Claims” shall have the meaning set forth in Section 6.14(a).

“Seller Releasing Persons” shall have the meaning set forth in Section 6.14(a).

“Sellers” shall have the meaning set forth in the preamble to this Agreement.

“Sellers’ Representative” shall have the meaning set forth in the Preamble.

“Shares” shall have the meaning set forth in the recitals to this Agreement.

“Software” shall mean all computer software, databases and code, in any form, including source code and object code, all versions, updates, corrections, enhancements and modifications thereof and all related data, documentation, developer notes, comments and annotations, in any form.

“Solvent” means, when used with respect to any Person, that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person and its Subsidiaries on a consolidated basis will, as of such date, exceed the sum of (i) the value of all “liabilities of such Person and its Subsidiaries on a consolidated basis, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors and (ii) the amount that will be required to pay the probable liabilities of such Person and its Subsidiaries on a consolidated basis, as of such date, on its existing debts (including contingent liabilities) as such debts become absolute and mature, (b) such Person and its Subsidiaries on a consolidated basis will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which they are engaged or proposed to be engaged following such date, and (c) such Person and its Subsidiaries on a consolidated basis will be able to pay their liabilities, as of such date, including contingent liabilities, as they become absolute and mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which they are engaged or proposed to be engaged” and “able to pay its liabilities, as of such date, including contingent liabilities, as they become absolute and mature” means that such Person will be able to generate enough cash from operations, asset dispositions, existing financing or refinancing, or a combination thereof, to meet its obligations as they become due.

“Special Multiemployer Plans Energy Escrow Amount” shall have the meaning set forth in Section 2.7(b)(ii).

“Special Multiemployer Plans Escrow Amount” shall have the meaning set forth in Section 2.7(b)(ii).

“Special Multiemployer Plans Maintenance Escrow Amount” shall have the meaning set forth in Section 2.7(b)(i).

“Special Withdrawal Liability Energy Escrow Amount” shall have the meaning set forth in Section 2.7(b)(ii).

“Special Withdrawal Liability Escrow Amount” shall have the meaning set forth in Section 2.7(b)(ii).

“Special Withdrawal Liability Maintenance Escrow Amount” shall have the meaning set forth in Section 2.7(b)(i).

“Specified Material Contract” shall have the meaning set forth in Section 3.15.

“Specified Persons” shall mean the individuals set forth on Schedule 6.1.

“Stockholder Vote” shall have the meaning set forth in Section 6.8(e).

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” shall mean, with respect to any specified Person, (a) any Person that directly or indirectly is controlled by the specified Person, where “control” means the power, directly or indirectly, to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities, by contract or otherwise, or (b) each Person in which such specified Person directly or indirectly beneficially owns at least fifty percent (50%) of any class of the Capital Interests at such time.

“Target Working Capital” shall mean $73.5 million.

“Tax” or “Taxes” shall mean any and all U.S. federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, customs duties, documentary, windfall profits, environmental, capital, capital stock, franchise, profits, withholding, social security (or similar items, including FICA), unemployment, disability, real property, personal property, escheat, unclaimed property, sales, use, transfer, registration, value added, alternative or add-on minimum, or other tax, duty, fee, levy, or other assessment of any kind, and any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” shall mean any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Top Customers” shall have the meaning set forth in Section 3.20(a).

“Top Supplier” shall have the meaning set forth in Section 3.20(a).

“Transaction Documents” shall mean this Agreement and each agreement attached as an Exhibit and all other agreements and documents required to be executed pursuant to this Agreement.

“Transaction Expenses” shall mean, without duplication, as to a Group Company, the following expenses of such Group Company and its Subsidiaries (but only to the extent unpaid as of the Closing):

(i)            all legal, tax advisory, accounting, financial advisory, investment banking, consulting and other similar outside professional advisory fees and expenses incurred by such Group Company and its Subsidiaries in connection with the negotiation, documentation and effectuation of this Agreement and the other Transaction Documents and the Contemplated Transactions;

(ii)           (A)          all sale, transaction, change in control or severance payments, or any other similar payments ((1) including, for the avoidance of doubt, (x) the “profit share” benefits payable to the individuals set forth on Schedule A (Transaction Expenses)(ii)(A)(1)(x), (y) the bonus payments triggered by the occurrence of the Closing payable to the individuals set forth on Schedule A (Transaction Expenses)(ii)(A)(1)(y), and (z) the severance costs for the individuals set forth on Schedule A (Transaction Expenses)(ii)(A)(1)(z), but (2) excluding severance payments to the individuals set forth on Schedule A (Transaction Expenses)(ii)(A)(2));

(B)           all stay or retention bonuses in excess of the Retention Bonus Cap;

(C)           all other sale, transaction, change in control, severance or any other similar payments (other than stay or retention bonuses, which are addressed in clause (B)) that become payable by such Group Company or any Subsidiary of such Group Company by reason of the Contemplated Transactions; and

(D)           the employer portion of any employment, payroll, social security, unemployment or other similar Taxes payable in connection with the payments described in this clause (ii);

excluding in the case of each of the above clauses (A), (B) and (C), severance or other payments due or that become due after the Closing of the Contemplated Transactions that are conditioned on or subject to any circumstance or event (such as, among other things, continued employment or termination of employment after Closing) other than the Closing of the Contemplated Transactions (except for any such payments, benefits, costs or amounts otherwise included in this definition of Transaction Expenses, which shall, for the avoidance of doubt, constitute Transaction Expenses);

(iii)           the expense of the “tail” insurance policy to be obtained by the Group Companies pursuant to Section 6.7; and

(iv)          50% of the fees payable to the Escrow Agent in connection with the Contemplated Transactions.

“Transaction Expenses” shall exclude in all cases any fees, expenses or other costs incurred at the direction of Buyer or any of its Affiliates or Representatives, including any of the same relating to Buyer’s financing.

“Treasury Regulations” shall mean the temporary and final regulations promulgated under the Code by the U.S. Department of Treasury.

“Transaction Tax Deductions” means, without duplication, any loss or deduction, which is at least “more likely than not” deductible for U.S. federal income Tax purposes, resulting from or attributable to the payment of (a) the Transaction Expenses and (b) Indebtedness in connection with the transactions contemplated by this Agreement (whether paid prior to, on or after the Closing).

“Union Grievance” shall mean any grievance filed pursuant to the terms of any collective bargaining agreement or other agreement with a union or labor organization representing any employees of a Group Company or its Subsidiaries.

“Withdrawal Liability Indemnified Matter” shall have the meaning set forth in Section 11.2(b).